UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]           Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[X]  Preliminary Proxy Statement

[  ]  Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[  ]  Definitive Proxy Statement

[  ]  Definitive Additional Materials

[  ]  Soliciting Material Under Rule 14a-12

CHINA ADVANCED CONSTRUCTION MATERIALS GROUP, INC.
(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

[  ]  No fee required

[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11(c)(1)

(1)	Title of each class of securities to which transaction applies:

China Advanced Construction Materials Group, Inc. common stock, par value $0.001 (“common stock”)

(2)	Aggregate number of securities to which transaction applies:

8,999,804 shares of common stock issued and outstanding as of October 28, 2011 (consisting of 17,809,387 shares of common stock outstanding as of October 28, 2011 minus 8,809,583 shares held, in the aggregate, by Mr. Xianfu Han and Mr. Weili He (the “Rollover Shares”), which will be contributed to Novel Gain Holdings Limited immediately prior to the consummation of the merger and 616,375 shares of common stock underlying the outstanding warrants of the Company with an exercise price of $2.40 per share.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(c)(1) and the Securities and Exchange Commission Fee Rate Advisory #2 for Fiscal Year 2012 (set forth the amount on which the filing fee is calculated and state how it was determined):

The proposed maximum aggregate value of the transaction for purposes of calculating the filing fee is $24,003,574.35. The maximum aggregate value of the transaction was calculated based upon the sum of (1) 8,999,804 shares of common stock issued and outstanding as of October 28, 2011 (consisting of the 17,809,387 shares of common stock issued and outstanding as of October 28, 2011 minus the Rollover Shares) multiplied by $2.65 per share and 616,375 shares of common stock underlying the outstanding warrants of the Company multiplied by $0.25, the excess of the merger consideration of $2.65 per share over the exercise price of $2.40 per share under such warrant. The filing fee equals the product of 0.0001146 multiplied by the maximum aggregate value of the transaction.

(4)	Proposed maximum aggregate value of transaction: $24,003,574.35

(5)	Total fee paid: $2,750.81

[  ]  Fee paid previously with preliminary materials.

[  ]  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing party:

(4) Date Filed:

PRELIMINARY PROXY MATERIAL SUBJECT TO COMPLETION

[                ], 2011

To the Stockholders of China Advanced Construction Materials Group, Inc.:

You are cordially invited to attend a special meeting of stockholders of China Advanced Construction Materials Group, Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”) to be held at [  ], local time, on [  ], 2012, at [      ].

At the special meeting, you will be asked to consider and vote upon a proposal to adopt an agreement and plan of merger, dated as of October 24, 2011 (the “merger agreement”), by and among Novel Gain Holdings Limited, a British Virgin Islands company (“Parent”), CACMG Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Mr. Xianfu Han (“Mr. Han”), chairman of the board of directors and chief executive officer of the Company, (solely for the purpose of Section 8.3(c) and Section 8.3(e) therein), Mr. Weili He (“Mr. He”), vice chairman of the board of directors and chief operating officer of the Company, (solely for the purpose of Section 8.3(c) and Section 8.3(e) therein) and the Company. Under the terms of the merger agreement, Merger Sub will be merged with and into the Company (the “merger”), with the Company surviving the merger as a wholly owned subsidiary of Parent. Parent and Merger Sub were formed and are beneficially owned by Mr. Han and Mr. He.

If the merger is completed, each share of Company common stock, other than as provided below, will be converted into the right to receive $2.65 in cash, without interest. We refer to this amount as the “per share merger consideration.” The following shares of Company common stock will not be converted into the right to receive the per share merger consideration in connection with the merger: (a) shares owned by Parent or Merger Sub, including shares contributed to Parent by Mr. Han and Mr. He immediately prior to the effective time of the merger (the “Rollover Shares”) and (b) shares owned by stockholders who have exercised, perfected and not withdrawn a demand for, or lost the right to, appraisal rights under Delaware General Corporation Law.

At the effective time of the merger, each share of Company common stock that, immediately prior to the effective time of the merger, is subject to restrictions shall become fully vested, and each such share of Company common stock shall be treated as a share of Company common stock for all purposes of the merger agreement.

The merger agreement provides that, each option to purchase Company common stock pursuant to the Company’s 2009 Equity Incentive Plan that is outstanding and unexercised immediately prior to the effective time of the merger, whether or not then vested, shall be cancelled and converted into the right to receive as soon as practicable after the effective time of the merger, a cash amount equal to (a) the total number of shares of Company common stock subject to such option immediately prior to the effective time multiplied by (b) the excess, if any, of (i) the per share merger consideration over (ii) the exercise price payable per share of Company common stock issuable under such option; provided, that if the exercise price per share of Company common stock issuable under the option is equal to or greater than the per share merger consideration, such option shall be cancelled without any cash payment being made in respect thereof. Unless otherwise determined by Parent, the Company’s 2009 Equity Incentive Plan shall terminate as of the effective time of the merger. See “The Merger Agreement—Treatment of Restricted Stock” beginning on page [  ] and “The Merger Agreement—Treatment of Company Options and Company Warrants” beginning on page [  ] for additional information.

At the effective time of the merger, each warrant to purchase Company common stock that is outstanding and unexercised shall be cancelled and converted into the right to receive, as soon as practicable after the effective time of the merger, a cash amount equal to (a) the total number of shares of Company common stock subject to such warrant immediately prior to the effective time of the merger multiplied by (b) the excess of the per share merger consideration over the exercise price per share of Company common stock under such warrant. See “The Merger Agreement—Treatment of Restricted Stock” beginning on page [  ] and “The Merger Agreement—Treatment of Company Options and Company Warrants” beginning on page [  ] for additional information.

A special committee of our board of directors, consisting entirely of independent directors, reviewed and considered the terms and conditions of the merger agreement and the transactions contemplated by the merger agreement, including the merger. The special committee unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of the Company and its stockholders, and recommended that our board of directors approve and declare the advisability of the merger agreement and the transactions contemplated by the merger agreement, including the merger, and recommend that our stockholders adopt the merger agreement. Our board of directors, after careful consideration and acting on the unanimous recommendation of the special committee, deemed it advisable and in the best interests of the Company and our stockholders that the Company enter into the merger agreement, determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of the Company and its stockholders and recommended that our stockholders adopt the merger agreement at the special meeting. Our board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement.

The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of both (a) a majority of the outstanding shares of Company common stock and (b) a majority of the outstanding shares of Company common stock other than the Rollover Shares, each as of the close of business, New York time, on the record date for the special meeting. More information about the merger is contained in the accompanying proxy statement and a copy of the merger agreement is attached thereto as Annex A.

In considering the recommendation of the special committee and the board of directors, you should be aware that some of the Company’s directors and officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. Mr. Han, our chairman of the board of directors and chief executive officer, and Mr. He, our vice chairman of the board of directors and chief operating officer, beneficially own approximately 49.47% of the total number of outstanding shares of Company common stock. Mr. Han and Mr. He are parties to the rollover agreement described in the accompanying proxy statement and have agreed with Parent to contribute to Parent the shares of Company common stock owned by them in exchange for shares of Parent immediately prior to the completion of the merger. The accompanying proxy statement includes additional information regarding certain interests of the Company’s directors and officers that may be different from, or in addition to, the interests of our stockholders generally.

We encourage you to read the accompanying proxy statement in its entirety because it explains the merger, the documents related to the merger and other related matters.

Regardless of the number of shares of Company common stock you own, your vote is important. The failure to vote will have the same effect as a vote against the proposal to adopt the merger agreement.

Whether or not you plan to attend the special meeting, please take the time to submit a proxy by following the instructions on your proxy card as soon as possible. If your shares of Company common stock are held in an account at a broker, dealer, commercial bank, trust company or other nominee, you should instruct your broker, dealer, commercial bank, trust company or other nominee how to vote in accordance with the voting instruction form furnished by your broker, dealer, commercial bank, trust company or other nominee.

We appreciate your continued support of the Company.

Sincerely,

Xianfu Han
Chairman of the Board and Chief Executive Officer

The merger has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission. Neither the Securities and Exchange Commission nor any state securities commission has passed upon the merits or fairness of the merger or upon the adequacy or accuracy of the information contained in this document or the accompanying proxy statement. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated [    ], 2011 and is first being mailed to stockholders on or about [    ], 2011.

CHINA ADVANCED CONSTRUCTION MATERIALS GROUP, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [  ], 2012

NOTICE IS HEREBY GIVEN that the special meeting of stockholders of China Advanced Construction Materials Group, Inc. (the “Company,” “we,” “us” or “our”) will be held at [  ], local time, on [  ], 2012, at [    ], for the following purposes:

1.

To adopt the agreement and plan of merger, dated as of October 24, 2011, (the “merger agreement”), by and among Novel Gain Holdings Limited (“Parent”), a British Virgin Islands company, CACMG Acquisition, Inc. (“Merger Sub”), a Delaware corporation and a wholly owned subsidiary of Parent, Xianfu Han (“Mr. Han”), chairman of the board of directors and chief executive officer of the Company, (solely for the purpose of Section 8.3(c) and Section 8.3(e) therein), and Weili He (“Mr. He”), vice chairman of the board of directors and chief operating officer of the Company, (solely for the purpose of Section 8.3(c) and Section 8.3(e) therein), providing for the merger of Merger Sub with and into the Company (the “merger”), with the Company surviving the merger as a wholly owned subsidiary of Parent. Parent and Merger Sub were formed and are beneficially owned by Mr. Han and Mr. He; and

2.

To approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

For more information about the merger and the other transactions contemplated by the merger agreement, please review the accompanying proxy statement and the merger agreement attached thereto as Annex A.

A special committee of our board of directors, consisting entirely of independent directors, reviewed and considered the terms and conditions of the merger agreement and the transactions contemplated by the merger agreement, including the merger. The special committee unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of the Company and its stockholders, and recommended that our board of directors approve and declare the advisability of the merger agreement and the transactions contemplated by the merger agreement, including the merger, and recommend that our stockholders adopt the merger agreement. Our board of directors, after careful consideration and acting on the unanimous recommendation of the special committee, deemed it advisable and in the best interests of the Company and our stockholders that the Company enter into the merger agreement, determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of the Company and its stockholders and recommended that our stockholders adopt the merger agreement at the special meeting. Our board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement.

Mr. Han, our chairman of the board of directors and chief executive officer, and Mr. He, our vice chairman of the board of directors and chief operating officer beneficially own approximately 49.47% of the total number of outstanding shares of Company common stock. Mr. Han and Mr. He are parties to a rollover agreement described in the accompanying proxy statement and have agreed with Parent to contribute to Parent shares of Company common stock owned by them in exchange for shares of Parent, immediately prior to the completion of the merger.

Only stockholders of record at the close of business, New York time, on [  ], 2012 are entitled to notice of and to vote at the special meeting and at any and all adjournments or postponements thereof.

The adoption of the merger agreement requires the affirmative vote of the holders of both (a) a majority of the outstanding shares of Company common stock and (b) a majority of the outstanding shares of Company common stock other than the shares held by Mr. Han or Mr. He, each as of the close of business, New York time, on the record date for the special meeting. The approval of the adjournment or postponement of the special meeting requires the affirmative vote of the holders of at least a majority of the shares of the Company common stock present and entitled to vote at the special meeting as of the record date, whether or not a quorum is present.

Regardless of the number of shares of Company common stock you own, your vote is important. The failure to vote will have the same effect as a vote against the proposal to adopt the merger agreement.

Whether or not you plan to attend the special meeting, please take the time to submit a proxy by following the instructions on your proxy card as soon as possible. If your shares of Company common stock are held in an account at a broker, dealer, commercial bank, trust company or other nominee, you should instruct your broker, dealer, commercial bank, trust company or other nominee how to vote in accordance with the voting instruction form furnished by your broker, dealer, commercial bank, trust company or other nominee.

Company stockholders who do not vote in favor of adoption of the merger agreement will have the right to seek appraisal and receive the fair value of their shares in lieu of receiving the per share merger consideration if the merger closes but only if they perfect their appraisal rights by complying with the required procedures under Delaware law, which are summarized in the accompanying proxy statement.

If you plan to attend the special meeting, please note that you may be asked to present valid photo identification, such as a driver’s license or passport. If you wish to attend the special meeting and your shares of Company common stock are held in an account at a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you will need to bring a copy of your voting instruction card or statement reflecting your share ownership as of the record date.

By Order of the Board of Directors,

Jianling Chen
Corporate Secretary

Beijing, China

[       ], 2011

Important Notice of Internet Availability

This proxy statement for the special meeting to be held on [  ], 2012, is available free of charge at [_________________.]

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, YOU ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE. YOU MAY VOTE YOUR SHARES OF COMPANY COMMON STOCK BY TELEPHONE, OVER THE INTERNET, OR IF YOU RECEIVED A PAPER COPY OF THE PROXY CARD, BY SIGNING AND DATING IT AND RETURNING IT PROMPTLY. VOTING BY PROXY WILL NOT PREVENT YOU FROM ATTENDING THE MEETING AND VOTING IN PERSON IF YOU SO DESIRE.

SUMMARY VOTING INSTRUCTIONS

Ensure that your shares of Company common stock can be voted at the special meeting by submitting your proxy or contacting your broker, dealer, commercial bank, trust company or other nominee.

If your shares of Company common stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee: check the voting instruction card forwarded by your broker, dealer, commercial bank, trust company or other nominee to see which voting options are available or contact your broker, dealer, commercial bank, trust company or other nominee in order to obtain directions as to how to ensure that your shares of Company common stock are voted at the special meeting.

If your shares of Company common stock are registered in your name: submit your proxy as soon as possible by telephone, via the Internet or by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope, so that your shares of Company common stock can be voted at the special meeting.

Instructions regarding telephone and Internet voting are included on the proxy card.

The failure to vote will have the same effect as a vote against the proposal to adopt the merger agreement. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the proposal to adopt the merger agreement and the proposal to adjourn or postpone the special meeting, if necessary and appropriate, to solicit additional proxies.

If you have any questions, require assistance with voting your proxy card, or need additional copies of proxy material, please call [  ] at the phone numbers listed below.

i

Delisting and Deregistration of the Company Common Stock	47
Litigation Relating to the Merger	47
THE SPECIAL MEETING	48
Date, Time and Place	48
Purpose of the Special Meeting	48
Recommendation of Our Board of Directors and Special Committee	48
Record Date; Stockholders Entitled to Vote; Quorum	48
Abstentions and "Broker Non-votes"	48
Vote Required	49
Stock Ownership and Interests of Certain Persons	49
Voting Procedures	49
Other Business	50
Revocation of Proxies	50
Rights of Stockholders Who Object to the Merger	50
Solicitation of Proxies	51
Availability of Documents Incorporated by Reference	51
Questions and Additional Information	51
THE MERGER AGREEMENT	52
Explanatory Note Regarding the Merger Agreement	52
Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws	52
Closing and Effective Time of the Merger	52
Treatment of Common Stock	53
Treatment of Restricted Stock, Company Options and Company Warrants	53
Exchange and Payment Procedures	53
Representations and Warranties	54
Conduct of Business Prior to Closing	58
Parent Forbearance	59
Access to Information	59
Solicitation of Takeover Proposals	59
Indemnification; Directors’ and Officers’ Insurance	61

ii

Financing	62
No Knowledge of Inaccuracies	63
Employee Matters	63
Conditions to the Merger	63
Termination	64
Termination Fees and Reimbursement of Expenses	65
Remedies	66
Amendment; Waiver of Conditions	66
COMMON STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS	66
Changes in Control	68
COMMON STOCK TRANSACTION INFORMATION	68
Purchases by Company	68
Prior Public Offerings	68
APPRAISAL RIGHTS	68
SELECTED FINANCIAL INFORMATION	71
Selected Historical Financial Information	71
Ratio of Earnings to Fixed Charges	72
Net Book Value per Share of Company Common Stock	72
MARKET PRICE AND DIVIDEND INFORMATION	72
Market Information	72
Dividends	73
Securities Authorized for Issuance under Equity Compensation Plans	73
STOCKHOLDER PROPOSALS AND NOMINATIONS	73
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	75
WHERE YOU CAN FIND MORE INFORMATION	75
ANNEX A: MERGER AGREEMENT	A-1
ANNEX B: FINANCIAL ADVISOR OPINION	B-1
ANNEX C: DELAWARE GENERAL CORPORATION LAW SECTION 262	C-1

iii

CHINA ADVANCED CONSTRUCTION MATERIALS GROUP, INC.

SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD [  ], 2012

PROXY STATEMENT

This proxy statement contains information related to a special meeting of stockholders of China Advanced Construction Materials Group, Inc. (the “Company,” “we,” “us” or “our”) which will be held at [  ], local time, on [  ], 2012, at [  ] and any adjournments or postponements thereof. We are furnishing this proxy statement to stockholders of China Advanced Construction Materials Group, Inc. as part of the solicitation of proxies by the Company’s board of directors for use at the special meeting. This proxy statement is dated [  ], 2011 and is first being mailed to stockholders on or about [  ], 2011.

SUMMARY TERM SHEET RELATED TO THE MERGER

This summary term sheet highlights selected information in this proxy statement and may not contain all of the information about the merger that is important to you. We have included page references in parentheses to direct you to more complete descriptions of the topics presented in this summary term sheet. You should carefully read this proxy statement in its entirety, including the annexes and the other documents to which we have referred you, for a more complete understanding of the matters being considered at the special meeting. You may obtain without charge copies of documents incorporated by reference into this proxy statement by following the instructions under “Where You Can Find More Information” beginning on page [  ]. In this proxy statement, the terms “we,” “us,” “our,” and the “Company” refer to China Advanced Construction Materials Group, Inc. and its subsidiaries. We refer to Novel Gain Holdings Limited as “Parent,” CACMG Acquisition, Inc. as “Merger Sub” and Parent, Merger Sub, Mr. Xianfu Han (“Mr. Han”) and Mr. Weili He (“Mr. He”), collectively as the “Buyer Group.” When we refer to the “merger agreement” we mean the agreement and plan of merger, dated as of October 24, 2011, among Parent, Merger Sub, Mr. Han (solely for the purpose of Section 8.3(c) and Section 8.3(e) therein), Mr. He (solely for the purpose of Section 8.3(c) and Section 8.3(e) therein) and the Company, attached hereto as Annex A.

The Parties (page [  ])

China Advanced Construction Materials Group, Inc. is a holding company whose primary business operations are conducted through its wholly-owned subsidiaries Xin Ao Construction Materials, Inc. and Beijing Ao Hang Construction Materials Technology Co., Ltd. and its variable interest entity Beijing Xin Ao Concrete Group. The Company engages in the production of advanced construction materials for large scale infrastructure, commercial and residential developments. The Company is primarily focused on engineering, producing, servicing, delivering and pumping a comprehensive range of advanced ready-mix concrete materials for highly technical, large scale, and environmentally-friendly construction projects.

Parent is a company formed under the laws of the British Virgin Islands. Merger Sub is a corporation formed under the laws of the State of Delaware. Both Parent and Merger Sub were formed for the sole purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Both Parent and Merger Sub were formed and are beneficially owned by Mr. Han and Mr. He.

Mr. Han has served as a director of Parent since October 14, 2011  and president and chairman of the board of directors of Merger Sub since its formation on October 17, 2011. Mr. Han became chairman of the board of directors and chief executive officer of the Company on April 29, 2008. From January 2003 to the present, Mr. Han has served as chairman of the board of directors of the Company’s subsidiary, Beijing Xin Ao Concrete Group. Since November 2002, Mr. Han has been chairman of Beijing Tsinghua University Management School’s Weilun Club. Between January 2001 and March 2007, Mr. Han served as executive vice chairman of the Beijing Concrete Association. Mr. Han is a citizen of the People’s Republic of China.

Mr. He has served as a director of Parent since October 14, 2011 and secretary, treasurer and director of Merger Sub since its formation on October 17, 2011. Mr. He became vice-chairman of the board of directors and chief operating officer of the Company on April 29, 2008. From August 2007 to the present, Mr. He has served as vice chairman of the board of directors of the Company’s subsidiary, Beijing Xin Ao Concrete Group. From January 2003 to August 2007, Mr. He served as chairman of the board of directors of Beijing Xinhang Construction Materials Co., Ltd. Since 2007, Mr. He has served as vice chairman of the Beijing Concrete Association. Mr. He is a citizen of the People’s Republic of China.

Mr. Han and Mr. He beneficially own approximately 49.47% of the total number of outstanding shares of Company common stock, and have agreed with Parent to contribute to Parent the shares of Company common stock owned by them (the “Rollover Shares”) in exchange for shares of Parent immediately prior to the completion of the merger pursuant to a rollover agreement.

Overview of the Transaction (page [  ])

Parent, Merger Sub, Mr. Han, Mr. He and the Company entered into the merger agreement on October 24, 2011. Under the terms of the merger agreement, Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent. The Company, as the surviving corporation, will continue to do business under the name “China Advanced Construction Materials Group, Inc.” following the merger. Both Parent and Merger Sub were formed and are beneficially owned by Mr. Han and Mr. He. The following will occur in connection with the merger:

  Each share of Company common stock issued and outstanding immediately prior to the effective time of the merger (excluding the Rollover Shares and shares owned by stockholders who have exercised, perfected and not withdrawn a demand for, or lost the right to, appraisal rights under the Delaware General Corporation Law (“DGCL”)) will convert into the right to receive $2.65 (the “per share merger consideration”) in cash, without interest. All shares of Company common stock so converted will, at the closing of the merger, be cancelled, and each holder of a certificate (or evidence of shares in book-entry form) representing any shares of Company common stock shall cease to have any rights with respect thereto, except the right to receive the per share merger consideration upon surrender of such certificate (if such shares are certificated).

  Each share of Company common stock that, immediately prior to the effective time of the merger, is subject to restrictions shall become fully vested immediately prior to the effective time of the merger, and each such share of Company common stock shall be treated as a share of Company common stock for all purposes of the merger agreement.

  Each option to purchase Company common stock pursuant to the Company’s 2009 Equity Incentive Plan that is outstanding and unexercised immediately prior to the effective time of the merger, whether or not then vested, will be cancelled and converted into the right to receive as soon as practicable after the effective time of the merger, a cash amount equal to (a) the total number of shares of Company common stock subject to such option immediately prior to the effective time of the merger multiplied by (b) the excess of the per share merger consideration over the exercise price payable per share of Company common stock issuable under such option; provided, that if the exercise price per share of Company common stock issuable under the option is equal to or greater than the per share merger consideration, such option shall be cancelled without any cash payment being made in respect thereof. Unless otherwise determined by Parent, the Company’s 2009 Equity Incentive Plan shall terminate as of the effective time of the merger. See “The Merger Agreement—Treatment of Restricted Stock” beginning on page [  ] and "The Merger Agreement—Treatment of Company Options and Company Warrants” beginning on page [  ] for additional information.

  Each warrant to purchase Company common stock that is outstanding and unexercised shall be cancelled and converted into the right to receive, as soon as practicable after the effective time of the merger, a cash amount equal to (a) the total number of shares of Company common stock subject to such warrant immediately prior to the effective time of the merger multiplied by (b) the excess of the per share merger consideration over the exercise price per share of Company common stock under such warrant. See “The Merger Agreement—Treatment of Restricted Stock” beginning on page [  ] and "The Merger Agreement—Treatment of  Company Options and Company Warrants” beginning on page [  ] for additional information.

Following and as a result of the merger:

  Company stockholders (other than Mr. Han and Mr. He) will no longer have any interest in, and will no longer be stockholders of, the Company, and will not participate in any of the Company’s future earnings or growth;

  shares of Company common stock will no longer be listed on the NASDAQ Global Market, and price quotations with respect to shares of Company common stock in the public market will no longer be available; and

  the registration of shares of Company common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) will be terminated.

The Special Meeting (page [  ])

The special meeting will be held at [  ], local time, on [  ], 2012 at [  ]. At the special meeting, you will be asked to, among other things, adopt the merger agreement. See “Questions and Answers About the Special Meeting and the Merger” for additional information on the special meeting, including how to vote your shares of Company common stock.

Stockholders Entitled to Vote; Vote Required to Adopt the Merger Agreement (page [  ])

You may vote at the special meeting if you owned any shares of Company common stock at the close of business, New York time, on [  ], 2011, the record date for the special meeting. On that date, there were [  ] shares of Company common stock outstanding and entitled to vote at the special meeting. You may cast one vote for each share of Company common stock that you owned on that date. Adoption of the merger agreement requires the affirmative vote of the holders of both (a) a majority of the outstanding shares of Company common stock at the close of business on the record date and (b) a majority of the outstanding shares of Company common stock other than the Rollover Shares, each at the close of business on the record date. See “The Special Meeting” beginning on page [  ] for additional information.

Merger Consideration (page [  ])

If the merger is completed, each share of Company common stock, other than as provided below, will be converted into the right to receive the per share merger consideration. Company common stock owned by Parent or Merger Sub, including the Rollover Shares to be contributed to Parent by Mr. Han and Mr. He immediately prior to the effective time of the merger, will be cancelled without payment of per share merger consideration. Company common stock owned by stockholders who have exercised, perfected and not withdrawn a demand for, or lost the right to, appraisal rights under the DGCL will be cancelled without payment of per share merger consideration and such stockholders will instead be entitled to appraisal rights under the DGCL. See “The Merger Agreement—Treatment of Common Stock” beginning on page for additional information

A paying agent will send written instructions for surrendering your certificates representing shares of Company common stock (if your shares of Company common stock are certificated) and obtaining the per share merger consideration after the consummation of the merger. Please do not return your stock certificates with your proxy card and do not forward your stock certificates to the paying agent prior to receipt of the written instructions. If you hold uncertificated shares of Company common stock (i.e., you hold your shares in book-entry form), you will automatically receive your per share merger consideration as soon as practicable after the effective time of the merger without any further action required on your part. See “The Merger Agreement—Exchange and Payment Procedures” beginning on page [  ] for additional information.

Treatment of Restricted Stock, Company Options and Company Warrants (page [  ])

At the effective time of the merger, each share of Company common stock that, immediately prior to the effective time of the merger, is subject to restrictions shall become fully vested immediately prior to the effective time of the merger, and each such share of Company common stock shall be treated as a share of Company common stock for all purposes of the merger agreement.

The merger agreement provides that, each option to purchase Company common stock pursuant to the Company’s 2009 Equity Incentive Plan that is outstanding and unexercised immediately prior to the effective time of the merger, whether or not then vested, shall be cancelled and converted into the right to receive as soon as practicable after the effective time of the merger, a cash amount equal to (a) the total number of shares of Company common stock subject to such option immediately prior to the effective time of the merger multiplied by (b) the excess, if any, of (i) the per share merger consideration over (ii) the exercise price payable per share of Company common stock issuable under such option; provided, that if the exercise price per share of Company common stock issuable under the option is equal to or greater than the per share merger consideration, such option shall be cancelled without any cash payment being made in respect thereof. Unless otherwise determined by Parent, the Company’s 2009 Equity Incentive Plan shall terminate as of the effective time of the merger.

At the effective time of the merger, each warrant to purchase Company common stock that is outstanding and unexercised shall be cancelled and converted into the right to receive, as soon as practicable after the effective time of the merger, a cash amount equal to (a) the total number of shares of Company common stock subject to such warrant immediately prior to the effective time of the merger multiplied by (b) the excess of the per share merger consideration over the exercise price per share of Company common stock under such warrant. See “The Merger Agreement—Treatment of Restricted Stock” beginning on page [  ] and "The Merger Agreement—Treatment of  Company Options and Company Warrants” beginning on page [  ] for additional information.

Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger (page [  ])

Our board of directors, after careful consideration and acting on the unanimous recommendation of the special committee composed entirely of independent directors, recommends that our stockholders vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement. Our board of directors and the special committee believe that the merger is fair to our stockholders. For a discussion of the material factors considered by our board of directors and the special committee in determining to recommend the adoption of the merger agreement and in determining that the merger is fair to our stockholders, please see “Special Factors Relating to the Merger—Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger” beginning on page [  ] for additional information.

Positions of the Buyer Group Regarding the Fairness of the Merger (page [  ])

Each member of the Buyer Group believes that the merger is fair (both substantively and procedurally) to the Company’s unaffiliated stockholders. Their belief is based upon the factors discussed under the caption, “Special Factors Relating to the Merger—Positions of the Buyer Group Regarding the Fairness of the Merger” beginning on page [  ]. Each member of the Buyer Group is making the statements included in this paragraph solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of each member of the Buyer Group as to the fairness of the merger are not intended to be, and should not be construed as, a recommendation to any stockholder of the Company as to how that stockholder should vote on the proposal to adopt the merger agreement and approve the transactions contemplated by the merger agreement, including the merger.

Opinion of William Blair, Financial Advisor to the Special Committee (page [  ])

The special committee engaged William Blair to act as its independent financial advisor in connection with the merger.  On October 24, 2011, William Blair rendered its oral opinion to the special committee and subsequently confirmed in writing, that, as of that date and based upon and subject to the assumptions and qualifications stated in its opinion, the per share merger consideration was fair, from a financial point of view, to the Company's stockholders (other than Mr. Han and Mr. He).  For details regarding William Blair's opinion and the information relied upon in rendering such opinion, please see “Special Factors Relating to the Merger—Opinion of William Blair, Financial Advisor to the Special Committee” beginning on page [  ] and the full text of William Blair's opinion attached as Annex B to this proxy statement.

Financing (page [  ])

The Buyer Group estimates that the total amount of funds necessary to consummate the merger and other transactions contemplated under the merger agreement, including the payment of customary fees and expenses in connection with the merger, will be approximately $53-56 million, assuming no exercise of appraisal rights by stockholders of the Company. The Buyer Group expects this amount to be provided through a combination of debt financing and the contribution of shares of Company common stock to Parent immediately prior to the merger by Mr. Han and Mr. He. Excluding the contribution of shares of Company common stock to Parent immediately prior to the merger by Mr. Han and Mr. He, the remaining amount of funds needed via debt financing will be approximately $30-33 million.  For additional information, please see “Special Factors Relating to the Merger—Financing” beginning on page [  ].

Interests of the Company’s Directors and Executive Officers in the Merger (page [  ])

When considering the recommendation of our board of directors in favor of the adoption of the merger agreement, you should be aware that the members of our board of directors and certain of our officers have interests in the merger in addition to their interests as our stockholders generally. These interests may be different from, or in addition to, your interests as our stockholders. These interests include acceleration of vesting of their restricted stock, the ownership of equity interests in Parent by Mr. Han and Mr. He, the rollover arrangement, compensation to members of the special committee and the maintenance of indemnification rights and insurance coverage. The members of our board of directors were aware of these additional interests, and considered them, when they approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. For a more detailed description of these interests, please see “Special Factors Relating to the Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page [  ].

Conditions to the Merger (page [  ])

The respective obligations of each of the Company, Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver of certain conditions. For a more detailed description of these conditions, please see “The Merger Agreement—Conditions to the Merger” beginning on page [  ].

Regulatory Matters (page [  ])

The Company does not believe that any material federal, national, provincial, local or state, whether domestic or foreign, regulatory approvals, filings or notices are required in connection with the merger other than the approvals, filings or notices required under the U.S. federal securities laws and the filing of a certificate of merger with the Secretary of State of the State of Delaware with respect to the merger.

Solicitation of Takeover Proposals (page [  ])

Until 11:59 p.m., New York time, on December 23, 2011 the Company is permitted to:

  initiate, solicit and encourage any inquiry or the making of takeover proposals or offers from third parties, including through public disclosure or by providing third parties non-public information pursuant to acceptable confidentiality agreements; provided, that the Company shall promptly make such information available to Parent if not previously made available to Parent; and

  enter into and maintain discussions or negotiations with any person with respect to any takeover proposal, or otherwise cooperate with or assist such inquiries, proposals, discussions or negotiations.

From and after 12:00 a.m., New York time, on December 24, 2011 until the earlier of the effective time of the merger or the termination of the merger agreement, the Company will not directly or indirectly:

  solicit, initiate, knowingly encourage or knowingly induce the making of any takeover proposal from a third party;

  provide any material non-public information concerning the Company to a third party in connection with a takeover proposal; or

  engage in discussions or negotiations with any third party concerning a takeover proposal.

Notwithstanding the foregoing, the Company may continue to engage in the activities permitted during the period prior to 11:59 p.m., New York time, on December 23, 2011 described above with an excluded party. In this proxy statement, we refer to any person who has submitted a takeover proposal after the execution of the merger agreement and prior to 11:59 p.m., New York time, on December 23, 2011 that the board of directors and the special committee determine in good faith (after consultation with its financial and legal advisors) constitutes or would reasonably be expected to result in a superior proposal as an “excluded party”; provided, however, that such person will cease to be an excluded party at such time as the takeover proposal made by such person is withdrawn, is terminated or expires, or the board of directors and the special committee determine in good faith (after consultation with its financial and legal advisors) ceases to constitute or ceases to be reasonably likely to lead to a superior proposal.

Prior to the time the Company’s stockholders adopt the merger agreement, if the Company receives an unsolicited takeover proposal from a third party that the special committee determines in good faith (after consultation with its financial and legal advisors) could result in a superior proposal, the Company may:

  furnish information concerning the Company and its subsidiaries to such party pursuant to an acceptable confidentiality agreement; and

  engage in discussions or negotiations with such party with respect to such takeover proposal.

From and after 12:00 a.m., New York time, on December 24, 2011, the Company shall promptly (in any event within 48 hours) advise Parent, orally and then in writing as promptly as practicable, of (a) any takeover proposal, (b) any initial request for non-public information concerning the Company or its subsidiaries related to a takeover proposal or from any person who would reasonably be expected to make a takeover proposal and (c) any initial request for discussions or negotiations related to a takeover proposal. In connection with such notice, the Company must also provide the material terms and conditions and the identity of the third party making the takeover proposal or request. The Company must also keep Parent reasonably informed in all material respects of the status and details of such takeover proposal or request received after 12:00 a.m., New York time, on December 24, 2011.

After the receipt of an executed loan facility agreement or equivalent lending arrangement documentation between Parent and a reputable financial institution, private equity entity or other investor (which loan facility agreement we refer to as the “Buyer Group’s facility agreement”) on terms reasonably acceptable to the special committee on behalf of the Company to provide financing required for the transactions contemplated in the merger agreement, including the merger, the board of directors of the Company cannot effect a “change of recommendation” (as defined in “The Merger Agreement—Solicitation of Takeover Proposals”) or allow the Company to execute or enter into, any “Company acquisition agreement” (as defined in “The Merger Agreement—Solicitation of Takeover Proposals”) related to any takeover proposal. Notwithstanding the foregoing, at any time prior to the receipt of the requisite stockholder approvals of the merger, (x) if the special committee determines in good faith (after consultation with the Company’s outside legal advisors) that the failure to do so could likely be inconsistent with its fiduciary duties, then the board of directors of the Company, acting upon the recommendation of the special committee, may make a change of recommendation; and (y) if the board of directors of the Company determines in good faith (after consultation with the Company’s outside financial and legal advisors) that a takeover proposal constitutes a superior proposal, then the Company may make a change of recommendation, enter into a Company acquisition agreement with respect to such superior proposal and/or terminate the merger agreement.

After the receipt of an executed Buyer Group’s facility agreement, the Company is not entitled to effect a change of recommendation or terminate the merger agreement unless (a) the Company has provided written notice at least five business days in advance to Parent and Merger Sub advising Parent that the board of directors of the Company intends to make a change of recommendation or enter into a Company acquisition agreement and specifying the reasons for the proposed action and, if a change of recommendation is being made as a result of a superior proposal, the terms and conditions of such takeover proposal (including the identity of the third party making the takeover proposal and any related financing materials) and (b) with respect to a takeover proposal received on or after 12:00 a.m., New York time, on December 24, 2011, in addition to providing a written notice of a superior proposal to Parent, during the five business day period following Parent’s and Merger Sub’s receipt of such written notice, the Company will negotiate with Parent and Merger Sub in good faith (if Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of the merger agreement and the Buyer Group’s facility agreement, so that such superior proposal no longer constitutes a superior proposal, and following the end of the five business day period, the board of directors of the Company and the special committee will have determined in good faith, taking into account any changes to the merger agreement and the Buyer Group’s facility agreement proposed by Parent and Merger Sub, that the takeover proposal giving rise to such written notice continues to be a superior proposal. Any material amendment to the financial terms or any other material amendment of such superior proposal will require a new written notice and the Company will be required to comply again with the procedures in this paragraph.

The Company shall not be restricted from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act or taking or disclosing to its stockholders any position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or from making any other disclosure to its stockholders to comply with applicable law.

As used in this proxy statement, the following terms shall have the following meanings:

The term “takeover proposal” means any proposal or offer made by any third party to purchase or otherwise acquire (a) beneficial ownership (as defined under section 13(d) of the Exchange Act) of 20% or more of any class of equity securities of the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer, exchange offer or similar transaction or (b) any one or more assets or businesses of the Company and its subsidiaries that constitute 20% or more of the revenues or assets of the Company and its subsidiaries, taken as a whole.

The term “superior proposal” means a written takeover proposal on terms which the board of directors of the Company and special committee determine in good faith (after consultation with the Company’s outside legal and financial advisors) to be more favorable to the Company’s stockholders from a financial point of view than the terms of the merger agreement (taking into account such factors as the board of directors of the Company deems appropriate including any changes to the terms of the merger agreement proposed by Parent) and to be reasonably capable of being consummated on the terms proposed.

Termination of the Merger Agreement (page [  ])

The merger agreement may be terminated at any time prior to the consummation of the merger, whether before or after stockholder approval has been obtained:

by mutual written agreement of the Company and Parent;

by either the Company or Parent, if:

  any governmental entity has issued a final order, injunction or decree permanently enjoining or otherwise prohibiting consummation of the merger; provided, that this termination right is not available to a party if the failure of such party to fulfill any of its obligations under the merger agreement is the primary cause or material contributing factor to the denial of such approval, or issuance of such final order, injunction or decree;

  the merger is not completed by June 30, 2012 (the “termination date”), provided, that this termination right is not available to a party if the failure of the merger to have been consummated on or before the termination date was primarily due to the breach or failure of such party to fulfill any of its obligations under the merger agreement; or

  the Company’s stockholders do not adopt the merger agreement at the special meeting or any adjournment or postponement thereof.

by the special committee (on behalf of the Company):

  if Parent or Merger Sub has breached or failed to perform any of its representations, warranties, covenants or agreements under the merger agreement, such that the corresponding condition to closing would not be satisfied and such breach or inaccuracy cannot be cured or if curable, is not cured by Parent or Merger Sub within 30 calendar days after written notice of such breach or if earlier, by the termination date; provided, that this termination right is not available to the Company if a material breach of the merger agreement by the Company is the primary cause or material contributing factor to the failure of such condition to be satisfied;

  if the Company enters into an acquisition agreement relating to a superior proposal without breaching the merger agreement;

  if all of the closing conditions are otherwise satisfied but Parent and Merger Sub fail to close within two business days following the date the closing should have occurred, the Company has notified Parent in writing that it is ready to close and the Company has given Parent written notice of at least one business day of its intention to terminate the merger agreement; or

  for any reason prior to the receipt by the Company of a copy of the executed Buyer Group’s facility agreement.

by Parent:

  if the Company has breached any of its representations, warranties, covenants or agreements under the merger agreement, such that the corresponding condition to closing would not be satisfied and such breach or inaccuracy cannot be cured or if curable, is not cured by the Company within 30 calendar days after written notice of such breach, or if earlier, by the termination date; provided, that this termination right is not available to Parent if (a) a material breach of the merger agreement by Parent or Merger Sub is the primary cause or material contributing factor to the failure of such condition to be satisfied or (b) if either Mr. Han or Mr. He has actual knowledge of such breach by the Company on or prior to October 24, 2011; or

  if the board of directors of the Company has made and not withdrawn a change of recommendation.

Termination Fees and Reimbursement of Expenses (page [  ])

The Company is required to pay Parent a termination fee of $500,000 in the event that the merger agreement is terminated:

  by the special committee on behalf of the Company after the receipt of the executed Buyer Group’s facility agreement by the Company in order to enter into an alternative acquisition agreement in connection with a superior proposal;

  by either the Company or Parent after the termination date or because our stockholders do not adopt the merger agreement at the special meeting or any adjournment or postponement thereof, if (a) a third party has made a takeover proposal during the period after 12:00 a.m., New York time, on December 24, 2011 and before the special meeting, which proposal has been publicly disclosed and not withdrawn, (b) the Company has received a copy of the executed Buyer Group’s facility agreement before the takeover proposal under (a) was made and (c) such takeover proposal shall have been consummated or any definitive agreement with respect to such takeover proposal shall have been entered into within twelve months after such termination under (a); or

  by Parent due to the Company’s breach of any of its representations, warranties, covenants or agreements under the merger agreement or the board of directors of the Company having made and not withdrawn a change of recommendation.

Parent or, at the request of the Company, Mr. Han and Mr. He, on a joint and several basis, are required to pay the Company a reverse termination fee of $1.5 million in the event the merger agreement is terminated:

  by the Company for any reason after December 23, 2011 unless the Company has received a copy of the executed Buyer Group’s facility agreement before such termination;

  by the Company due to Parent’s breach of any of its representations, warranties, covenants or agreements under the merger agreement; or

  if all of the closing conditions are otherwise satisfied but Parent and Merger Sub fail to close within two business days following the date the closing should have occurred, the Company has notified Parent in writing that it is ready to close and the Company has given Parent written notice of at least one business day of its intention to terminate the merger agreement.

Parent or, at the request of the Company, Mr. Han and Mr. He, on a joint and several basis, are required to pay the Company a reverse termination fee of $2.5 million in the event the merger agreement is terminated by the Company for any reason after January 22, 2012, unless the Company has received a copy of the executed Buyer Group’s facility agreement before such termination.

Remedies (page [  ])

Subject to any equitable remedies the Company may be entitled to, our right to receive payment of either a reverse termination fee of $1.5 million or $2.5 million, as the case may be, in connection with the merger from Parent, Mr. Han or Mr. He is our sole and exclusive remedy for any loss or damage suffered as a result of the failure of the merger to be consummated under certain circumstances or for a breach or failure to perform under the merger agreement or otherwise. Upon payment of such reverse termination fee, Parent, Mr. Han, Mr. He and their respective representatives will have no further liability under the merger agreement.

Subject to any equitable remedies Parent or Merger Sub may be entitled to, Parent’s and Merger Sub’s right to receive payment of a termination fee of $500,000 from us, is the sole and exclusive remedy of Parent and Merger Sub against us for any loss or damage suffered as a result of the failure of the merger to be consummated under certain circumstances or for a breach or failure to perform under the merger agreement or otherwise. Upon payment of such amount, the Company, its subsidiaries and their respective representatives will have no further liability under the merger agreement.

The Company, Parent and Merger Sub are entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions thereof, this being in addition to any other remedy to which they are entitled under the merger agreement. The Company is entitled to seek an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s obligation to cause the prospective lender to fund under the Buyer Group’s facility agreement at the effective time of the merger. The parties agree that under no circumstances will the Company be entitled to receive both a grant of specific performance that results in the consummation of the merger and payment of all or any portion of the reverse termination fee.

Appraisal Rights (page [  ])

If the merger is consummated, persons who are stockholders of the Company will have certain rights under Delaware law to dissent and demand appraisal of, and payment in cash of the fair value of, their shares of Company common stock (“Dissenting Shares”). Any shares of Company common stock held by a person who does not vote in favor of adoption of the merger agreement, demands appraisal of such shares of Company common stock and who complies with the applicable provisions of Delaware law will not be converted into the right to receive the per share merger consideration. Such appraisal rights, if the statutory procedures were complied with, will lead to a judicial determination of the fair value (excluding any element of value arising from the accomplishment or expectation of the merger) required to be paid in cash to such dissenting stockholders for their shares of Company common stock. The value so determined could be more or less than, or the same as, per share merger consideration.

You should read “Appraisal Rights” beginning on page [  ] for a more complete discussion of the appraisal rights in relation to the merger as well as Annex D which contains a full text of the applicable Delaware statute.

Litigation Relating to the Merger (page [  ])

The Company and the members of the board of directors are named as defendants in class action lawsuits brought by certain stockholders of the Company. The lawsuits allege, among other things, that the members of the board of directors breached their fiduciary duties owed to the Company’s stockholders in connection with the receipt by the Company of a preliminary, non-binding offer to enter into the merger.  The lawsuits seek, among other things, to enjoin the defendants from completing the merger. See “Special Factors Relating to the Merger—Litigation Relating to the Merger” beginning on page [  ].

One of the conditions to the closing of the merger is that there shall not be in effect any order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the merger or any of the other transactions contemplated by the merger agreement. As such, if the plaintiffs are successful in obtaining an injunction prohibiting the defendants from completing the merger on the agreed-upon terms, then such injunction may prevent the merger from becoming effective, or from becoming effective within the expected time frame. For a more detailed description of such litigation, please see “Special Factors Relating to the Merger—Litigation Relating to the Merger” beginning on page [  ].

Certain Material United States Federal Income Tax Consequences (page [  ])

The receipt of cash in exchange for Company common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder (as defined under “Special Factors Relating to the Merger—Material United States Federal Income Tax Consequences”) of Company common stock will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received in the merger and the U.S. Holder’s adjusted tax basis in the shares of Company common stock. In general, a Non-U.S. Holder (as defined under “Material United States Federal Income Tax Consequences”) of shares of Company common stock will not be subject to U.S. federal income tax in respect of cash received in the merger, unless such Non-U.S. Holder has certain connections to the United States. Holders of Company common stock should consult their tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the merger.

Material PRC Income Tax Consequences (page [  ])

Under the PRC Enterprise Income Tax Law (the “EIT Law”), which took effect on January 1, 2008, enterprises established outside of China whose “de facto management bodies” are located in the PRC are considered “resident enterprises.” The implementation rules for the EIT Law define the “de facto management body” as an establishment that has substantial management and control over the business, personnel, accounts and properties of an enterprise. Although there has not been a definitive determination of the Company’s status by the PRC tax authorities, the Company does not believe that it should be considered a resident enterprise under the EIT Law or that the gain recognized on the receipt of cash for Company common stock should otherwise be subject to PRC tax to holders of such common stock that are not PRC residents. If, however, the PRC tax authorities were to determine that the Company should be considered a resident enterprise or that the receipt of cash for these securities should otherwise be subject to PRC tax, then gain recognized on the receipt of cash for Company common stock pursuant to the merger by holders of such securities who are not PRC residents could be treated as PRC-source income that would be subject to PRC tax at a rate of up to 10%. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including any PRC tax consequences.

Where You Can Find More Information (page [  ])

You can find more information about the Company in the periodic reports and other information we file with the SEC. The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at www.sec.gov. For a more detailed description of the additional information available, please see the section entitled “Where You Can Find More Information” beginning on page [  ].

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

Q:	When and where is the special meeting of our stockholders?

A:	The special meeting of stockholders will be held at [ ], local time, on [ ], 2012, at [ ].

Q:	Why am I receiving this proxy statement?

A:

You are receiving this proxy statement in connection with the solicitation of proxies by the board of directors of the Company in favor of, among other things, the adoption of the merger agreement. On October 24, 2011, we entered into the merger agreement, with Parent, Merger Sub Mr. Han and Mr. He providing for the merger of Merger Sub with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent. After the merger, shares of the Company common stock will not be publicly traded. Parent and Merger Sub are beneficially owned by Mr. Han and Mr. He.

Q:	What matters will be voted on at the special meeting?

A:	You will be asked to consider and vote on the following proposals:

  adoption of the merger agreement; and

  approval of the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Q:	As a stockholder, what will I receive in the merger?

A:

If the merger is completed, you will be entitled to receive $2.65 in cash, without interest thereon, for each share of Company common stock that you own immediately prior to the effective time of the merger as described in the merger agreement.

See “Special Factors Relating to the Merger—Material United States Federal Income Tax Consequences” and “—Material PRC Tax Consequences” beginning on page [  ] and [  ] for a more detailed description of the U.S. federal and PRC tax consequences of the merger. You should consult your own tax advisor for a full understanding of how the merger will affect your U.S. federal, state, local, PRC and/or other non-U.S. taxes.

Q:	When will I receive the merger consideration for my shares of Company common stock?

A:

After the merger is completed, you will receive written instructions, including a letter of transmittal, that explain how to exchange your shares for the $2.65 per share merger consideration. When you properly complete and return the required documentation described in the written instructions, you will promptly receive from the paying agent payment of the merger consideration for your shares.

Q:	How will the Company’s restricted stock be treated in the merger?

A:

At the effective time of the merger, each share of Company common stock that, immediately prior to the effective time of the merger, is subject to restrictions shall become fully vested immediately prior to the effective time of the merger, and each such share of Company common stock shall be treated as a share of Company common stock for all purposes of the merger agreement.

Q:	How will the Company’s options be treated in the merger?

A:

Each option to purchase Company common stock pursuant to the Company’s 2009 Equity Incentive Plan that is outstanding and unexercised immediately prior to the effective time of the merger, whether or not then vested, shall be cancelled and converted into the right to receive as soon as practicable after the effective time of the merger, a cash amount equal to (a) the total number of shares of Company common stock subject to such option immediately prior to the effective time of the merger multiplied by (b) the excess, if any, of (i) the per share merger consideration over (ii) the exercise price payable per share of Company common stock issuable under such option; provided, that if the exercise price per share of Company common stock issuable under the option is equal to or greater than the per share merger consideration, such option shall be cancelled without any cash payment being made in respect thereof. See “The Merger Agreement—Treatment of Restricted Stock”  Company Options and Company Warrants” beginning on page [  ] for additional information.

Q:	How will the Company’s warrants be treated in the merger?

A:

At the effective time of the merger, each warrant to purchase Company common stock that is outstanding and unexercised shall be cancelled and converted into the right to receive, as soon as practicable after the effective time of the merger, a cash amount equal to (a) the total number of shares of Company common stock subject to such warrant immediately prior to the effective time of the merger multiplied by (b) the excess of the per share merger consideration over the exercise price per share of Company common stock under such warrant. See “The Merger Agreement—Treatment of Restricted Stock”, Company Options and Company Warrants” beginning on page [  ] for additional information.

Q:	What vote of our stockholders is required to adopt the merger agreement?

A:

The adoption of the merger agreement requires the holders of both (a) a majority of the outstanding shares of Company common stock and (b) a majority of the outstanding shares of Company common stock other than the Rollover Shares, each as of the close of business, New York time, on the record date for the special meeting to vote “FOR” the proposal to adopt the merger agreement.

At the close of business on [ ], 2011, the record date, [ ] shares of Company common stock were outstanding and entitled to vote at the special meeting.

Q:	Who can attend and vote at the special meeting?

A:

All stockholders of record as of the close of business on [  ], 2011, the record date for the special meeting, are entitled to receive notice of and to attend and vote at the special meeting, or any postponement or adjournment thereof. If you wish to attend the special meeting and your shares of Company common stock are held in an account at a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you will need to bring a copy of your voting instruction card or statement reflecting your share ownership as of the record date. “Street name” holders who wish to vote at the special meeting will need to obtain a proxy from the broker, dealer, commercial bank, trust company or other nominee that holds their shares of Company common stock. Seating will be limited at the special meeting. Admission to the special meeting will be on a first-come, first-serve basis.

Q:	How does our board of directors recommend that I vote?

A:

Our board of directors, after careful consideration and acting on the unanimous recommendation of the special committee composed entirely of independent directors, recommends that our stockholders vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Q:	How will our directors vote on the proposal to adopt the merger agreement?

A:

Our directors have informed us that, as of the date of this proxy statement, they intend to vote all of their shares of Company common stock in favor of the adoption of the merger agreement. As of [  ], 2011, the record date for the special meeting, our directors (including Mr. Han and Mr. He) owned, in the aggregate, [  ] shares of Company common stock, or collectively approximately [  ]% of the outstanding shares of Company common stock.

Q:	Am I entitled to exercise appraisal rights instead of receiving the per share merger consideration for my shares of Company common stock?

A:

Company stockholders who do not vote in favor of adoption of the merger agreement will have the right to seek appraisal and receive the fair value of their shares of Company common stock in lieu of receiving the per share merger consideration if the merger closes but only if they perfect their appraisal rights by complying with the required procedures under Delaware law. See “Appraisal Rights” beginning on page [  ] for additional information. For the full text of Section 262 of the DGCL, please see Annex D hereto.

Q:	How do I cast my vote if I am a holder of record?

A:

If you were a holder of record as of the close of business, New York time, on [  ], 2011, you may vote in person at the special meeting or by submitting a proxy for the special meeting. You can submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage paid envelope. Holders of record may also vote by telephone or the Internet by following the instructions on the proxy card.

If you properly transmit your proxy, but do not indicate how you want to vote, your proxy will be voted “FOR” the adoption of the merger agreement and “FOR” the proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Q:	How do I cast my vote if my shares of Company common stock are held in “street name” by my broker, dealer, commercial bank, trust company or other nominee?

A:

If you hold your shares in “street name,” which means your shares of Company common stock are held of record on [  ], 2011 by a broker, dealer, commercial bank, trust company or other nominee, you must provide the record holder of your shares of Company common stock with instructions on how to vote your shares of Company common stock in accordance with the voting directions provided by your broker, dealer, commercial bank, trust company or other nominee. If you do not provide your broker, dealer, commercial bank, trust company or other nominee with instructions on how to vote your shares, your shares of Company common stock will not be voted, which will have the same effect as voting “AGAINST” the proposal to adopt the merger agreement. Please refer to the voting instruction card used by your broker, dealer, commercial bank, trust company or other nominee to see if you may submit voting instructions using the Internet or telephone.

Q:	What will happen if I abstain from voting or fail to vote on the proposal to adopt the merger agreement?

A:

If you abstain from voting, fail to cast your vote in person or by proxy or fail to give voting instructions to your broker, dealer, commercial bank, trust company or other nominee, it will have the same effect as a vote against the adoption of the merger agreement.

Q:	Can I change my vote after I have delivered my proxy?

A:

Yes. If you are a record holder, you can change your vote at any time before your proxy is voted at the special meeting by properly delivering a later-dated proxy by mail, the Internet or telephone or attending the special meeting in person and voting. You also may revoke your proxy by delivering a notice of revocation to the Company’s corporate secretary prior to the vote at the special meeting. If your shares of Company common stock are held in street name, you must contact your broker, dealer, commercial bank, trust company or other nominee to revoke your proxy.

Q:	What should I do if I receive more than one set of voting materials?

A.

You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your shares of Company common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares of Company common stock. If you are a holder of record and your shares of Company common stock are registered in more than one name, you will receive more than one proxy card. Please submit each proxy and voting instruction card that you receive.

Q:	If I am a holder of certificated shares of Company common stock, should I send in my share certificates now?

A:

No. Promptly after the merger is completed, each holder of record as of the time of the merger will be sent written instructions for exchanging their stock certificates for the per share merger consideration. These instructions will tell you how and where to send in your stock certificates for your cash consideration. You will receive your cash payment after the paying agent receives your share certificates and any other documents requested in the instructions. Please do not send stock certificates with your proxy.

Holders of uncertificated shares of Company common stock (i.e., holders whose shares are held in book-entry form) will automatically receive their cash consideration as soon as practicable after the effective time of the merger without any further action required on the part of such holders.

Q:	What constitutes a quorum for the special meeting?

A:

The presence at the special meeting in person or by proxy of the holders of a majority of shares of the Company’s capital stock issued and outstanding and entitled to vote at the special meeting as of the record date will constitute a quorum for purposes of the special meeting.

Q:	Will any proxy solicitors be used in connection with the special meeting?

A:	Yes. To assist in the solicitation of proxies, the Company has engaged [ ].

Q:	What happens if the merger is not completed?

A:

If the merger agreement is not adopted by our stockholders, or if the merger is not completed for any other reason, our stockholders will not receive any payment for their Company common stock pursuant to the merger agreement. Instead, we will remain as a public company and our common stock will continue to be registered under the Exchange Act and listed and traded on the NASDAQ Global Market. Under specified circumstances, we may be required to pay Parent (i) a termination fee of $500,000, or Parent may be required to pay us a termination fee of $1.5 million or $2.5 million, as the case may be. See “The Merger Agreement—Termination Fees and Reimbursement of Expenses” beginning on page [  ] for additional information.

Q:	When is the merger expected to be completed?

A:

We are working to complete the merger as quickly as possible. We currently expect the transaction to close in the first quarter of 2012; however, we cannot predict the exact timing of the merger. In order to complete the merger, we must obtain stockholder approvals and the other closing conditions under the merger agreement must be satisfied or waived.

Q:	What is householding and how does it affect me?

A:

The Securities and Exchange Commission (“SEC”) permits companies to send a single set of certain disclosure documents to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. This householding process reduces the volume of duplicate information and reduces printing and mailing expenses. We have not instituted householding for stockholders of record; however, certain brokerage firms may have instituted householding for beneficial owners of Company common stock held through brokerage firms. If your family has multiple accounts holding Company common stock, you may have already received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Q:	Who can help answer my questions?

A:

If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact [  ] toll-free at [  ], collect at [  ], by email at [  ] or at [  ].

SPECIAL FACTORS RELATING TO THE MERGER

The following is a description of the material aspects of the merger. While we believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire document, including the merger agreement attached to this proxy statement as Annex A, for a more complete understanding of the merger. The following description is subject to, and is qualified in its entirety by reference to, the merger agreement.

The Parties

The Company

China Advanced Construction Materials Group, Inc. is a holding company whose primary business operations are conducted through its wholly-owned subsidiaries Xin Ao Construction Materials, Inc. and Beijing Ao Hang Construction Materials Technology Co., Ltd., and its variable interest entity Beijing Xin Ao Concrete Group. The Company engages in the production of advanced construction materials for large scale infrastructure, commercial and residential developments. The Company is primarily focused on engineering, producing, servicing, delivering and pumping a comprehensive range of advanced ready-mix concrete materials for highly technical, large scale, and environmentally-friendly construction projects. The Company’s principal executive offices are located at 9 North West Fourth Ring Road, Yingu Mansion Suite 1708, Haidian District, Beijing, People’s Republic of China, 100190. The Company’s telephone number is (+86) 10 82525361.

Parent

Parent was incorporated under the laws of the British Virgin Islands on September 30, 2011 and was formed by Mr. Han and Mr. He solely for the purpose of holding, transacting or otherwise dealing in the securities of the Company or otherwise participating in the transactions contemplated by the merger agreement. The principal place of business of Parent is 9 North West Fourth Ring Road, Yingu Mansion Suite 1708, Haidian District, Beijing, People’s Republic of China 100190 and its phone number is +(86) 10 82525361.

Merger Sub

Merger Sub was incorporated under the laws of the State of Delaware. Merger Sub is a wholly owned subsidiary of Parent and was formed solely for the purpose of effecting the merger. The principal place of business of Merger Sub is 9 North West Fourth Ring Road, Yingu Mansion Suite 1708, Haidian District, Beijing, People’s Republic of China 100190 and its phone number is +(86) 10 82525361.

Xianfu Han

Mr. Han has served as a director of Parent since October 14, 2011 and as president and chairman of the board of directors of Merger Sub since its formation on October 17, 2011. Mr. Han became chairman and chief executive officer of the Company on April 29, 2008. Since January 2003, Mr. Han has served as chairman of the board of directors of Beijing Xin Ao Concrete Group. From January 2001 to March 2007, Mr. Han acted as executive vice chairman of Beijing Concrete Association. Mr. Han has not held any other public company directorships during the past five years. Mr. Han is a citizen of the People’s Republic of China.

Weili He

Mr. He has served as a director of Parent since October 14, 2011 and secretary, treasurer and director of Merger Sub since its formation on October 17, 2011. Mr. He became vice-chairman and chief operating officer of the Company on April 29, 2008. Since August 2007, Mr. He has served as vice chairman of the board of directors of Beijing Xin Ao Concrete Group.  From January 2003 to August 2007, Mr. He served as chairman of the board of directors of Beijing Xinhang Construction Materials Co., Ltd.  Since 2007, Mr. He has served as vice chairman of Beijing Concrete Association. Mr. He has not held any other public company directorships during the past five years. Mr. He is a citizen of the People’s Republic of China.

Overview of the Transaction

The Company, Parent, Merger Sub, Mr. Han and Mr. He entered into the merger agreement on October 24, 2011. Under the terms of the merger agreement, Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent. Parent and Merger Sub are beneficially owned by Mr. Han and Mr. He. The following will occur in connection with the merger:

  Each share of Company common stock issued and outstanding immediately prior to the effective time of the merger (excluding the Rollover Shares and shares owned by stockholders who have exercised, perfected and not withdrawn a demand for, or lost the right to, appraisal rights under the DGCL) will convert into the right to receive $2.65 in cash, without interest. All shares of Company common stock so converted will, at the closing of the merger, be cancelled, and each holder of a certificate (or evidence of shares in book-entry form) representing any shares of Company common stock shall cease to have any rights with respect thereto, except the right to receive the per share merger consideration upon surrender of such certificate (if such shares are certificated).

  Each share of Company common stock that, immediately prior to the effective time of the merger, is subject to restrictions shall become fully vested immediately prior to the effective time of the merger, and each such share of Company common stock shall be treated as a share of Company common stock for all purposes of the merger agreement.

  Each option to purchase Company common stock pursuant to the Company’s 2009 Equity Incentive Plan that is outstanding and unexercised immediately prior to the effective time of the merger, whether or not then vested, will be cancelled and converted into the right to receive as soon as practicable after the effective time of the merger, a cash amount equal to (a) the total number of shares of Company common stock subject to such option immediately prior to the effective time of the merger multiplied by (b) the excess of the per share merger consideration over the exercise price payable per share of Company common stock issuable under such option; provided, that if the exercise price per share of Company common stock issuable under the option is equal to or greater than the per share merger consideration, such option shall be cancelled without any cash payment being made in respect thereof. Unless otherwise determined by Parent, the Company’s 2009 Equity Incentive Plan shall terminate as of the effective time of the merger.

  Each warrant to purchase Company common stock that is outstanding and unexercised shall be cancelled and converted into the right to receive, as soon as practicable after the effective time of the merger, a cash amount equal to (a) the total number of shares of Company common stock subject to such warrant immediately prior to the effective time of the merger multiplied by (b) the excess of the per share merger consideration over the exercise price per share of Company common stock under such warrant.

Following and as a result of the merger:

  Company stockholders (other than Mr. Han and Mr. He) will no longer have any interest in, and will no longer be stockholders of, the Company, and will not participate in any of the Company’s future earnings or growth;

  shares of Company common stock will no longer be listed on the NASDAQ Global Market, and price quotations with respect to shares of Company common stock in the public market will no longer be available; and

  the registration of shares of Company common stock under the Exchange Act will be terminated.

Management and Board of Directors of the Surviving Corporation

The board of directors of the surviving corporation will, from and after the effective time of the merger, consist of the directors of Merger Sub until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal. The officers of the surviving corporation will, from and after the effective time of the merger, be the officers of Merger Sub until their successors have been duly appointed and qualified or until their earlier death, resignation or removal.

Background of the Merger

Our board of directors and management regularly evaluate our business and operations and have periodically reviewed and assessed strategic alternatives for the Company. From time to time from April through July of 2011, various private equity funds and financial advisory firms approached the Company to discuss various strategic alternatives available to it, including a going private transaction. Certain of these discussions regarding the provision of financing in connection with various proposed transactions continued through July 2011. No agreement, arrangement or understanding with respect to any such transactions was ever reached with any of these parties. During these discussions, however, Mr. Han and Mr. He gradually became interested in exploring the possibility of making an offer to acquire the shares of the Company common stock already not owned by them.

On July 22, 2011, Mr. Han and Mr. He met to discuss the possibility of making an offer for the remaining shares of the Company not already owned by them, taking into account the average trading price of the Company common stock. Later on the same day, Mr. Han and Mr. He informally conveyed the concept to the Company. Over the course of the next several days, Mr. Han and Mr. He observed the stock price and trading of the Company common stock and on July 26, 2011, submitted through email a preliminary, non-binding proposal to our directors, proposing that they purchase the outstanding shares of Company’s common stock not currently owned by them for $2.65 per share (“the Proposal”). On July 26, 2011, the Company issued a press release announcing its receipt of the Proposal from Mr. Han and Mr. He.

On July 27, 2011,a special meeting of the board of directors of the Company was called to discuss the Proposal. At the special meeting, Mr. Han and Mr. He submitted their offer to the board of directors in person and then left the meeting. Then, at the invitation of the board of directors of the Company, Pillsbury Winthrop Shaw Pittman LLP (“Pillsbury”), counsel to the Company, advised the directors of the Company of their fiduciary duties to the Company’s stockholders and the measures to be taken to establish a secure communications channel to maintain confidentiality of information relating to the proposed transaction and to confirm the Company’s policy not to respond to market rumors or comment on pending discussions. The board of directors of the Company then resolved to establish a special committee. It was decided that the special committee should comprise of Mr. Tao Jin, Ms. Jing Liu and Ms. Yang (Joanna) Wang, each of whom was considered independent under NASDAQ rules, with Mr. Jin acting as chairman of the special committee. It was also decided that the special committee should be delegated the authority to, among other things, evaluate and respond to the Proposal, negotiate with the Buyer Group on the terms of the Proposal if appropriate, recommend to the board of directors of the Company what action, if any, should be taken by the Company with respect to the Proposal, and consider alternatives to the Proposal, including have the Company remain as an independent, publicly-traded company. The special committee was also authorized to retain independent financial and legal advisors to assist the special committee.

On July 28, 2011, the Company issued a press release announcing the formation of the special committee to consider the Proposal made by the Buyer Group.

On August 3, 2011, the Buyer Group engaged the law firm of Squire, Sanders & Dempsey (US) LLP (“SSD”) to represent it in the going private transaction.

Between July 28, 2011 and August 9, 2011, the special committee interviewed five law firms seeking to act as legal advisor to the special committee.

On August 9, 2011, the special committee retained Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) to serve as its legal advisor with respect to the transactions contemplated in the Proposal based on Skadden’s qualifications, reputation and experience in going-private transactions. On the same day, the Company issued a press release announcing the special committee's selection of Skadden as the legal advisor to assist the special committee.

Between August 10, 2011 and August 29, 2011, the special committee interviewed four investment banks seeking to act as financial advisor to the special committee. After considering the strengths and weaknesses of each candidate, the special committee decided to retain William Blair & Company (“William Blair”) to act as its financial advisor.

On August 29, 2011, the Company issued a press release announcing the special committee's selection of William Blair as its financial advisor to assist the special committee in its work in relation to the Proposal and the transactions contemplated in the Proposal.

On the evening of August 29, 2011, the special committee held a telephonic meeting to discuss the Proposal. At the meeting, Skadden members of advised the special committee of their fiduciary duties.  The special committee and representatives of Skadden and William Blair discussed various considerations regarding the Proposal. The special committee also discussed alternatives to the Proposal, including rejecting the Proposal and having the Company remain as an independent publicly-traded company. William Blair reviewed various aspects of finding alternative acquirers the (“Market Check”), including the scope of the Market Check. Following the discussion, the special committee instructed William Blair to prepare a list of potential investors, including both financial investors and strategic investors, for the purpose of the Market Check.

On August 29, 2011 and August 30, 2011 representatives of William Blair called Mr. Yanwei He, the finance director of the Company, and asked for the Company's financial projection.

On September 1, 2011, at the request of William Blair, the special committee requested that Mr. Yanwei He provide the Company’s financial projection to William Blair.

On September 5, 2011, management of the Company provided to William Blair the Company’s preliminary financial projection.

On September 6, 2011, Mr. Yanwei He met with representatives of William Blair for an overview of the Company’s operating divisions, and business strategy as part of William Blair’s financial due diligence of the Company.

 On September 23, 2011, representatives of William Blair held a telephonic meeting attended by Mr. Han.  William Blair asked management of the Company to provide detailed assumptions of the projection as well as business strategies of the Company.

On September 29, 2011, the special committee held a telephonic meeting which was also attended by representatives of Skadden and William Blair. William Blair reported on the progress of its financial due diligence. The special committee then discussed and made inquiries in connection with the preliminary financial projections and the methods and assumptions in preparing such preliminary financial projections. The special committee determined that William Blair should request that management of the Company to provide further clarification and details with respect to the financial projections. The special committee then discussed and finalized the list of potential investors for the Market Check prepared by William Blair and instructed William Blair to contact potential investors on the finalized list. Skadden provided to the special committee a summary of the directors’ fiduciary duties under Delaware law and emphasized the special committee’s obligation to maximize value reasonably attainable by the Company’s unaffiliated stockholders.

On September 30, 2011, at the request of the special committee, William Blair prepared marketing materials based on publicly available information of the Company and distributed such materials on behalf of the special committee to solicit interest in a potential transaction to 31 potential strategic buyers and 25 potential financial buyers both in and outside China.

On October 1, 2011, Skadden provided a preliminary draft of the merger agreement to the special committee for review and comment in order to make the merger agreement available in the data room to potential interested parties. Representatives of Skadden also reviewed and explained the key terms of the preliminary draft of the merger agreement to the special committee members.

On October 10, 2011, representatives of William Blair and a representative of the special committee visited the Company's headquarters and held a meeting with management of the Company to discuss the historical financial information and the projections provided by the Company. After the meeting, management of the Company provided William Blair with its revised financial projection.

On October 13, 2011, the special committee held a telephonic meeting which was also attended by representatives of Skadden and William Blair. Representatives of William Blair presented to the special committee various considerations and methods for analyzing the fairness of the per share merger consideration proposed by the Buyer Group. The special committee then discussed the preliminary valuation analyses presented by William Blair, as well as the assumptions and methodologies adopted by William Blair in its analyses. After the discussion, the special committee instructed William Blair to conduct further due diligence with management of the Company on the financial projections. In particular, the special committee instructed William Blair to request that management of the Company explain the projected capital expenditure levels, in light of the management revenue projections and to provide additional details regarding the projected capital expenditures. The special committee also instructed William Blair to conduct additional valuation analyses with respect to the projections provided by the Company including a sensitivity analysis regarding the Company's revenue projections. The special committee then discussed alternatives to the Proposal, including maintaining the Company's listing on the NASDAQ Global Market.

On October 14, 2011, at the request of the special committee, Skadden circulated the preliminary draft of the merger agreement to SSD and Pillsbury reflecting the special committee’s preliminary positions with respect to the potential transactions contemplated in the Proposal.

On October 14, 2011, at the request of William Blair, management of the Company provided to William Blair the explanation with respect to the Company’s projected capital expenditure levels in light of the management revenue projections and the breakdown of the Company's capital expenditure projection.

On October 15, 2011, the special committee held a telephonic meeting which was also attended by representatives of William Blair and Skadden. Representatives of William Blair presented to the special committee additional analyses including (a) a financial analysis based on the Company's capital expenditure projection, (b) a sensitivity analysis on the projected revenue and capital expenditures provided by the Company and (c) a comparable analysis with an expanded search of comparable companies listed on the Hong Kong Stock Exchange. The special committee then discussed William Blair’s presentation in depth and William Blair answered questions from the special committee members about its presentation material. After the discussions, the special committee then asked William Blair to prepare an additional sensitivity analysis on EBIT margin and to provide the special committee with additional information regarding a macroeconomic forecast on China's infrastructure spending, as well as forecasts for comparable companies in light of the projected decrease in government spending in high speed railway and other infrastructure projects.

On October 17, 2011, the special committee held a telephonic meeting which was also attended by representatives of William Blair and Skadden. Representatives of William Blair presented to the special committee materials providing additional analyses requested by the special committee , including (a) an EBIT margin sensitivity analysis, (b) an end market analysis and (c) an additional comparable companies analysis to include suppliers to China's high speed train projects. William Blair also presented to the special committee a revised Company capital expenditure projection which William Blair received from the Company. The special committee discussed with William Blair the additional analyses and the revised Company capital expenditure projection and instructed William Blair to request that management of the Company explain the difference between the revised projection and the original projection provided to William Blair on September 6, 2011.

On October 18, 2011, representatives of William Blair and a representative of the special committee held a telephonic meeting with the finance director of the Company to discuss the underlying reasons for the changes in the Company's capital expenditure plan.

Also on October 18, 2011, SSD provided a revised draft of the merger agreement to Skadden, requesting, among other things, a shortening of the no-shop period, a lower reverse termination fee payable by the Buyer Group and the elimination of the right of the Company to terminate the merger agreement at any time if financing had not been obtained by the Buyer Group.

On October 19, 2011, the special committee held a meeting which was also attended by representatives of William Blair and Skadden. Representatives of William Blair briefed the special committee on the discussions they had with the finance director of the Company in connection with the underlying reasons for the changes in the Company's capital expenditure plan. After reviewing various valuation materials presented to the special committee by William Blair, the special committee believed that the per share merger consideration was reasonable and within the price range supported from the discussion materials and that the special committee should continue to engage in serious discussion and negotiations with the Buyer Group in connection with the merger. After further discussing the valuation analyses prepared by William Blair, and the special committee's obligation to obtain the highest value reasonably available, the special committee determined to ask the Buyer Group to increase its offer price from $2.65 per share to $3.00 per share.

Also during the special committee’s meeting on October 19, 2011, representatives of Skadden explained to the special committee the key terms of the revised draft of the merger agreement provided by SSD and the main differences between the positions of the special committee and those of the Buyer Group. Representatives of Skadden answered questions that the special committee members had in connection with these key terms and the main differences and their legal risks and implications. The special committee determined that, to protect the interests of the unaffiliated stockholders, the merger agreement should include (a) a “majority of the unaffiliated shareholders” voting requirement to protect the unaffiliated stockholders, (b) a “go-shop” period to allow the Company to continue to actively solicit offers from third parties after entering into the merger agreement with the Buyer Group, (c) a low termination fee amount payable by the Company if it were to enter into an alternative agreement with third parties, and (d) a meaningful reverse termination fee amount payable by the Buyer Group as a deal protection mechanism.

On the same day, at the request of the special committee, representatives of Skadden informed representatives of SSD that the special committee had proposed that the Buyer Group increase the offer price from $2.65 per share to $3.00 per share.

Throughout the remainder of the day on October 19, 2011, Mr. Han and Mr. He discussed the possibility of making a higher offer. After such discussions, later in the evening of October 19, 2011, Mr. Han and Mr. He decided that the Buyer Group’s offer price should remain at $2.65 per share. On the same day, SSD delivered the Buyer Group’s decision not to increase the offer price to Skadden, who immediately conveyed the same to the special committee members.

On October 20, 2011, the special committee held a meeting, which was also attended by representatives of William Blair and Skadden. The special committee first discussed the valuation of the Company and the feedback from the Buyer Group with respect to the offer price and determined that it should continue the price negotiation with the Buyer Group and again proposed that the Buyer Group increase its offer price to $3.00 per share before entering into negotiations with the Buyer Group on the terms of the merger agreement. The special committee also discussed the fact that the Buyer Group had not secured financing for the merger and decided that the merger agreement should give the Company (a) the right to terminate the merger agreement for any reason at any time before the Buyer Group delivers to the Company an executed loan facility agreement to fund the merger on terms reasonably acceptable to the special committee, (b) the entitlement to a reverse termination fee if the Buyer Group fails to secure financing necessary to consummate the merger within 60 days after signing the merger agreement and (c) an increased amount of the reverse termination fee if the Buyer Group fails to secure financing necessary to consummate the merger within 90 days after signing the merger agreement.

On the same day, at the request of the special committee, Skadden informed SSD about the special committee’s second request that the offer price be increased to $3.00 per share. Later on the same day, SSD informed Skadden that the Buyer Group was unwilling to increase its offer price from $2.65 per share.

On October 21, 2011, the special committee held a meeting, which was also attended by representatives of William Blair and Skadden. The special committee discussed the feedback from the Buyer Group with respect to the offer price. The special committee discussed again the fairness of the offer price in light of the financial analyses conducted by William Blair. In light of the premium reflected by the offer price, and taking into account the financial analyses provided by William Blair as well as the special committee's views on the likely prospects for the Company should it remain as an independent NASDAQ-listed entity, the special committee decided not to insist that the Buyer Group increase its offer price and to initiate negotiations with the Buyer Group on the terms of the merger agreement. Representatives of Skadden then reviewed with the special committee the key terms in the draft of the merger agreement further revised by Skadden based on the comments given by the special committee on October 19, 2011. The special committee discussed and approved these key terms and instructed Skadden to negotiate the terms of the merger agreement with SSD and the Buyer Group. The special committee also indicated that it would be agreeable to the $2.65 per share offer price, if the Buyer Group agreed to the special committee's positions on all the other major outstanding issues in the draft merger agreement.

During the course of October 21, 2011, representatives of Skadden and SSD held numerous rounds of discussions concerning the merger agreement.

On the late evening of October 21, 2011, SSD informed Skadden that if the special committee would agree to the $2.65 per share offer price and a $500,000 termination fee payable by the Company if the merger agreement is terminated under certain circumstances, the Buyer Group would agree to the 60 day go-shop period, the right of the Company to terminate the merger agreement and entitlement to a $1.5 million termination fee if the Buyer Group is unable to obtain financing within 60 days after signing of the merger agreement, and a higher termination fee of $2.5 million if financing arrangements are not in place within 90 days after signing of the merger agreement.

On October 22, 2011, with the consent and at the instruction of the special committee, Skadden provided a further revised draft of the merger agreement reflecting the above agreements.On October 24, 2011, SSD informed Skadden that the Buyer Group agreed to the key terms of the merger agreement contained in the draft circulated by Skadden on October 22, 2011.

On October 23, 2011 representatives of Pillsbury and SSD separately provided their further comments on the merger agreement.

On October 24, 2011, the special committee held a meeting, which was also attended by representatives of William Blair and Skadden, to consider the final terms of the merger agreement and its recommendation of the transaction to the full board of directors. Representatives of William Blair reviewed with the special committee its financial analysis of the proposed transaction and delivered its oral opinion to the special committee to the effect that, as of the date of its opinion, and based on and subject to the assumptions, considerations, qualifications, and limitations set forth in the written opinion, the $2.65 per share merger consideration offered by the Buyer Group was fair, from a financial point of view, to the unaffiliated stockholders. The full text of William Blair’s written fairness opinion, dated October 24, 2011, is attached as Annex B to this proxy statement and incorporated herein by reference. Skadden then reviewed the history of the negotiations between the parties, and revisited the fiduciary duty obligations of the special committee. After considering, among other things, the factors discussed below in the section titled “Special Factors Relating to the Merger—Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger,” and the financial analyses and opinions of William Blair, the special committee determined that the merger is fair to and in the best interests of the Company and its unaffiliated stockholders, and approved resolutions recommending that the Company’s board of directors approve and declare advisable the merger agreement and transactions contemplated in the merger agreement, including the merger. Following the meeting of the special committee, based upon the approval of the special committee, the board of directors of the Company adopted unanimous written resolutions approving the terms of the draft merger agreement and the transactions contemplated thereby, and resolutions recommending that the Company’s stockholders vote to approve the terms of the merger agreement. See “Special Factors Relating to the Merger— Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger” below for a description of the resolutions of our board of directors at this meeting.

The special committee then discussed with representatives of Skadden and William Blair  go-shop process. William Blair confirmed that there had been two investors showing interest in the Company, with one of them only interested in being a co-investor of the Buyer Group. The other investor did not sign a confidentiality agreement after the initial contact with William Blair. The special committee instructed William Blair to follow up with these two investors and clarify their intentions as soon as possible. The special committee then determined to request that the Company to set up a data room as soon as possible so that information about the Company can be provided to potential investors who have signed a confidentiality agreement for review.

Later on October 24, 2011, the parties executed the merger agreement. On the same day, the Company issued a press release announcing the transaction and its entry into a definitive merger agreement.

Purposes and Reasons of Our Board of Directors and Special Committee for the Merger

The special committee and our board of directors believe that, as a privately-held entity, the Company’s management may have greater flexibility to focus on improving the Company’s financial performance without the constraints caused by the public equity market’s valuation of the Company and emphasis on short-term period-to-period performance. As a publicly-traded entity, the Company faces pressure from public stockholders and investment analysts to make decisions that might produce better short-term results, but over the long term lead to a reduction in the per share price of the Company’s publicly traded common stock.

The special committee and our board of directors also believe that it is appropriate for the Company to undertake the merger and terminate the registration of the Company common stock at this time due to the high costs of remaining a public company, including the cost of complying with the Sarbanes-Oxley Act of 2002 (“SOX”), the Dodd Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) and other U.S. federal securities laws. We estimate such costs to be, on an annualized basis, approximately $240,000 for fees and expenses relating to consulting and auditing services associated with SOX and Dodd-Frank compliance, approximately $220,000 for fees and expenses of U.S. securities counsel (excluding fees and expenses relating to the merger) and approximately $120,000 for fees and expenses of the Company’s investor relations firm (excluding fees and expenses relating to the merger). These costs are ongoing, comprise a significant element of our corporate overhead expense, and are difficult to reduce. In addition to the direct out-of-pocket costs associated with SEC reporting and compliance, the Company’s management and accounting staff, which comprises a handful of individuals, need to devote significant time to these matters.

Furthermore, as an SEC-reporting company, the Company is required to disclose a considerable amount of business information to the public, some of which would be considered proprietary and would not be disclosed by a non-reporting company. As a result, our actual or potential competitors, customers, lenders and vendors all have ready access to this information which potentially may help them compete against us or make it more difficult for us to negotiate favorable terms with them, as the case may be.

Based on the foregoing considerations, the special committee and our board of directors has concluded that it is more beneficial to the Company to undertake the merger and become a private company as a result of the merger than to remain a public company.

Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger

At a meeting on October 24, 2011, the special committee unanimously recommended that our board of directors adopt resolutions that:

  determine the merger, on the terms and subject to the consideration set forth in the merger agreement, fair to and in the best interests of the Company and its stockholders;

  approve and declare advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger; and

  recommend the adoption of the merger agreement by the Company’s stockholders.

On October 24, 2011, our board of directors, acting upon the unanimous recommendation of the special committee, which special committee acted with the advice and assistance of its financial and legal advisors, evaluated the merger, including the terms and conditions of the merger agreement, and our board of directors unanimously approved the resolutions recommended by the special committee.

Both the special committee and our board of directors determined that the merger was substantively and procedurally fair to the Company’s unaffiliated stockholders based on the following factors, which are not listed in any order of importance:

  the current and historical market prices of the Company common stock, including the fact that the merger consideration offered to our unaffiliated stockholders represents (i) a 15.2% premium to the closing price of shares of Company common stock on July 25, 2011, the trading day immediately prior to the public announcement of the Company’s receipt of Mr. Han and Mr. He’s “going private” proposal, (ii) a 39.6% premium over the 30-day volume weighted average price as quoted by Bloomberg L.P. on July 25, 2011, (iii) a 8.6% premium over the 90-day volume weighted average price as quoted by Bloomberg L.P. on July 25, 2011;

  the possibility that it could take a considerable period of time before the trading price of the Company common stock would reach and sustain at least the per share merger consideration of $2.65, as adjusted for present value, and the possibility that such value might never be obtained;

  the all-cash merger consideration, which will allow our unaffiliated stockholders to immediately realize liquidity for their investment and provide them with certainty of the merger consideration;

  the limited trading volume of our common stock on the NASDAQ Global Market;

  the belief of the special committee that the terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable;

  the likelihood that the merger would be completed based on, among other things (not in any relative order of importance):

    the likelihood and anticipated timing of completing the merger in light of the scope of the conditions to completion, including the absence of significant required regulatory approvals;

    the fact the merger agreement provides that, in the event of a failure of the merger to be consummated under certain circumstances, Parent will pay the Company a reverse termination fee of $1.5 million or $2.5 million, as applicable, and Mr. Han and Mr. He are primary obligors on a joint and several basis with respect to such payment obligation; and

    the Company’s ability, under certain circumstances pursuant to the merger agreement, to seek specific performance to prevent breaches of the merger agreement and to enforce specifically the terms of the merger agreement;

  our ability, subject to compliance with the terms and conditions of the merger agreement, to terminate the merger agreement prior to the completion of the merger in order to accept an alternative transaction proposed by a third party that is a “superior proposal” (as defined in the merger agreement and further explained under “Merger Agreement—Solicitation of Takeover Proposals” below);

  our ability to terminate the merger agreement for any reason prior to our receipt of an executed copy of Buyer Group’s facility agreement on terms reasonably acceptable to us to provide financing required for the transactions contemplated in the merger agreement, including the merger;

  the financial analysis reviewed by William Blair with the special committee, and the oral opinion to the special committee (which was confirmed in writing by delivery of William Blair’s written opinion dated October 24, 2011), as to the fairness, from a financial point of view, of the $2.65 per share merger consideration to be received by the Company’s stockholders (other than Mr. Han and Mr. He) in the merger, as of October 24, 2011, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by William Blair in preparing its opinion;

  the possible alternatives to a sale to the Buyer Group, including continuing as a stand alone company, which alternatives the special committee determined to be less favorable to the Company's stockholders than the merger given the potential risks, rewards and uncertainties associated with those alternatives, particularly in light of the recent negative public attention and investors’ waning enthusiasm towards China-based companies listed in the US stock exchanges through reverse mergers;

  the availability of appraisal rights to the unaffiliated stockholders who comply with all of the required procedures under the DGCL for exercising dissenters’ and appraisal rights, which allow such stockholders to seek appraisal of the fair value of their shares of Company common stock as determined by the courts of Delaware; and

  the consideration and negotiation of the merger agreement was conducted entirely under the oversight of the members of the special committee, which consists of three independent directors, each of whom is an outside, non-employee director, and that no limitations were placed on the special committee’s authority.

In addition, the special committee and our board of directors believed that sufficient procedural safeguards were and are present to ensure that the merger is procedurally fair to our unaffiliated stockholders and to permit the special committee and our board of directors to represent effectively the interests of such unaffiliated stockholders. These procedural safeguards, which are not listed in any relative order of importance, are discussed below:

  the consummation of the merger is conditioned upon of the adoption of the merger agreement not only by holders of a majority of the outstanding shares of Company common stock, but also by holders of the outstanding shares of Company common stock other than the Rollover Shares;

  in considering the transaction with the Buyer Group, the special committee acted to represent solely the interests of the unaffiliated stockholders, and the special committee had independent control of the arm’s length negotiations with the Buyer Group’s advisors on behalf of such unaffiliated stockholders;

  all of the directors serving on the special committee during the entire process are independent directors and free from any affiliation with any member of the Buyer Group. In addition, none of such directors is or ever was an employee of the Company or any of its subsidiaries or affiliates;

  the fact that, other than their receipt of board and special committee compensation (which are not contingent upon the consummation of the merger or the special committee’s or board’s recommendation of the merger) and their indemnification and liability insurance rights under the merger agreement, members of the special committee do not have interests in the merger different from, or in addition to, those of the Company’s unaffiliated stockholders;

  the fact that the special committee was assisted in negotiations with the Buyer Group and in its evaluation of the merger by William Blair, its financial advisors, and Skadden, its legal advisor;

  the fact that the special committee received from William Blair an opinion dated as of October 24, 2011, based upon and subject to various assumptions, with respect to the fairness of the per share merger consideration to be received by the holders of Company common stock other than the Rollover Shares;

  the fact that the special committee was empowered to consider, attend to and take any and all actions in connection with the written proposal from Mr. Han and Mr. He and the transactions contemplated thereby from the date the special committee was established, and no evaluation, negotiation, or response regarding the transaction or any documentation in connection therewith from that date forward was considered by our board of directors for approval unless the special committee had recommended such action to our board of directors;

  the fact that the terms and conditions of the merger agreement were the product of arm’s length negotiations between the special committee and its advisors, on the one hand, and the Buyer Group and its advisors, on the other hand;

  the fact that the special committee met regularly to consider and review the merger with advice from its advisors;

  the recognition by the special committee and our board of directors that it had no obligation to recommend the approval of the proposal from Mr. Han and Mr. He or any other transaction;

  the recognition by the special committee and our board of directors that, at the request of the special committee, William Blair conducted  Market Check with respect to the Company;

  the recognition by the special committee and our board of directors that, under the terms of the merger agreement, it has a period of 60 days to actively solicit competing proposals for the Company; that it has the ability after such go-shop period to consider any acquisition proposal reasonably likely to lead to a superior proposal until the date our stockholders vote upon and adopt the merger agreement; and that any such acquisition proposals would be an effective method of verifying the valuation of the Company;

  the ability of the Company to terminate the merger agreement for any reason before the Buyer Group delivers a copy of the executed Buyer Group’s facility agreement to the Company without adverse consequence to the Company; and

  the ability of the Company to terminate the merger agreement in order to enter into an agreement relating to a superior proposal.

The special committee and our board of directors also considered a variety of potentially negative factors discussed below concerning the merger agreement and the merger, which are not listed in any relative order of importance:

  the fact that the Company’s stockholders, other than Mr. Han and Mr. He, will have no ongoing equity participation in the Company following the merger, and that the Company’s stockholders will cease to participate in the Company’s future earnings or growth, if any, or to benefit from increases, if any, in the value of Company common stock, and will not participate in any potential future sale of the Company to a third party or any potential recapitalization of the Company which could include a dividend to stockholders;

  the possibility that the Buyer Group could sell some or all of the Company following the merger to one or more purchasers at a valuation higher than that being paid in the merger or the Company could achieve a higher valuation by re-listing in another stock exchange;

  the fact that Mr. Han and Mr. He collectively own approximately 49.47% of the total number of outstanding shares of Company common stock may have discouraged, and may in the future discourage, third parties from submitting alternative acquisition proposals with terms and conditions, including price, that may be superior to the merger;

  the absence of any alternative acquisition proposals with a higher price to our stockholders after the public announcement of the Company’s receipt of Mr. Han and Mr. He’s going-private proposal on July 26, 2011;

  the fact that the per share merger consideration is less than the highest closing price of $7.99 at which the Company common stock has traded in the two years prior to the Company’s announcement on July 26, 2011 that it had received a “going private” proposal;

  the fact that the restrictions on the conduct of the Company’s business prior to the completion of the merger, which may delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company pending completion of the merger;

  the risks and costs to the Company if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on business and customer relationships;

  the fact that the Company will be required to, under certain circumstances, pay Parent a termination fee of $500,000 in connection with the termination of the merger agreement;

  the fact that Parent and Merger Sub are newly formed corporations with essentially no assets other than the rollover commitment of Mr. Han and Mr. He and that the Company’s remedy in the event of breach of the merger agreement by Parent or Merger Sub may be limited to receipt of a reverse termination fee of $1.5 million or $2.5 million from Parent, Mr. Han or Mr. He and under certain circumstances the Company may not be entitled to a reverse termination fee at all;

  the terms of Mr. Han’s and Mr. He’s participation in the merger and the fact that Mr. Han and Mr. He may have interests in the transaction that are different from, or in addition to, those of our unaffiliated stockholders; see “Special Factors Relating to the Merger—Interests of the Company's Directors and Executive Officers in the Merger” for additional information;

  the fact that the Buyer Group has not secured financing necessary to consummate the transactions contemplated by the merger agreement, including the merger;

  the possibility that the merger might not be consummated in a timely manner or not be consummated at all, including the risk that the merger will not occur if Mr. Han and Mr. He fail to secure financing, as Parent does not on its own possess sufficient funds to complete the transaction;

  the taxability of an all cash transaction to our unaffiliated stockholders who are U.S. Holders for U.S. federal income tax purposes (as defined under “Special Factors Relating to the Merger—Material U.S. Federal Income Tax Consequences”); and

  the possibility of the imposition of PRC or other foreign taxes in connection with the merger.

The foregoing discussion of information and factors considered by the special committee and our board of directors is not intended to be exhaustive, but includes a number of the factors considered by the special committee and our board of directors. In view of the wide variety of factors considered by the special committee and our board of directors, neither the special committee nor our board of directors found it practicable to, and neither did quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusion. In addition, individual members of the special committee and our board of directors may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The special committee recommended that our board of directors approve, and our board of directors approved, the merger agreement based upon the totality of the information presented to and considered by it.

Neither the special committee nor our board of directors considered the liquidation value of Company’s assets because it considers the Company to be a viable going concern where value is derived from cash flows generated from its continuing operations. In addition, the special committee and the board of directors believe that the value of the Company’s assets that might be realized in a liquidation would be significantly less than its going concern value. Each of the special committee and the board of directors believes the analyses and additional factors it reviewed provided an indication of our going concern value. Each of the special committee and the board of directors of the Company also considered the historical market prices of the Company common stock as described on page [  ]. Neither the special committee nor our board of directors considered the Company’s net book value, which is defined as total assets minus total liabilities, as a factor. The special committee and board of directors believe that net book value is not a material indicator of the value of the Company as a going concern.

The special committee and our board of directors, in reaching their respective determinations to approve and recommend to the Company’s unaffiliated stockholders the merger agreement and the transactions contemplated thereby, also considered the risk of losing the opportunity to enter into a transaction with the Buyer Group at the per share merger consideration that was considered fair, from a financial point of view, to unaffiliated security holders.

In reaching its determination that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests to the Company and our unaffiliated stockholders and its decision to approve the merger agreement and recommend the adoption of the merger agreement by our stockholders, our board of directors considered the analysis and recommendation of the special committee and the factors examined by the special committee as described above under the captions “Special Factors Relating to the Merger—Purposes and Reasons of Our Board of Directors and Special Committee for the Merger” and “Special Factors Relating to the Merger—Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger,” and adopted such recommendations and analysis. For the foregoing reasons, our board of directors believes that the merger agreement and the transactions contemplated thereby are fair to the Company’s stockholders.

Our board of directors recommends that you vote “FOR” adoption of the merger agreement.

Opinion of William Blair, Financial Advisor to the Special Committee

William Blair was retained to act as financial advisor to the special committee in connection with the merger. As part of its engagement, the special committee requested William Blair to render an opinion to the special committee as to whether the per share merger consideration was fair to the Company’s stockholders (other than Mr. Han and Mr. He) from a financial point of view. On October 24, 2011, William Blair rendered its oral opinion to the special committee and subsequently confirmed in writing, that, as of that date and based upon and subject to the assumptions and qualifications stated in its opinion, the per share merger consideration was fair, from a financial point of view, to the Company’s stockholders (other than Mr. Han and Mr. He).

William Blair provided the opinion described above for the information and assistance of the special committee in connection with its consideration of the merger. The terms of the merger agreement and the amount and form of the consideration to be paid pursuant to the merger agreement, however, were determined through negotiations between the special committee and the Buyer Group and were recommended by the special committee for approval by the board of directors and approved by the board of directors. William Blair did not recommend any specific consideration to us or the special committee or that any specific consideration constituted the only appropriate consideration for the merger.

The full text of William Blair’s written opinion, dated October 24, 2011, is attached as Annex B to this proxy statement and incorporated herein by reference. You are urged to read the entire opinion carefully and in its entirety to learn about the assumptions made, procedures followed, matters considered and limits on the scope of the review undertaken by William Blair in rendering its opinion. William Blair’s opinion was directed to the special committee for its benefit and use in evaluating the fairness of the consideration to be paid pursuant to the merger agreement and relates only to the fairness, from a financial point of view, of the consideration to be received by the holders of the outstanding shares of Company common stock (other than the Rollover Shares) in the merger pursuant to the merger agreement, does not address any other aspects of the merger or any related transaction, and does not constitute a recommendation of any stockholder as to how that stockholder should vote with respect to the merger agreement or the merger. William Blair did not address the merits of the underlying decision by the Company to engage in the merger. The following summary of William Blair’s opinion is qualified in its entirety by reference to the full text of the opinion.

In connection with its opinion, William Blair examined or discussed, among other things:

  a draft of the merger agreement dated October 23, 2011;

  the Company’s audited historical financial statements for the three fiscal years ended June 30, 2009, June 30, 2010 and June 30, 2011;

  certain internal business, operating and financial information and forecasts of the Company (the “forecasts”) prepared by the Company’s senior management;

  information regarding publicly available financial terms of certain other business combinations that William Blair deemed relevant;

  the Company’s financial position and operating results compared with those of certain other publicly traded companies that William Blair deemed relevant;

  current and historical market prices and trading volumes of the Company’s common stock; and

  certain other publicly available information on the Company.

William Blair also held discussions with certain members of our senior management to discuss the foregoing, considered other matters which it deemed relevant to its inquiry, and took into account those accepted financial and investment banking procedures and considerations that it deemed relevant.

In rendering its opinion, William Blair assumed and relied, without independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with William Blair for purposes of the opinion including, without limitation, the forecasts, and William Blair did not assume any responsibility or liability therefor. William Blair did not make or obtain an independent valuation or appraisal of the assets, liabilities or solvency of the Company, nor were any such valuations or appraisals provided to William Blair. William Blair was advised by the Company’s senior management that the forecasts were reasonably prepared on the bases reflecting the best estimates then available to, and judgments of, the Company’s senior management. In that regard, William Blair assumed upon the advice of the Company’s senior management, that (a) the forecasts would be achieved in the amounts and at the times contemplated thereby and (b) all of the Company’s material assets and liabilities (contingent or otherwise) were as set forth in its financial statements or other information made available to William Blair. William Blair expressed no opinion with respect to the forecasts or the estimates and judgments on which they were based. William Blair did not consider and expressed no opinion as to the amount or nature of the compensation of any of our officers, directors or employees (or any class of such persons) relative to the compensation to the Company’s stockholders. William Blair was not requested to, and it did not, participate in the negotiation or structuring of the merger, or the accounting consequences thereof, and was not asked to consider, and its opinion did not address, the relative merits of the merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. William Blair’s opinion was based upon economic, market, financial and other conditions existing on, and other information disclosed to William Blair, as of October 24, 2011. Although subsequent developments may affect its opinion, William Blair does not have any obligation to update, revise or reaffirm its opinion. William Blair did not express any opinion as to any legal, accounting and tax issues concerning the merger. William Blair expressed no opinion as to the price at which the Company common stock will trade in the future or as to the effect of the announcement of the merger on the trading price of the Company common stock. William Blair assumed that the merger would be consummated substantially on the terms described in the executed merger agreement, without any amendment or waiver of any material terms or conditions. William Blair did not express any opinion as to the impact of the merger on the solvency or viability of the surviving corporation or the ability of the surviving corporation to pay its obligations when they become due.

The following is a summary of the material financial analyses performed and material factors considered by William Blair to arrive at its opinion. William Blair performed certain procedures, including each of the financial analyses described below, and reviewed with the special committee the assumptions upon which such analyses were based, as well as other factors. Although the summary does not purport to describe all of the analyses performed or factors considered by William Blair in this regard, it does set forth those considered by William Blair to be material in arriving at its opinion.

Selected Public Company Analysis.

William Blair reviewed and compared certain financial information relating to us to corresponding financial information, ratios and public market multiples for certain publicly traded companies that William Blair deemed relevant. The companies selected by William Blair were:

  American Lorain Corporation

  China Ceramics Co., Ltd.

  China Recycling Energy Corporation

  China XD Plastics Company Ltd.

  Guarwei Recycling Corp.

  General Steel Holdings, Inc.

  L & L Energy, Inc.

  New Energy Systems Group

Among the information William Blair considered was revenue, EBITDA, and earnings per share (“EPS”). William Blair considered the enterprise value as a multiple of revenue and EBITDA for each company for the last twelve months (“LTM”) for which results were publicly available and as a multiple of calendar year EBITDA estimates for 2011 and the stock price of common equity as a multiple of EPS for each company for the LTM for which results were publicly available and as a multiple for the calendar year EPS estimates for 2011. The operating results and the corresponding derived multiples for us and each of the selected public companies were based on each company’s most recent publicly available financial information, closing share prices as of October 19, 2011 and consensus Wall Street analysts’ estimates for calendar year 2011, as well as, for the Company only, the Company’s senior management’s estimate of EPS for 2011.

William Blair derived our implied enterprise value by multiplying the per share consideration of $2.65 to be paid pursuant to the merger agreement by the aggregate number of our shares of common stock outstanding and “in the money” options and warrants as of October 24, 2011 and subtracting the related implied exercise proceeds for the options to arrive at the implied net equity value. William Blair then added the amount of our total debt less any excess cash and cash equivalents assumed to be included in the merger to arrive at our implied enterprise value.

William Blair then compared the multiples implied for us based on the terms of the proposed merger to the range of trading multiples for the selected public companies. Information regarding the multiples from William Blair’s analysis of the selected publicly traded companies is set forth in the following table.

Proposed
	Transaction	Comparable Companies Valuation Multiples
	Multiples	Min	Median	Mean	Max
Enterprise Value / LTM Revenue	0.36x	0.12x	0.39x	0.55x	1.93x
Enterprise Value / LTM EBITDA	2.4x	0.5x	2.5x	5.0x	15.3x
Enterprise Value / CY2011E Revenue	0.43x	0.05x	0.33x	0.52x	1.83x
Enterprise Value / CY2011E EBITDA	2.7x	0.6x	2.4x	2.2x	3.3x
Price / LTM Earnings Per Share	2.8x	1.4x	2.9x	3.7x	6.9x
Price / CY2011E Earnings Per Share	2.0x	0.2x	2.2x	2.1x	3.5x

William Blair noted that the implied multiples for us based on the terms of the merger were within, and in several instances above, the range of multiples of the selected public companies set forth above.

Although William Blair compared the trading multiples of the selected public companies to those implied for the Company, none of the selected public companies is identical to the Company. Accordingly, any analysis of the selected publicly traded companies necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics and other factors that would necessarily affect the analysis of trading multiples of the selected publicly traded companies.

Selected M&A Transactions Analysis.

William Blair performed an analysis of selected business combinations consisting of transactions announced prior to October 24, 2011 with an enterprise value up to approximately $200 million and focused primarily on target companies that are China domiciled cement manufacturers, construction and construction material companies that it deemed relevant. William Blair’s analysis was based solely on publicly available information regarding such transactions. The selected transactions were not intended to be representative of the entire range of possible transactions in the respective industries. The past transactions examined were (target/acquiror):

  Shanghai Laintain Decoration Engineering Co. Ltd/Zhejiang Yasha Decoration Co. Ltd.

  JV Investments Limited/China Glass Holdings Ltd.

  Baotou Xishui Cement Co. Ltd./China Glass Holdings Ltd.

  Widnell Ltd./Cyril Sweett Group

  Akesu Tianshan Dulang Cement Co. Ltd./Xinjiang Tianshan Cement Co. Ltd.

  Tongji Wanxin Group Co. Ltd./Zibo Huantai Social Welfare Carbon Factory

  Xuzhou Conch Cement Co. Ltd./Anhui Conch Venture Investment Co. Ltd.

  Weihai Blue Star Technology Industrial Park Co. Ltd./Bondtime Holdings Ltd.

William Blair reviewed the consideration paid in the selected transactions in terms of the enterprise value of the target as a multiple of its revenue, for the latest twelve months prior to the announcement of the respective transaction. William Blair compared the resulting range of transaction multiples of revenue for the selected transactions to the implied transaction multiples of LTM revenue for us based on the terms of the merger. Information regarding the multiples from William Blair’s analysis of the selected transactions is set forth in the following table:

Proposed
	Transaction	Selected M&A TransactionsValuation Multiples
	Multiples	Min	Median	Mean	Max
Enterprise Value / LTM Revenue	0.36x	0.29x	0.62x	0.62x	0.86x

Although William Blair analyzed the multiples implied by the selected transactions and compared them to the implied transaction multiples of us, none of these transactions or associated companies is identical to the merger or us. Accordingly, this involved complex considerations and judgments concerning the differences in financial and operating characteristics, parties involved and terms of their transactions and other factors therein and therefore there was insufficient data available for William Blair to further analyze these transactions to us or the merger.

Premiums Paid Analysis.

William Blair reviewed data from 584 acquisitions of publicly traded domestic companies, in which 100% of the target’s equity was acquired, announced between January 1, 2006 and the date of its opinion and with transaction equity values between $50 million and $300 million. Specifically, William Blair analyzed the acquisition price per share as a premium to the closing share price one day, one week, one month, 90 days and 180 days, prior to the announcement of the transaction, for all 584 transactions. William Blair compared the range of resulting per share stock price premiums for the reviewed transactions to the premiums implied by the merger based on our share prices one day, one week, one month, 90 days and 180 days, prior to October 19, 2011. Information regarding the premiums from William Blair’s analysis of selected transactions is set forth in the following table:

		Implied
		Premium		Premiums Paid Data Percentile
Metric	Price	at $2.65/share		10th	20th	30th	40th	50th	60th	70th	80th	90th
One Day Prior	$1.87	41.7%		4.5%	9.8%	14.3%	20.8%	28.3%	34.1%	41.5%	56.4%	83.2%
One Week Prior	$1.60	65.6%		5.5%	10.7%	18.8%	25.5%	31.7%	37.7%	45.2%	57.5%	88.0%
One Month Prior	$1.95	35.9%		6.6%	13.9%	21.1%	28.8%	34.5%	40.4%	48.2%	62.6%	88.2%
90 Days Prior	$1.85	43.5%		8.6%	18.3%	24.2%	31.6%	41.3%	49.6%	59.2%	71.6%	103.2%
180 Days Prior	$3.12	(15.1%	)	7.6%	20.7%	27.4%	31.6%	46.7%	59.5%	73.0%	91.6%	125.7%

William Blair noted that the premiums implied by the terms of the merger were within the 10th percentile for the 180 day time period, the 60th percentile for the 90-day time period, the 60th percentile for the one-month time period, the 90th percentile for the one-week time period, and the 80th percentile for the one-day time period.

Discounted Cash Flow Analysis.

William Blair utilized the forecasts to perform a discounted cash flow analysis to estimate the present value as of October 31, 2011 of the Company’s forecasted free cash flows through the fiscal year ending June 30, 2016. William Blair calculated the assumed terminal value of the enterprise at June 30, 2016 by multiplying projected EBITDA in the fiscal year ending June 30, 2016 by multiples ranging from 1.9x to 2.9x. To discount the projected free cash flows and assumed terminal value to present value, William Blair used discount rates ranging from 15% to 19%. The discount rates were selected by William Blair based on the weighted average cost of capital for certain publicly traded companies that William Blair considered having similar dynamics.  To determine the range of fully diluted implied equity value per share for us, William Blair subtracted projected net debt and added cash proceeds related to in-the-money options and then divided by the total shares outstanding, restricted shares and in-the-money options as of October 24, 2011. The fully diluted equity value implied by the discounted cash flow analysis ranged from $0.96 per share to $1.29 per share, based on a range of terminal values derived by multiples of EBITDA, as compared to the per share merger consideration.

Leveraged Acquisition Analysis.

William Blair utilized the forecasts to perform an analysis concerning the price that could be paid by a typical leveraged buyout purchaser to acquire the Company. In this analysis, William Blair assumed a scenario representative of the prevailing market for leveraged acquisitions for certain selected companies deemed relevant by William Blair. This analysis assumed (1) a holding period commencing October 31, 2011 and ending June 30, 2016; (2) a targeted internal rate of return to equity investors of approximately 22.5% to 27.5%; and (3) a range of exit multiples of projected 2016 EBITDA of 1.9x to 2.9x. This analysis indicated that the consideration a leveraged buyout purchaser might be willing to pay per share of our common stock ranged from $0.40 to $0.65, as compared to per share merger consideration.

General.

This summary is not a complete description of the analysis performed by William Blair but contains the material elements of the analysis. The preparation of an opinion regarding fairness is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. The preparation of an opinion regarding fairness does not involve a mathematical evaluation or weighing of the results of the individual analyses performed, but requires William Blair to exercise its professional judgment, based on its experience and expertise, in considering a wide variety of analyses taken as a whole. Each of the analyses conducted by William Blair was carried out in order to provide a different perspective on the financial terms of the merger and add to the total mix of information available. The analyses were prepared solely for the purpose of William Blair providing its opinion and do not purport to be appraisals or necessarily reflect the prices at which securities actually may be sold. William Blair did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion about the fairness of the consideration to be received by the holders of the Company common stock (other than the Rollover Shares). Rather, in reaching its conclusion, William Blair considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. William Blair did not place particular reliance or weight on any particular analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, William Blair believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, may create an incomplete view of the evaluation process underlying its opinion. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or the merger. In performing its analyses, William Blair made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by William Blair are not necessarily indicative of future actual values and future results, which may be significantly more or less favorable than suggested by such analyses.

William Blair is an internationally recognized firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of strategic combinations and acquisitions. Furthermore, in the ordinary course of business, William Blair and its affiliates may beneficially own or actively trade the Company’s securities for its own account and for the accounts of customers, and, accordingly, may at any time hold a long or short position in such securities.

The special committee hired William Blair based on its qualifications and expertise in providing financial advice to companies and its reputation as an internationally recognized investment banking firm. Pursuant to a letter agreement dated August 24, 2011, a fairness opinion fee of $500,000 became payable to William Blair upon delivery of its opinion. In addition, we have agreed to reimburse William Blair for certain of its out-of-pocket expenses (including fees and expenses of its counsel) reasonably incurred by it in connection with its services and will indemnify William Blair against potential liabilities arising out of its engagement, including certain liabilities under the U.S. federal securities laws. We may also request William Blair's services in connection with finding takeover proposals, and to the extent we consummate a transaction with any such party, an additional fee will be owed to William Blair. We have agreed to indemnify William Blair against certain liabilities arising out of their engagement by us.

Purposes and Reasons of the Buyer Group for the Merger

Under SEC rules governing “going-private” transactions, each member of the Buyer Group is required to express its or his reasons for the merger to the Company’s unaffiliated security holders. Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. For each member of the Buyer Group, the purpose of the merger is to enable Parent to acquire control of the Company, in a transaction in which the unaffiliated stockholders will be cashed out for $2.65 per share, so Parent will bear the rewards and risks of the ownership of the Company after shares of Company common stock cease to be publicly traded. In addition, with respect to Mr. Han and Mr. He, the merger will allow them to maintain a significant portion of their investment in the Company through their respective commitments to make an equity investment in Parent as described in this proxy statement under the section captioned “Special Factors Relating to the Merger—Financing—Rollover Financing,” and at the same time enable them to maintain leadership roles with the surviving corporation.

The Buyer Group believes that, as a privately-held entity, the Company’s management will have greater flexibility to focus on improving the Company’s long-term profitability without the constraints caused by the public equity market’s valuation of the Company and emphasis on short-term period-to-period performance. As a privately-held entity, the Company will have greater flexibility to make decisions that might negatively affect short-term results but could increase the Company’s value over the long term. In contrast, as a publicly-traded entity, the Company currently faces pressure from public stockholders and investment analysts to make decisions that might produce improved short-term results but are not necessarily beneficial in the long term.

As a privately-held entity, the Company will be relieved of the expenses, burdens and constraints imposed on companies that are subject to the public reporting requirements under the federal securities laws of the United States, including the Exchange Act and Sarbanes-Oxley Act of 2002. The need for the Company’s management to be responsive to unaffiliated stockholder concerns and to engage in dialogue with unaffiliated stockholders can also at times distract management’s time and attention from the effective operation and improvement of the business. See “Special Factors Relating to the Merger” beginning on page [  ] of this proxy statement.

The Buyer Group decided to undertake the going-private transaction at this time because they want to take advantage of the benefits of the Company being a privately-held company as described above.

Positions of the Buyer Group Regarding the Fairness of the Merger

Under SEC rules governing going-private transactions, each member of the Buyer Group is required to express its or his beliefs as to the fairness of the merger to the Company’s unaffiliated security holders. Each member of the Buyer Group is making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the members of the Buyer Group as to the fairness of the merger are not intended and should not be construed as a recommendation to any holder of Company common stock as to how to vote on the proposal to adopt the merger agreement. Members of the Buyer Group have interests in the merger that are different from those of the other stockholders of the Company by virtue of their continuing interests in the surviving company after the consummation of the merger. These interests are described under “Special Factors Relating to the Merger—Interests of the Company's Directors and Executive Officers in the Merger—Interests of Continuing Stockholders” beginning on page [  ] of this proxy statement.

The Buyer Group believes the interests of the Company’s unaffiliated stockholders were represented by the special committee, which negotiated the terms and conditions of the merger agreement with the assistance of its independent legal and financial advisors. The Buyer Group attempted to negotiate a transaction that would be most favorable to them, not to the Company’s unaffiliated stockholders, and accordingly, did not negotiate the merger agreement with a goal of obtaining terms that were substantively and procedurally fair to the Company’s unaffiliated stockholders. No member of the Buyer Group participated in the deliberations of the special committee regarding, and did not receive any advice from the special committee’s independent legal or financial advisors as to, the fairness of the merger to the Company’s unaffiliated stockholders. The Buyer Group did not perform, or engage a financial advisor to perform, any independent valuation or other analysis for the Buyer Group to assist it in assessing the substantive and procedural fairness of the merger to the Company’s unaffiliated stockholders.

Based on their knowledge and analysis of available information regarding the Company, as well as discussions with the Company’s senior management (of which Mr. Han and Mr. He are members) regarding the Company and its business and the factors considered by, and findings of, the special committee and the Company’s board of directors discussed in “Special Factors Relating to the Merger—” beginning on page [  ] of this proxy statement (which considerations and findings are adopted by the Buyer Group solely for the purposes of making the statements in this section), the Buyer Group believes the merger is substantively and procedurally fair to the Company’s unaffiliated stockholders based upon the following factors:

  the current and historical market prices of the Company common stock, including the fact that the per share merger consideration offered to our unaffiliated stockholders represents a 15.2% premium to the closing price of shares of Company common stock on July 25, 2011, the trading day immediately prior to the public announcement that Mr. Han and Mr. He had submitted a preliminary, non-binding “going private” offer to the Board of Directors of the Company. The fact that the $2.65 per share merger consideration to be paid to unaffiliated stockholders in the merger also represents a (i) a 43.2% premium over the closing price of $1.85 per share on October 21, 2011, the last trading day before the merger agreement was signed, (ii) a 39.6% premium over the 30-day volume weighted average price as quoted by Bloomberg L.P. on July 25, 2011, the last trading day prior to the public announcement that Mr. Han and Mr. He had submitted a preliminary, non-binding “going private” offer to the Board of Directors of the Company, and (iii) a 8.6% premium over the 90-day volume weighted average price as quoted by Bloomberg L.P. on July 25, 2011, the trading day immediately prior to the public announcement that Mr. Han and Mr. He had submitted a preliminary, non-binding “going private” offer to the Board of Directors of the Company;

  the Company common stock traded as low as $1.45 per share during the 52-week period prior to the announcement of the execution of the merger agreement;

  the per share merger consideration is payable entirely in cash, thus allowing the Company’s stockholders (other than Mr. Han and Mr. He) to realize liquidity for their investment and provide them with certainty as to the amount of the merger consideration;

  the special committee, consisting entirely of directors who are not officers or employees of the Company and who are not affiliated with the Buyer Group, was established and given absolute authority to, among other things, review, evaluate and negotiate the terms of the merger and, if it determined that such merger was not in the best interests of the Company and its stockholders, could decide not to engage in the merger;

  the members of the special committee are not officers or employees of the Company and do not have any interests in the merger different from, or in addition to, those of the Company’s unaffiliated stockholders, other than the members’ receipt of board and special committee compensation (which are not contingent upon the consummation of the merger or the special committee’s or the board’s recommendation of the merger) and their indemnification and liability insurance rights under the merger agreement;

  while each of Mr. Han and Mr. He is a director, officer and employee of the Company, because of their participation in the transaction as described under the section captioned “Special Factors Relating to the Merger—Certain Persons in the Merger—Interests of Continuing Stockholders,” neither of them served on the special committee, nor did either of them participate in or have any influence over the deliberative process of, or the conclusions reached by, the special committee or the negotiating positions of the special committee;

  the special committee retained and was advised by its independent legal and financial advisors who are experienced in advising similar committees in similar transactions;

  the special committee and the Company’s board of directors had no obligation to recommend the adoption of the merger agreement and the transactions contemplated thereby, including the merger, or any other transaction;

  the merger was unanimously approved by the special committee;

  the merger consideration and other terms and conditions of the merger agreement were the result of arm’s length negotiations between the Buyer Group and its legal advisor, on the one hand, and the special committee and its legal and financial advisors, on the other hand;

  the special committee and, based in part upon the unanimous recommendation of the special committee, the Company’s board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are in the best interests of the Company’s unaffiliated stockholders;

  in addition to the statutory stockholder approval requirement under Delaware law, adoption of the merger agreement is subject to the approval of a “majority of the unaffiliated stockholders” of the Company, giving such unaffiliated stockholders a meaningful opportunity to consider and vote upon the adoption of the merger agreement;

  the special committee negotiated a 60-day "go-shop" period;

  the special committee received from its financial advisor an opinion, dated October 24, 2011, as to the fairness, from a financial point of view, of the per share merger consideration;

  under the terms of the merger agreement, in certain circumstances prior to obtaining the requisite stockholder approvals of the merger, the Company is permitted to provide information to, and participate in discussions or negotiations with, persons making takeover proposals and, in connection therewith, the board of directors of the Company is permitted to withdraw or modify its recommendation of the merger agreement;

  the ability of the Company to terminate the merger agreement (in accordance with the terms of the merger agreement) upon acceptance of a superior proposal;

  the availability of appraisal rights to the unaffiliated stockholders who comply with all of the required procedures under Delaware law for exercising appraisal rights, which allows such holders to seek appraisal of the fair value of their Company common stock as determined by the Court of Chancery of the State of Delaware;

  the Company has the ability, under certain circumstances, to specifically enforce the terms of the merger agreement;

  Mr. Han and Mr. He are primary obligors under the merger agreement to pay, under certain circumstances, a reverse termination fee to the Company and reimburse certain expenses of the Company; and

  the merger will provide liquidity for the Company’s unaffiliated stockholders without incurring brokerage and other costs typically associated with market sales.

The Buyer Group did not consider net book value because it does not believe that net book value reflects or has any meaningful impact on, the market price of the Company common stock or the fair market value of its assets or business.

The Buyer Group did not consider the Company’s liquidation value to be a relevant valuation method because it considers the Company to be a viable, going concern and because the Company will continue to operate its business following the merger.

The Buyer Group did not establish, and did not consider, a going concern value for the Company common stock as a public company to determine the fairness of the merger consideration to the Company’s unaffiliated stockholders because, following the merger, the Company will have a significantly different capital structure. However, to the extent the pre-merger going concern value was reflected in the pre-announcement price of the Company common stock, the per share merger consideration represented a premium to the going concern value of the Company.

The Buyer Group is not aware of, and thus did not consider in its fairness determination, any offers or proposals made by any unaffiliated third parties with respect to a merger or consolidation of the Company with or into another company, a sale of all or a substantial part of the Company’s assets, or the purchase of the Company voting securities that would enable the holder to exercise control over the Company.

The Buyer Group did not receive any independent reports, opinions or appraisals from any outside party related to the merger, and thus did not consider any such reports, opinions or appraisals in determining the substantive and procedural fairness of the merger to the unaffiliated stockholders.

The foregoing discussion of the information and factors considered and given weight by the Buyer Group in connection with its evaluation of the substantive and procedural fairness to the Company’s unaffiliated stockholders of the merger agreement and the transactions contemplated by the merger agreement, including the merger, is not intended to be exhaustive, but is believed by the Buyer Group to include all material factors considered by it. The Buyer Group did not find it practicable to, and did not quantify or otherwise attach relative weights to, the foregoing factors in reaching its position as to the substantive and procedural fairness of the merger agreement and the merger to the Company’s unaffiliated stockholders. Rather, the Buyer Group made the fairness determinations after considering all of the foregoing as a whole.

The Buyer Group believes these factors provide a reasonable basis for its belief that the merger is both substantively and procedurally fair to the Company’s unaffiliated stockholders. This belief, however, is not intended to be, and should not be construed as, a recommendation by the Buyer Group to any stockholder of the Company as to how such stockholder should vote with respect to the adoption of the merger agreement.

Effects on the Company if the Merger is not Completed

If our stockholders do not adopt the merger agreement or if the merger is not completed for any other reason, our stockholders will not receive the payment of merger consideration for their shares of Company common stock provided by the merger agreement. Instead, unless the Company is sold to a third party, the Company will remain an independent publicly traded company, the management expects to operate the business in a manner similar to that in which it is being operated today, and our stockholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of the Company common stock. If the merger is not completed, there is no assurance as to the effect of these risks and opportunities on the future value of your shares of Company common stock, including the risk that the market price of the Company common stock may decline to the extent that the current market price of the Company common stock reflects a market assumption that the merger will be completed. From time to time, the board of directors of the Company will evaluate and review the business operations, properties and capitalization of the Company and, among other things, make such changes as are deemed appropriate and continue to seek to maximize stockholder value. If our stockholders do not adopt the merger agreement or the merger is not completed for any other reason, there is no assurance that any other transaction acceptable to the Company will be offered or that the business, prospects or results of operations of the Company will not be adversely impacted. Pursuant to the merger agreement, under certain circumstances the Company is permitted to terminate the merger agreement and recommend an alternative transaction. Please see “The Merger Agreement—Termination” beginning on page [  ] for additional information.

Also under other circumstances, if the merger is not completed, the Company may be obligated to pay to Parent a termination fee and reimburse certain of Parent’s expenses. Please see “The Merger Agreement—Termination Fees and Reimbursement of Expenses” beginning on page [  ] for additional information.

Plans for the Company

After the effective time of the merger, Parent anticipates that the surviving corporation will continue its current operations, except that the Company will (i) cease to be an independent publicly traded company and will instead be a wholly owned subsidiary of Parent and (ii) have substantially more debt than the Company currently has. After the effective time of the merger, the directors and executive officers of Merger Sub immediately prior to the effective time of the merger will become the directors and executive officers of the surviving corporation, in each case until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

Prospective Financial Information

Our management does not, as a matter of course, make available to the public future financial projections. However, in connection with the financial analysis of the proposed merger, our management provided certain financial projections for fiscal years 2012 through 2016 to William Blair and provided the Buyer Group a copy of these projections in connection with their due diligence of the Company.

The summary of such information below is included solely to give stockholders access to the information that was made available to William Blair and the Buyer Group and is not included in this proxy statement in order to influence any stockholder to make any investment decision with respect to the merger, including whether or not to seek appraisal rights with respect to the stockholder’s shares of our common stock.

The prospective financial information was not prepared with a view toward public disclosure, or with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or GAAP. Neither the Company’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information included below, or expressed any opinion or any other form of assurance on such information or its achievability.

The prospective financial information reflects numerous estimates and assumptions made by us with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to our business, all of which are difficult to predict and many of which are beyond our control. The prospective financial information reflects subjective judgment in many respects and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the prospective financial information constitutes forward-looking information and is subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such prospective information. These risks and uncertainties include, but are not limited to, the Company’s performance, industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, regulations or rules, and the various risks set forth in our reports filed with the SEC. There can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than forecasted. The prospective financial information covers multiple years and such information by its nature becomes less reliable with the passage of time. In addition, the prospective information will be affected by the Company’s ability to achieve strategic goals, objectives and targets over the applicable periods. The assumptions upon which the prospective information was based necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control. The prospective information also reflects assumptions as to certain business decisions that are subject to change. Such prospective information cannot, therefore, be considered a guarantee of future operating results, and this information should not be relied on as such. The inclusion of this information should not be regarded as an indication that the Company, the Buyer Group, the special committee, any of their respective advisors or anyone who received this information then considered, or now considers, it a reliable prediction of future events, and this information should not be relied upon as such. None of the Company, the Buyer Group, the special committee or any of their advisors or any of their affiliates intends to, and each of them disclaims any obligation to, update, revise or correct such prospective information if it is or becomes inaccurate (even in the short term).

The prospective financial information does not take into account any circumstances or events occurring after the date it was prepared, including the transactions contemplated by the merger agreement. Further, the prospective financial information does not take into account the effect of any failure of the merger to occur and should not be viewed as accurate or continuing in that context.

The inclusion of the prospective financial information herein should not be deemed an admission or representation by the Company, the Buyer Group or the special committee that they are viewed by the Company or the Buyer Group or the special committee as material information of the Company, and in fact the Company, the Buyer Group, and the special committee view the prospective financial information as non-material because of the inherent risks and uncertainties associated with such long range forecasts. The prospective information should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding the Company contained in the Company’s public filings with the SEC. In light of the foregoing factors and the uncertainties inherent in the Company’s prospective information, stockholders are cautioned not to place any undue reliance on the prospective information included in this proxy statement.

Certain of the prospective financial information set forth herein, including EBITDA, may be considered non-GAAP financial measures. The Company provided this information to William Blair and the Buyer Group because the Company believed it could be useful in evaluating, on a prospective basis, the Company’s potential operating performance and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the Company may not be comparable to similarly titled amounts used by other companies. The Company did not prepare prospective financial information related to stock-based compensation.

	2012 FY	2013 FY	2014 FY	2015 FY	2016 FY
(amounts in thousands of U.S. dollars)
Revenue	79,046	51,369	53,697	76,249	94,606
Gross Profit	12,849	7,878	8,055	11,437	14,191
Income from Operations	8,349	5,107	4,804	5,721	6,004
EBITDA(1)	11,353	7,059	6,845	8,618	9,599
Net Income	11,618	7,664	7,855	9,875	11,052
Current Assets	105,031	94,906	92,625	91,231	80,999
Current Liabilities	48,509	33,968	29,891	33,725	36,846
Unlevered Free Cash Flow(2)	4,310	11,633	13,472	-8,025	-17,679

(1) “EBITDA” refers to earnings before interest, taxes, depreciation and amortization.

(2) “Unlevered Free Cash Flow” refers to EBITDA less taxes and capital expenditures and plus or minus changes in working capital.

The decreases in the forecasts for the Company’s revenue for the period from fiscal year 2012 through the end of fiscal year 2016 reflect the nature of the business, the type of customers the Company has and the Company’s projected growth of its business during such period. A significant portion of the Company’s business consists of large government contracts and consequently the Company typically receives payment at some point following the completion of a project. As the Company expects to grow its business rapidly and to undertake more of such projects, both the amount of accounts receivable and the cash it needs for such projects are expected to increase significantly, and therefore lead to a corresponding increase in the Company’s expected working capital needs.

Pursuant to the requirements of Item 10(e) of Regulation S-K, the Company sets forth below a reconciliation of projected EBITDA to the most directly comparable financial measure prepared in accordance with GAAP.

	2012 FY	2013 FY	2014 FY	2015 FY	2016 FY
(amounts in thousands of U.S. dollars)
Income from Operations	8,349	5,107	4,804	5,721	6,004
Add:
Depreciation and amortization	3,004	1,952	2,040	2,897	3,595
EBITDA	11,353	7,059	6,845	8,618	9,599

Pursuant to the requirements of Item 10(e) of Regulation S-K, set forth below is a reconciliation of the Company’s projected Unlevered Free Cash Flow to the most directly comparable financial measure prepared in accordance with GAAP.

	2012 FY	2013 FY	2014 FY	2015 FY	2016 FY
(amounts in thousands of U.S. dollars)
Income from Operations	8,349	5,107	4,804	5,721	6,004
Add:
Depreciation and amortization	3,004	1,952	2,040	2,897	3,595
Subtract:
Taxes	2,050	1,352	1,386	1,743	1,950
Subtract:
Capital Expenditures	5,500	5,200	8,100	18,000	28,000
Changes in Working Capital	-0,507	-11,126	-16,113	-3,100	-2,672
Unlevered Free Cash Flow	4,310	11,633	13,472	-8,025	-17,679

Financing

The Buyer Group estimates that the total amount of funds necessary to consummate the merger and other transactions contemplated under the merger agreement, including the payment of customary fees and expenses in connection with the merger, will be approximately $53-56 million, assuming no exercise of appraisal rights by stockholders of the Company. The Buyer Group expects this amount to be provided through a combination of debt financing and the contribution of shares of the Company common stock to Parent immediately prior to the merger by Mr. Han and Mr. He.  Excluding the contribution of shares of Company common stock to Parent immediately prior to the effective time of the merger by Mr. Han and Mr. He, the amount of funds needed via debt financing will be approximately $30-33 million.

Debt Financing

Parent is currently in discussions with various financial institutions regarding the debt financing arrangements.

Rollover Financing

On October 24, 2011, Mr. Han and Mr. He entered into a rollover agreement with Parent pursuant to which Mr. Han and Mr. He collectively committed to contribute, immediately prior to the consummation of the merger, an aggregate amount of 8,809,583 shares of Company common stock to Parent (the equivalent of a $23,345,395 investment based upon the per share merger consideration of $2.65) in exchange for certain equity securities of Parent, or, if agreed between Parent and Mr. Han or Mr. He, as the case may be, in exchange for an amount in cash equal to $2.65 per share multiplied by the number of shares of Company common stock contributed by him to Parent pursuant to the rollover agreement. Mr. Han’s and Mr. He’s commitments pursuant to the rollover agreement are conditioned upon the satisfaction or waiver of the conditions to the obligations of Parent and Merger Sub to complete the merger contained in the merger agreement, the funding of the debt financing described above and the substantially simultaneous consummation of the merger in accordance with the terms of the merger agreement. The Company is an express third-party beneficiary of the rollover agreement and has the right to seek specific performance of the commitments of Mr. Han and Mr. He under the rollover agreement under the circumstances in which the Company would be permitted by the merger agreement to obtain specific performance requiring Parent to enforce such commitments.

Limitation on Remedies

Subject to any equitable remedies the Company may be entitled to, our right to receive payment of either a reverse termination fee of either $1.5 million or $2.5 million, as the case may be, in connection with the merger from Parent, Mr. Han or Mr. He is our sole and exclusive remedy for any loss or damage suffered as a result of the failure of the merger to be consummated under certain circumstances or for a breach or failure to perform under the merger agreement or otherwise and upon payment of such reverse termination fee, Parent, Mr. Han, Mr. He and their respective representatives will have no further liability under the merger agreement.

Subject to any equitable remedies Parent or Merger Sub may be entitled to, Parent’s and Merger Sub’s right to receive payment of a termination fee of $500,000 from us, is the sole and exclusive remedy of Parent and Merger Sub against us for any loss or damage suffered as a result of the failure of the merger to be consummated under certain circumstances or for a breach or failure to perform under the merger agreement or otherwise and upon payment of such amount, the Company, its subsidiaries and their respective representatives will have no further liability under the merger agreement.

The Company, Parent and Merger Sub are entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions thereof, this being in addition to any other remedy to which they are entitled under the merger agreement. The Company is entitled to seek an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s obligation to cause the prospective lender to fund under the Buyer Group’s facility agreement at the effective time of the merger. The parties agree that under no circumstances will the Company be entitled to receive both a grant of specific performance that results in the consummation of the merger and payment of all or any portion of the reverse termination fee.

Interests of the Company’s Directors and Executive Officers in the Merger

Interests of Continuing Stockholders

As a result of the merger, Mr. Han and Mr. He will hold approximately 65% and 35%, respectively, of the fully diluted equity interest in Parent, which will own 100% of the Company immediately following the completion of the merger. Because of their equity interests in the surviving company, they will enjoy the benefits from any future earnings and growth of the Company after the merger which, if the Company is successfully managed, could exceed the value of their original investments in the Company, including the amount paid by Parent as merger consideration to the unaffiliated stockholders in the merger. Mr. Han and Mr. He will also bear the corresponding risks of any possible decreases in the future earnings, growth or value of the Company. Their investment in the surviving company will be illiquid, with no public trading market for the surviving company’s shares and no certainty that an opportunity to sell their shares in the surviving company at an attractive price, or that dividends paid by the surviving company will be sufficient to recover their investment.

The merger may also provide additional means to enhance stockholder value for Mr. Han and Mr. He, including improved profitability due to the elimination of the expenses associated with public company reporting and compliance; increased flexibility and responsiveness in management of the business to achieve growth and respond to competition without the restrictions of short-term earnings comparisons, and additional means for making liquidity available to Mr. Han and Mr. He, such as through dividends or other distributions.

Special Committee Compensation

In consideration of the expected time and effort that would be required of the members of the special committee in evaluating the merger, including negotiating the terms and conditions of the merger agreement, the board of directors of the Company determined that the chairman of the special committee shall be paid as compensation for serving as chairman of the special committee $10,000 per month and that each other member of the special committee shall be paid as compensation for serving as a member of the special committee $5,000 per month during the period between the date of formation of the special committee and the earlier of the completion of the merger and the date of affirmative dissolution of the special committee by our board of directors. Such fees are payable whether or not the merger is completed and were approved by our board of directors. No other meeting fees or other compensation (other than reimbursement for out-of-pocket expenses in connection with attending special committee meetings) will be paid to the members of the special committee in connection with their service on the special committee.

Indemnification and Insurance

Parent and the surviving corporation will assume the indemnification obligations, now existing in favor of the current or former directors or employees of the Company under benefit plans of the Company (collectively, the “Indemnified Parties”) with respect to acts or omissions occurring at or prior to the effective time of the merger, as provided in the governing documents of the Company or its subsidiaries. Without limiting the foregoing, Parent will cause the governing documents and indemnification or similar agreements of the surviving corporation (or any successor) to contain provisions no less favorable to the Indemnified Parties with respect to rights to indemnification, advancement of expenses and limitations on liabilities, set forth in these documents as of the date of the merger agreement. The relevant provisions may not be amended, repealed or otherwise modified in a manner that would adversely affect the rights of the Indemnified Parties, unless such modification is required by applicable law.

Without limiting the foregoing, following the effective time of the merger, Parent and the surviving corporation will, jointly and severally, indemnify and hold harmless each indemnified party, and anyone who becomes an indemnified party between the date of the merger agreement and the effective time of the merger, against any costs or expenses, judgments, losses or liabilities incurred in connection with any actual or threatened proceeding, including any matter arising in connection with the transactions contemplated by the merger agreement, to the fullest extent permitted by applicable law (and Parent and the surviving corporation will also advance expenses as incurred to the fullest extent permitted under applicable law). Notwithstanding anything to the contrary contained in the merger agreement, Parent may not (and Parent will cause the surviving corporation not to) settle or compromise or consent to the entry of any judgment or otherwise terminate any proceeding, unless such settlement, compromise, consent or termination includes an unconditional release of all of the indemnified parties from all liability and does not include an admission of fault or wrongdoing by any indemnified party.

Except in certain instances, for at least six years after the effective time of the merger, (i) Parent and the surviving corporation will maintain, on terms and conditions no less advantageous to the Indemnified Parties, or any other person entitled to the benefit of the indemnification provisions of the merger agreement, than the existing directors’ and officers’ liability insurance and fiduciary insurance maintained by the Company as of the date of the merger agreement, including coverage of claims arising from facts or events that occurred on or before the effective time of the merger, including the transactions contemplated by the merger agreement (provided that Parent or the surviving corporation, as applicable, will not be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premiums currently paid by the Company on an annualized basis (the “D&O Premium”), but in such case will purchase as much of such coverage as possible for such amount); and (ii) Parent and the surviving corporation will not take any action that would prejudice the rights of, or impede recovery by, the beneficiaries of any such insurance, whether in respect of claims arising before or after the effective time of the merger. In lieu of such insurance, prior to the effective time of the merger, the Company may, following consultation with Parent, purchase a six year “tail” prepaid policy on such terms and conditions (provided that the premium for such “tail” policy shall not exceed an amount equal to the D&O Premium), in which event Parent will no longer have any obligations to maintain the insurance policies described in this paragraph.

Treatment of Outstanding Company Restricted Stock

At the effective time of the merger, each share of Company common stock that, immediately prior to the effective time of the merger, is subject to restrictions shall become fully vested immediately prior to the effective time of the merger, and each such share of Company common stock shall be treated as a share of Company common stock for all purposes of the merger agreement.

Treatment of Outstanding Company Options

At the effective time of the merger, each option to purchase Company common stock pursuant to the Company’s 2009 Equity Incentive Plan that is outstanding and unexercised immediately prior to the effective time of the merger, whether or not then vested, shall be cancelled and converted into the right to receive as soon as practicable after the effective time of the merger, a cash amount equal to (a) the total number of shares of Company common stock subject to such option immediately prior to the effective time of the merger multiplied by (b) the excess, if any, of (i) the per share merger consideration over (ii) the exercise price payable per share of Company common stock issuable under such option; provided, that if the exercise price per share of Company common stock issuable under the option is equal to or greater than the per share merger consideration, such option shall be cancelled without any cash payment being made in respect thereof. Unless otherwise determined by Parent, the Company’s 2009 Equity Incentive Plan shall terminate as of the effective time of the merger. See “The Merger Agreement—Treatment of Restricted Stock, Company Options and Company Warrants” beginning on page [  ] for additional information.

Treatment of Outstanding Company Warrants

At the effective time of the merger, each warrant to purchase Company common stock that is outstanding and unexercised shall be cancelled and converted into the right to receive, as soon as practicable after the effective time of the merger, a cash amount equal to (a) the total number of shares of Company common stock subject to such warrant immediately prior to the effective time of the merger multiplied by (b) the excess of the per share merger consideration over the exercise price per share of Company common stock under such warrant. See “The Merger Agreement—Treatment of Restricted Stock, Company Options and Company Warrants” beginning on page [  ] for additional information.

Related Party Transactions

Except as discussed below, since the beginning of the fiscal year ended June 30, 2010, there has not been any transaction, nor is there any currently proposed transaction, in which the Company were or will be a participant and in which the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest (other than compensation paid to our officers and directors for their services rendered in such capacities).

Mr. He leased office space to us at approximately the current fair market value from July 2009 to June 2011 with annual payments of approximately $176,000. For the years ended June 30, 2011 and 2010, we recorded rent expense to Mr. He in the amount of approximately $173,000 for fiscal year 2010 and $176,000 for fiscal year 2011. As of June 30, 2010 and as of June 30, 2011, approximately $22,000 and $40,000, respectively, remained unpaid.

Position with the Surviving Corporation

After completion of the merger, Mr. Han expects to continue to serve as chairman of the board of directors and chief executive officer of the surviving company and Mr. He expects to continue to serve as vice chairman and chief operating officer of the surviving company.

The Company does not have severance or “golden parachute” arrangements with any of its executive officers that would entitle them to payments as a result of the merger.

Relationship Between Us and the Buyer Group

Mr. Han and Mr. He together beneficially own 100% of Parent and Merger Sub and are parties to the rollover agreement described on page [__] of this proxy statement, pursuant to which they will contribute to Parent the Rollover Shares in exchange for shares of Parent and as such, will have indirect ownership of the Company following the merger. Mr. Han is chairman of the board of directors and chief executive officer of the Company. Mr. He is vice chairman of the board of directors and chief operating officer of the Company. Each of Mr. Han and Mr. He has received compensation for such employment. Both Mr. Han and Mr. He recused themselves from the deliberations with respect to the merger agreement and the merger.

Except as set forth above and elsewhere in this proxy statement, none of the Buyer Group, Parent or Merger Sub nor any of their respective directors, executive officers or other affiliates engaged in any transactions with us or any of our directors, officers or other affiliates that would require disclosure under the rules and regulations of the SEC applicable to this proxy statement.

Dividends

We have never paid dividends on our common stock. Accordingly, we do not expect to declare or pay any further dividends prior to the merger, and under the terms of the merger agreement, are generally prohibited from doing so following execution of the merger agreement on October 24, 2011.

Determination of the Per Share Merger Consideration

The per share merger consideration was determined through arm’s-length negotiations between the Buyer Group and its advisors, on the one hand, and the special committee, comprised solely of independent directors, and its advisors, on the other hand.

Regulatory Matters

In connection with the merger, we are required to make certain filings with, and comply with certain laws of, various federal and state governmental agencies, including:

  filing the certificate of merger with the Secretary of State of the State of Delaware in accordance with the DGCL after the adoption of the merger agreement by our stockholders; and

  complying with U.S. federal securities laws.

Fees and Expenses

Description		Amount
Financing fees and expenses and related professional fees	$	[ ]
Financial advisory fee and expenses	$	[ ]
Legal and accounting fees and expenses	$	[ ]
Printing, proxy solicitation, filing fees and mailing costs	$	[ ]
Special committee fees	$	[ ]
Miscellaneous	$	[ ]
Total	$	[ ]

Material United States Federal Income Tax Consequences

The following is a discussion of the material U.S. federal income tax consequences to holders of shares of Company common stock upon the exchange of shares of Company common stock for cash pursuant to the merger. This discussion does not purport to be a comprehensive description of all of the tax consequences that may be relevant to a decision to dispose of shares of Company common stock in the merger, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of investors. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, administrative rulings and court decisions, all as in effect as of the date hereof and all of which are subject to differing interpretations and/or change at any time (possibly with retroactive effect). In addition, this discussion is not a complete description of all the tax consequences of the merger and, in particular, does not address U.S. federal income tax considerations for holders of shares of Company common stock received in connection with the exercise of employee stock options or otherwise as compensation, holders that validly exercise their rights under Delaware law to object to the merger, or holders subject to special treatment under U.S. federal income tax law (such as insurance companies, banks and other financial institutions, tax-exempt entities, broker-dealers, mutual funds, traders in securities who elect the mark-to-market method of accounting, tax-deferred or other retirement accounts, holders subject to the alternative minimum tax, U.S. persons who have a functional currency other than the U.S. dollar, certain former citizens or residents of the United States or holders who hold shares of Company common stock as part of a hedge, straddle, integration, constructive sale or conversion transaction). In addition, this discussion does not discuss any consequences to stockholders of the Company who will directly or indirectly hold an ownership interest in Parent or the Company after the merger, to holders of options or warrants to purchase shares of Company common stock, any aspect of state, local or foreign tax law that may be applicable to any holder of shares of Company common stock, or any U.S. federal tax considerations other than U.S. federal income tax considerations. This discussion assumes that holders own shares of Company common stock as capital assets.

We urge holders of shares of Company common stock to consult their own tax advisors with respect to the specific tax consequences to them in connection with the offer and the merger in light of their own particular circumstances, including the tax consequences under state, local, foreign and other tax laws.

(a) U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of Company common stock that is: a citizen or resident of the United States for U.S. federal income tax purposes; a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; any estate the income of which is subject to U.S. federal income tax regardless of the source of its income; or any trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust, and (ii) one or more U.S. persons have the authority to control all substantial decisions of the trust.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds shares of Company common stock, the tax treatment of a holder that is a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Such holders should consult their own tax advisors regarding the tax consequences of exchanging the shares of Company common stock pursuant to the merger.

Payments with Respect to Shares of Company Common Stock

The receipt of cash in exchange for shares of Company common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares of Company common stock. Gain or loss must be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction). Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if such U.S. Holder’s holding period for the shares of Company common stock is more than one year at the time of the merger. Long-term capital gains recognized by a non-corporate U.S. Holder (including an individual) generally are subject to tax at lower tax rates. There are limitations on the deductibility of capital losses. U.S. Holders of Company common stock should consult their tax advisors regarding the determination and allocation of their tax basis in their stock surrendered in the merger.

Information Reporting and Backup Withholding

Payments made with respect to shares of Company common stock exchanged for cash in the merger may be subject to information reporting, and such payments will be subject to U.S. federal backup withholding unless the U.S. Holder (i) furnishes an accurate tax identification number or otherwise complies with applicable U.S. information reporting or certification requirements (typically, by completing and signing an Internal Revenue Service (“IRS”) Form W-9) or (ii) is an exempt recipient and, when required, demonstrates such fact. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder’s U.S. federal income tax liability, if any, provided that such U.S. Holder furnishes the required information to the IRS in a timely manner.

(b) Non-U.S. Holders

The following is a discussion of certain U.S. federal income tax consequences that will apply to a Non-U.S. Holder of shares of Company common stock. The term “Non-U.S. Holder” means a beneficial owner, other than a partnership, of shares of Company common stock that is not a U.S. Holder.

Non-U.S. Holders should consult their own tax advisors to determine the specific U.S. federal, state, local and foreign tax consequences that may be relevant to them.

Payments with Respect to Shares of Company Common Stock

Payments made to a Non-U.S. Holder with respect to shares of Company common stock exchanged for cash pursuant to the merger generally will be exempt from U.S. federal income tax, unless:

  the gain on shares of Company common stock, if any, is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if certain income tax treaties apply, is attributable to the Non-U.S. Holder’s permanent establishment in the United States);

  the Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year and certain other conditions are met; or

  the Non-U.S. Holder owned (actually or constructively) more than five percent of the Company’s common stock at any time during the five years preceding the merger, and the Company is or has been a “United States real property holding corporation” for U.S. federal income tax purposes during such time. The Company does not believe that it currently is a United States real property holding corporation or that it has been a United States real property holding corporation during the past five years.

A Non-U.S. Holder whose gain is effectively connected with the conduct of a trade or business in the United States will be subject to tax on such gain in the same manner as a U.S. Holder. In addition, a Non-U.S. Holder that is a corporation may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) on such effectively connected gain.

Information Reporting and Backup Withholding

In general, a Non-U.S. Holder will not be subject to backup withholding and information reporting with respect to a payment made with respect to shares of Company common stock exchanged for cash in the merger if the Non-U.S. Holder has provided an IRS Form W-8BEN (or an IRS Form W-8ECI if the Non-U.S. Holder’s gain is effectively connected with the conduct of a U.S. trade or business). If shares are held through a foreign partnership or other flow-through entity, certain documentation requirements also apply to the partnership or other flow-through entity. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that such Non-U.S. Holder furnishes the required information to the IRS in a timely manner.

Material PRC Tax Consequences

Under the EIT Law, enterprises established outside of China whose “de facto management bodies” are located in the PRC are considered “resident enterprises.” The implementation rules for the EIT Law define the “de facto management body” as an establishment that has substantial management and control over the business, personnel, accounts and properties of an enterprise. Although there has not been a definitive determination of the Company’s status by the PRC tax authorities, the Company does not believe that it should be considered a resident enterprise under the EIT Law or that the gain recognized on the receipt of cash for Company common stock should otherwise be subject to PRC tax to holders of such common stock that are not PRC residents. If, however, the PRC tax authorities were to determine that the Company should be considered a resident enterprise or that the receipt of cash for these securities should otherwise be subject to PRC tax, then gain recognized on the receipt of cash for Company common stock pursuant to the merger by holders of such securities who are not PRC residents could be treated as PRC-source income that would be subject to PRC tax at a rate of up to 10%. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including any PRC tax consequences.

Delisting and Deregistration of the Company Common Stock

If the merger is completed, the shares of Company common stock will be delisted from the NASDAQ Global Market and will be deregistered under the Exchange Act of 1934, as amended, and shares of Company common stock will no longer be publicly traded.

Litigation Relating to the Merger

The Company and the members of its board of directors are named as defendants in class action lawsuits (the “Stockholder Actions”) brought in the Delaware Court of Chancery by several stockholders: Kinder v. China Advanced Construction Materials Group, Inc., and its Board of Directors et al., C.A. No. 6729-CS (filed July 29, 2011); McElligott v. China Advanced Construction Materials Group, Inc., and its Board of Directors et al., C.A. No. 6739-CS (filed August 2, 2011); Elias v. China Advanced Construction Materials Group, Inc., and its Board of Directors et al., C.A. No. 6754-CS (filed August 5, 2011); Camitta v. China Advanced Construction Materials Group, Inc., and its Board of Directors et al., C.A. No. 6770-CS (filed August 9, 2011); Jaworski v. China Advanced Construction Materials Group, Inc., and its Board of Directors et al., C.A. No. 6765-CS (filed August 11, 2011); Bolen v. China Advanced Construction Materials Group, Inc., and its Board of Directors et al., C.A. No. 6811-CS (filed August 26, 2011), and Mulder v. China Advanced Construction Materials Group, Inc., and its Board of Directors et al., C.A. No. 6830-CS (filed September 1, 2011). The Stockholder Actions generally allege that the Company and all of its directors breached their fiduciary duties in connection with the receipt by the Company of a preliminary, non-binding offer from Mr. Han and Mr. He to enter into the merger. The Stockholder Actions seek, among other things, to declare that the merger is unfair, unjust and inequitable, to enjoin the Company from taking any steps necessary to accomplish or implement the merger, and damages in the event the merger is consummated.

THE SPECIAL MEETING

We are furnishing this proxy statement to the Company’s stockholders as part of the solicitation of proxies by the board of directors of the Company for use at the special meeting.

Date, Time and Place

We will hold the special meeting at [  ], local time, on [  ], 2012, at [  ]. If you plan to attend the special meeting, please note that you may be asked to present valid photo identification, such as a driver’s license or passport. Stockholders owning stock in brokerage accounts must bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Purpose of the Special Meeting

The special meeting is being held for the following purposes:

  to adopt the merger agreement (see “The Merger Agreement” beginning on page [  ]); and

  to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

A copy of the merger agreement is attached as Annex A to this proxy statement.

Recommendation of Our Board of Directors and Special Committee

Our board of directors, after careful consideration and acting on the unanimous recommendation of the special committee composed entirely of independent directors, deemed it advisable and in the best interests of the Company and its unaffiliated stockholders that the Company enter into the merger agreement, determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, fair (both substantively and procedurally) to and in the best interest of the Company and its unaffiliated stockholders and recommended that our stockholders adopt the merger agreement at the special meeting. The board of directors of the Company recommends that our stockholders vote “FOR” the adoption of the merger agreement.

Record Date; Stockholders Entitled to Vote; Quorum

Only holders of record of Company common stock at the close of business on [  ], the record date, are entitled to notice of and to vote at the special meeting. On the record date, [  ] shares of Company common stock were issued and outstanding and held by [  ] holders of record. Holders of record of shares of Company common stock on the record date are entitled to one vote per share of Company common stock at the special meeting on each proposal. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our offices located at 9 North West Fourth Ring Road, Yingu Mansion Suite 1708, Haidian District, Beijing, People’s Republic of China, 100190.

A quorum will be present at the special meeting if the holders of a majority of the shares of our common stock outstanding and entitled to vote on the record date are present, in person or by proxy. In the event that a quorum is not present, or if there are insufficient votes to approve the merger agreement at the time of the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

Abstentions and "Broker Non-votes"

Shares of Company common stock represented by proxies reflecting abstentions and properly executed broker non-votes will be counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a broker, dealer, commercial bank, trust company or other nominee does not vote on a particular matter because such broker, dealer, commercial bank, trust company or other nominee does not have the discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner. Brokers, dealers, commercial banks, trust companies and other nominees will not have discretionary voting power with respect to the proposal to adopt the merger agreement.

Vote Required

Adoption of the Merger Agreement

The adoption of the merger agreement by our stockholders requires the affirmative vote of (i) stockholders holding at least a majority of the outstanding shares of Company common stock at the close of business on the record date and (ii) stockholders holding at least a majority of the outstanding shares of Company common stock at the close of business on the record date other than the Rollover Shares.

Failure to vote your shares of Company common stock will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Approval of the Adjournment of the Special Meeting

The approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement requires the affirmative vote of the holders of at least a majority of the shares of Company common stock present and entitled to vote at the special meeting as of the record date, whether or not a quorum is present. Notice of the adjourned meeting need not be given if the time and place to which the meeting is adjourned is announced at the meeting before an adjournment is taken and our board of directors does not fix a new record date for the adjourned meeting.

Stock Ownership and Interests of Certain Persons

As of the record date for the special meeting, our directors (including Mr. Han and Mr. He)  owned, in the aggregate, [  ] shares of Company common stock, or collectively approximately [  ]% of the outstanding shares of Company common stock. Our directors have informed us that they intend, as of the date hereof, to vote all of their shares of Company common stock in favor of the adoption of the merger agreement.

Certain members of our management and the board of directors of the Company have interests that may be different from, or in addition to, those of our stockholders generally. For more information, please read “Special Factors Relating to the Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page [  ].

Voting Procedures

Ensure that your shares of Company common stock can be voted at the special meeting by submitting your proxy or contacting your broker, dealer, commercial bank, trust company or other nominee.

If your shares of Company common stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, check the voting instruction card forwarded by your broker, dealer, commercial bank, trust company or other nominee to see which voting options are available or contact your broker, dealer, commercial bank, trust company or other nominee in order to obtain directions as to how to ensure that your shares of Company common stock are voted at the special meeting.

If your shares of Company common stock are registered in your name, submit your proxy as soon as possible by telephone, via the Internet or by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope, so that your shares of Company common stock can be voted at the special meeting.

Instructions regarding telephone and Internet voting are included on the proxy card.

The failure to vote will have the same effect as a vote against the proposal to adopt the merger agreement. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the proposal to adopt the merger agreement and the proposal to adjourn the special meeting, if necessary and appropriate, to solicit additional proxies.

Voting by Proxy or in Person at the Special Meeting

Holders of record can ensure that their shares of Company common stock are voted at the special meeting by completing, signing, dating and delivering the enclosed proxy card in the enclosed postage-paid envelope. Submitting by this method or voting by telephone or the Internet as described below will not affect your right to attend the special meeting and to vote in person. If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares of Company common stock are held in “street name” by a broker, dealer, commercial bank, trust company or other nominee and you wish to vote at the special meeting, you must bring to the special meeting a proxy from the record holder of those shares of Company common stock authorizing you to vote at the special meeting.

If you vote your shares of Company common stock by submitting a proxy, your shares will be voted at the special meeting as you indicated on your proxy card or Internet or telephone proxy. If no instructions are indicated on your signed proxy card, all of your shares of Company common stock will be voted “FOR” the adoption of the merger agreement and approval to postpone or adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement. You should return a proxy by mail, by telephone or via the Internet even if you plan to attend the special meeting in person.

Electronic Voting

Our holders of record and many stockholders who hold their shares of Company common stock through a broker, dealer, commercial bank, trust company or other nominee will have the option to submit their proxy cards or voting instruction cards electronically by telephone or the Internet. Please note that there are separate arrangements for voting by telephone and Internet depending on whether your shares of Company common stock are registered in our records in your name or in the name of a broker, dealer, commercial bank, trust company or other nominee. If you hold your shares of Company common stock through a broker, bank or other nominee, you should check your voting instruction card forwarded by your broker, dealer, commercial bank, trust company or other nominee to see which options are available.

Please read and follow the instructions on your proxy card or voting instruction card carefully.

Other Business

We do not expect that any matter other than (a) the proposal to adopt the merger agreement and (b) the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement, will be brought before the special meeting. If, however, other matters are properly presented at the special meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

Revocation of Proxies

Submitting a proxy on the enclosed form does not preclude a stockholder from voting in person at the special meeting. A stockholder of record may revoke a proxy at any time before it is voted by filing with our corporate secretary a duly executed revocation of proxy, by properly submitting a proxy by mail, the Internet or telephone with a later date or by appearing at the special meeting and voting in person. A stockholder of record may revoke a proxy by any of these methods, regardless of the method used to deliver the stockholder’s previous proxy. Attendance at the special meeting without voting will not itself revoke a proxy. If your shares of Company common stock are held in street name, you must contact your broker, dealer, commercial bank, trust company or other nominee to revoke your proxy.

Rights of Stockholders Who Object to the Merger

Company stockholders who do not vote in favor of adoption of the merger agreement will have the right to seek appraisal and receive the fair value of their shares of our common stock in lieu of receiving the per share merger consideration if the merger is consummated but only if they perfect their appraisal rights by complying with the required procedures under Delaware law. See “Appraisal Rights” beginning on page [  ] for additional information. For the full text of Section 262 of the Delaware General Corporation Law, please see Annex B to this proxy statement.

Solicitation of Proxies

This proxy solicitation is being made by the Company on behalf of the board of directors of the Company and will be paid for by the Company. In addition, we have retained [  ] (“[  ]”) to assist in the solicitation of proxies for the special meeting. The Company will pay [  ] a fee of $[  ] for its services plus an additional fee not exceeding $[  ] if the stockholders adopt the merger agreement. The Company’s directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. The Company will also request brokers, dealers, commercial banks, trust companies and other nominees to forward proxy solicitation material to the beneficial owners of shares of Company common stock that the brokers, dealers, commercial banks, trust companies and other nominees hold of record. Upon request, the Company will reimburse them for their reasonable out-of-pocket expenses.

Availability of Documents Incorporated by Reference

Documents incorporated by reference (excluding exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents) will be provided without charge by first class mail, to each person to whom this proxy statement is delivered, upon written or oral request of such person to [  ].

Questions and Additional Information

If you need assistance in completing your proxy card or have questions regarding the merger or the special meeting, or to request additional copies of the proxy statement or the proxy card, please contact [  ] toll-free at [  ], collect at [  ], by email at [  ] or at its principal offices at [  ].

THE MERGER AGREEMENT

The following is a summary of the material terms and conditions of the merger agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the agreement and plan of merger, dated as of October 24, 2011, a copy of which is attached as Annex A, and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety because it is the legal document that governs this merger. Please see the section titled “Where You Can Find More Information” beginning on page [  ].

Explanatory Note Regarding the Merger Agreement

The merger agreement and this summary of its terms have been included to provide you with information regarding the terms of the merger agreement. Factual disclosures about the Company contained in this proxy statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the merger agreement and described in this summary. The representations, warranties and covenants made in the merger agreement by the Company, Parent, Merger Sub, Mr. Han and Mr. He were qualified and subject to important limitations agreed to by the Company, Parent and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by disclosures that were made by each party to the other, which disclosures are not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws

The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, set forth in the merger agreement. As the surviving corporation, the Company will continue to exist following the merger. The surviving corporation will be a privately held corporation and our current stockholders, other than Mr. Han and Mr. He who will hold an ownership interest in the surviving corporation, will cease to have any ownership interest in the surviving corporation or rights as our stockholders. Therefore, such current stockholders will not participate in any future earnings or growth of the surviving corporation and will not benefit from any appreciation in value of the surviving corporation.

The board of directors of the surviving corporation will, from and after the effective time of the merger, consist of the directors of Merger Sub until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal. The officers of the surviving corporation will, from and after the effective time of the merger, be the officers of the Company until their successors have been duly appointed and qualified or until their earlier death, resignation or removal.

At the effective time of the merger, the certificate of incorporation and bylaws of the surviving corporation will be in the form of the certificate of incorporation and bylaws of Merger Sub (except with respect to the name of the Company), until amended in accordance with their terms or by applicable law.

Closing and Effective Time of the Merger

The closing of the merger will take place at 10:00 a.m., Beijing time, on the second business day after the satisfaction or (to the extent permitted by applicable law) waiver of all of the conditions to closing (described under “The Merger Agreement—Conditions to the Merger”) (other than the conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or (to the extent permitted by law) waiver of those conditions).

As soon as practicable on the closing date, Parent, Merger Sub and the Company shall file a certificate of merger with the Secretary of State of Delaware with respect to the merger. The effective time of the merger will occur upon the filing of the certificate of merger or at such later date and time as the Company and Parent may agree and specified in the certificate of merger.  Each share of Company common stock that, immediately prior to the effective time of the merger, is subject to restrictions shall become fully vested immediately prior to the effective time of the merger, and each such share of the Company common stock shall be traded as a share of Company common stock for all purposes of the merger agreement.

Treatment of Common Stock

Each share of Company common stock issued and outstanding immediately prior to the effective time of the merger (excluding the Rollover Shares and shares owned by stockholders who have exercised, perfected and not withdrawn a demand for, or lost the right to, appraisal rights under the DGCL) will convert into the right to receive $2.65 in cash, without interest.

Each Rollover Share contributed to Parent by Mr. Han and Mr. He prior to the effective time of the merger in exchange for shares of Parent, which contribution is described in “Special Factors Relating to the Merger—Interests of the Company’s Directors and Executive Officers in the Merger”, will be cancelled without consideration; and

Each share of Company common stock issued and outstanding immediately prior to the effective time of the merger and held by holders who have exercised, perfected and not withdrawn a demand for, or lost the right to, appraisal rights under the DGCL will be cancelled without payment of consideration and will instead be entitled to the appraisal rights provided under the DGCL as described under “Appraisal Rights.”

Treatment of Restricted Stock, Company Options and Company Warrants

Each share of Company common stock that, immediately prior to the effective time of the merger, is subject to restrictions shall become fully vested immediately prior to the effective time of the merger, and each such share of Company common stock shall be traded as a share of Company common stock for all purposes of the merger agreement.

Each option to purchase Company common stock pursuant to the Company’s 2009 Equity Incentive Plan that is outstanding and unexercised immediately prior to the effective time of the merger, whether or not then vested, will be cancelled and converted into the right to receive as soon as practicable after the effective time of the merger, a cash amount equal to (a) the total number of shares of Company common stock subject to such option immediately prior to the effective time of the merger multiplied by (b) the excess of the per share merger consideration over the exercise price payable per share of Company common stock issuable under such option; provided, that if the exercise price per share of Company common stock issuable under the option is equal to or greater than the per share merger consideration, such option shall be cancelled without any cash payment being made in respect thereof.

Each warrant to purchase Company common stock that is outstanding and unexercised shall be cancelled and converted into the right to receive, as soon as practicable after the effective time of the merger, a cash amount equal to (a) the total number of shares of Company common stock subject to such warrant immediately prior to the effective time of the merger multiplied by (b) the excess of the per share merger consideration over the exercise price per share of Company common stock under such warrant.

Exchange and Payment Procedures

Prior to the effective time of the merger, Parent will designate a bank or trust company reasonably acceptable to the Company to act as the paying agent responsible for distributing the merger consideration. At or prior to the effective time of the merger, Parent will deposit, or will cause to be deposited, with the paying agent an amount in cash sufficient for the paying agent to make payment of the aggregate per share merger consideration to the holders of shares of Company common stock (other than the Rollover Shares).

Promptly (but in any event no later than five business days) after the effective time of the merger, Parent will cause the paying agent to mail to each record holder of shares of Company common stock (i) a letter of transmittal describing how it may exchange its shares of common stock for the per share merger consideration and (ii) instructions for effecting the surrender of share certificates in exchange for the merger consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent until you receive a letter of transmittal with instructions for the surrender of your stock certificates.

You will not be entitled to receive the merger consideration until you surrender your stock certificate or certificates along with a duly completed and executed letter of transmittal to the paying agent or until the paying agent receives an “agent’s message” in the case of shares held in book-entry form and other documents reasonably required by the paying agent and approved by Parent and us. If ownership of your shares is not registered in the transfer records of the Company, a check for any cash to be delivered will only be issued if the certificate is properly endorsed and the applicable letter of transmittal is accompanied by all documents reasonably required to evidence and effect transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

No interest will be paid or accrued on the cash payable as the merger consideration as provided above.

From and after the effective time of the merger, there will be no transfers on the stock transfer books of the surviving corporation of shares of Company common stock that were outstanding immediately prior to the effective time of the merger. If, after the effective time of the merger, any person presents to the surviving corporation, Parent or the paying agent any certificates or any transfer instructions relating to shares cancelled in the merger, such person will be given a copy of the letter of transmittal and told to comply with the instructions in that letter of transmittal in order to receive the merger consideration to which such person is entitled.

Any portion of the merger consideration deposited with the paying agent that remains undistributed to the former record holders of Company common stock for twelve months after the effective time of the merger will be delivered to the surviving corporation upon demand by the surviving corporation. Record holders of common stock who have not complied with the above-described exchange and payment procedures will thereafter only look to the surviving corporation for payment of the merger consideration. None of the surviving corporation, Parent, the paying agent or any other person will be liable to any former record holders of common stock for any cash delivered to a governmental entity pursuant to any applicable abandoned property, escheat or similar laws.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to make an affidavit of the loss, theft or destruction, and if required by the surviving corporation, deliver an agreement of indemnification in a form reasonably satisfactory to the surviving corporation or post a bond in a such reasonable amount as the surviving corporation may direct as indemnity against any claim that may be made against it with respect to such certificate. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

Representations and Warranties

The merger agreement contains representations and warranties made by the Company to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to the Company, in each case, as of specific dates. The statements embodied in those representations and warranties were made for purposes of the merger agreement and are subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the merger agreement (including the disclosure letter delivered by the Company in connection therewith but not reflected in the merger agreement). In addition, some of those representations and warranties may be subject to a contractual standard of materiality different from that generally applicable to stockholders, may have been made for the principal purpose of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risks between the parties to the merger agreement rather than establishing matters as facts. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

The representations and warranties made by the Company to Parent and Merger Sub include representations and warranties relating to, among other things:

  due organization, existence, good standing and authority to carry on the Company’s businesses;

  the absence of encumbrances on the Company’s ownership of the equity interests of its subsidiaries;

  the Company’s corporate power and authority to execute, deliver and perform its obligations under and to consummate the transactions under the merger agreement, and the enforceability of the merger agreement against the Company;

  the declaration of advisability of the merger agreement and the merger by the special committee and by the board of directors of the Company, the approval of the merger agreement and the merger by the board of directors of the Company and the board of directors’ submission of the merger agreement to a vote by the stockholders of the Company;

  the required vote of the Company’s stockholders to adopt the merger agreement;

  the absence of conflicts with, or breaches or default under, organizational documents, contracts and applicable law;

  the Company’s capitalization, the absence of preemptive or other similar rights or any debt securities that give its holders the right to vote with the Company’s stockholders;

  governmental consents and approvals;

  the Company’s SEC filings since January 1, 2010 and the financial statements included therein;

  the absence of a Company “Material Adverse Effect” (as defined below) and the absence of certain other changes or events since June 30, 2011;

  the absence of certain undisclosed liabilities;

  the absence of legal proceedings against the Company or its subsidiaries;

  compliance with applicable laws, licenses and permits;

  possession of all material regulatory permits;

  title to assets and absence of liens on assets (other than certain permitted liens);

  intellectual property;

  insurance;

  material contracts and the absence of any material default under, or termination of, any material contract;

  the Company’s disclosure controls and procedures and internal controls over financial reporting;

  the accuracy of the information provided in the Schedule 13E-3 and this proxy statement;

  receipt of the fairness opinion of William Blair by the special committee and the board of directors of the Company;

  tax matters;

  environmental matters;

  the disclosure letter to the merger agreement;

  the absence of a shareholder rights or similar agreement and the inapplicability of any anti- takeover law to the merger;

  the absence of any undisclosed brokers' or finders' fees; and

  acknowledgment as to absence of any other representations and warranties.

Many of the representations and warranties in the merger agreement made by the Company are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the merger agreement, a “Material Adverse Effect” means any circumstance, event, change, effect or development, that individually or in the aggregate with all other circumstances, events, changes, effects or developments, has had or would reasonably be expected to have a material adverse effect on the financial condition, results of operations, prospects, assets, liabilities, properties or business of the Company and its subsidiaries, taken as a whole. However, a Material Adverse Effect shall not be deemed to include circumstances, events, changes, effects or developments relating to or resulting from:

  changes in GAAP or regulatory accounting requirements or law applicable to the Company or any of its subsidiaries;

  changes, effects or circumstances in the industries or markets in which the Company or any of its subsidiaries operate;

  changes in general economic, political or financial market conditions, except to the extent the Company and its subsidiaries are disproportionately adversely affected;

  changes in global, national or regional political conditions or general economic, political or financial market conditions;

  stockholder litigation relating to the transaction;

  a decline or other changes in the Company’s stock price or trading volume;

  the outcome, results or progress of any legal proceedings disclosed to Parent;

  any matters which Parent or any of its affiliates has or should have actual or constructive knowledge as of the date of the merger agreement;

  changes resulting from the identity of or facts relating to Parent, Merger Sub or their affiliates;

  losses or changes in the Company’s relationship with customers, suppliers, vendors, lenders, employees, investors or partners arising out of the execution, delivery of performance of the merger agreement or the merger;

  public disclosure of the merger agreement or the merger;

  hostilities, wars, acts of terrorism, natural disasters or similar force majeure events; or

  acts or omissions taken with the prior written consent of the other parties that are permitted or required by the merger agreement.

The representations and warranties made by Parent and Merger Sub to the Company include representations and warranties relating to, among other things:

  their due organization, existence and good standing;

  their corporate power and authority to execute, deliver and perform their obligations under and to consummate the transactions contemplated by the merger agreement, and the enforceability of the merger agreement against them;

  the absence of conflicts with, or breaches or defaults under, organizational documents, contracts and applicable law;

  capitalization of Parent and Merger Sub;

  governmental consents and approvals;

  operations and ownership of Parent and Merger Sub;

  the absence of legal proceedings against Parent or Merger Sub;

  the accuracy of the information provided by Parent or Merger Sub for inclusion in the Schedule 13E-3 and this proxy statement;

  delivery of the Buyer Group’s facility agreement and the rollover agreement and the absence of any default thereunder;

  after delivery of the Buyer Group’s facility agreement and the rollover agreement, the absence of any side letters or other agreements to which Parent or its affiliates are a party relating to the financing;

  after delivery of the Buyer Group’s facility agreement and the rollover agreement, sufficiency of funds in the financing to pay the aggregate merger consideration and other amounts required to be paid in connection with the consummation of the transactions contemplated by the merger agreement;

  after delivery of the Buyer Group’s facility agreement and the rollover agreement, Parent and Merger Sub not having any reason to believe that the conditions to the financing will not be satisfied, that the financing will not be available or that the financing will not be sufficient;

  the absence of conditions precedent to the funding of the financing other than as set forth in the Buyer Group’s facility agreement;

  the absence of any undisclosed brokers’ or finders’ fees;

  solvency of Parent, Merger Sub and the surviving company immediately following consummation of the merger;

  the absence of any other agreements (except for the rollover agreement) (i) between Parent, Merger Sub or any of their affiliates on one hand, and any member of the Company’s management, directors, or stockholders, on the other, that relate to the transactions contemplated by the merger agreement or (ii) pursuant to which a stockholder would be entitled to receive consideration different than the merger consideration or pursuant to which a stockholder agreed to vote to approve the merger agreement or against any superior proposal;

  the absence of any side letters or other agreements among the Mr. Han, Mr. He, the debt financing source or any of their respective affiliates relating to the transactions contemplated by the merger agreement;

  independent investigation conducted by Parent and Merger Sub and non-reliance on the Company’s estimates, projections, forecasts, plans or budgets; and

  acknowledgement as to the absence of any other representations and warranties.

Certain Parent’s and Merger Sub’s representations and warranties are qualified as to, among other things “materiality” or “Parent material adverse effect.” For purposes of the merger agreement, “Parent material adverse effect” means any circumstance, event, change, effect or development that individually or in the aggregate, prevents, materially impedes, interferes with, hinders or delays the consummation by Parent or Merger Sub of the transactions contemplated by the merger agreement on a timely basis.

Conduct of Business Prior to Closing

Under the merger agreement, the Company has agreed that, subject to certain exceptions in the merger agreement, from the date of the merger agreement until the earlier of the effective time of the merger or the termination of the merger agreement, the Company and its subsidiaries will cause their businesses to be conducted in the ordinary course in all material respects and use their reasonable best efforts to maintain and preserve intact their business organizations and business relationships, keep available the services of their current key officers and employees and maintain in effect all of its presently existing insurance coverage (or substantially equivalent insurance coverage).

Subject to certain exceptions set forth in the merger agreement and the disclosure letter the Company delivered in connection with the merger agreement, unless Parent consents in writing (which consent cannot be unreasonably conditioned, withheld or delayed), the Company will not and will not permit its subsidiaries to, among other things:

  issue, sell, pledge, dispose, encumber, grant or authorize any shares of its capital stock, subject to certain exceptions;

  make, declare, pay or set aside for payment any dividend or other distribution with respect to the capital stock of the Company or any of its subsidiaries (except for dividends paid by any wholly owned subsidiaries to it or another wholly owned subsidiary);

  adjust, split, combine, redeem, repurchase or otherwise acquire any of the capital stock of the Company or any of its subsidiaries, subject to certain exceptions;

  sell, transfer, mortgage, encumber, or otherwise dispose of or discontinue any of the Company’s assets, deposits, business or properties in excess of $100,000, other than in the ordinary course of business;

  acquire assets, business, deposits or properties in excess of $100,000, other than in the ordinary course of business;

  amend the governing documents of the Company or its subsidiaries in any material respect;

  change accounting principles, practices or methods, except as required by United States generally accepted accounting principles or applicable regulatory accounting requirements;

  grant or agree to grant in the future any material increases in the compensation of any of the Company’s or its subsidiaries’ directors or executive officers;

  other than in the ordinary course of business or in accordance with the Company’s equity incentive plan (a) grant or increase any severance, change in control or similar compensation or benefits payable to, any director, officer or employee, (b) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits under the equity incentive plan, (c) enter into, terminate or materially amend the equity incentive plan or any other benefit plans, programs or arrangements, and all employment, termination or other contracts or agreements, (d) enter into any employment agreement with any employee, (e) establish, adopt or amend any collective bargaining agreement, plan or arrangement for the benefit of any current or former directors or employees or any of their beneficiaries, or (f) issue or grant any options, warrants, or commitments relating to, or securities, rights or obligations exchangeable for any shares of the Company’s capital stock, or contracts, understandings or arrangements by which the Company may become bound to issue additional shares of capital stock;

  incur or guarantee any long-term indebtedness for borrowed money in excess of $500,000 other than in the ordinary course of business;

  enter into, terminate, modify or amend any contracts that calls for annual aggregate payments of $500,000 or more with a term longer than one year which cannot be terminated without material penalty upon notice of 90 days or less, other than in the ordinary course of business; or

  agree to take any of the actions prohibited by the foregoing.

Parent Forbearance

Except as expressly contemplated by or permitted by the merger agreement or as required by applicable law, Parent will not, without the written consent of the Company, take, or agree to take, any action that would reasonably be expected to (a) adversely affect or materially hinder or delay the performance of its covenants and agreements under the merger agreement or (b) result in any of the conditions to effect the merger or the debt financing becoming incapable of being satisfied.

Access to Information

Upon reasonable notice and subject to applicable laws relating to the confidentiality of information or requirements of governmental entities, subject to certain exceptions, each party will afford each other party’s representatives reasonable access, during normal business hours, upon reasonable advance notice, to all of its properties, books, contracts, commitments and records as may reasonably be requested by the other party.

Solicitation of Takeover Proposals

Until 11:59 p.m., New York time, on December 23, 2011 the Company is permitted to:

  initiate, solicit and encourage any inquiry or the making of takeover proposals or offers from third parties, including through public disclosure or by providing third parties non-public information pursuant to acceptable confidentiality agreements; provided, that the Company shall promptly make such information available to Parent if not previously made available to Parent; and

  enter into and maintain discussions or negotiations with any person with respect to any takeover proposal, or otherwise cooperate with or assist such inquiries, proposals, discussions or negotiations.

From and after 12:00 a.m., New York time, on December 24, 2011 until the earlier of the effective time of the merger or the termination of the merger agreement, the Company will not directly or indirectly:

  solicit, initiate, knowingly encourage or knowingly induce the making of any takeover proposal from a third party;

  provide any material non-public information concerning the Company to a third party in connection with a takeover proposal; or

  engage in discussions or negotiations with any third party concerning a takeover proposal.

Notwithstanding the foregoing, the Company may continue to engage in the activities permitted during the period prior to 11:59 p.m., New York time, on December 23, 2011 described above with an excluded party. In this proxy statement, we refer to any person that has submitted a takeover proposal after the execution of the merger agreement and prior to 11:59 p.m., New York time, on December 23, 2011 that the board of directors and the special committee determine in good faith (after consultation with its financial and legal advisors) constitutes or would reasonably be expected to result in a superior proposal as an “excluded party”; provided, however, that such person will cease to be an excluded party at such time as the takeover proposal made by such person is withdrawn, is terminated or expires, or the board of directors and the special committee determine in good faith (after consultation with its financial and legal advisors) ceases to constitute or ceases to be reasonably likely to lead to a superior proposal.

Prior to the time the Company’s stockholders adopt the merger agreement, if the Company receives an unsolicited takeover proposal from a third party that the special committee determines in good faith (after consultation with its financial and legal advisors) could result in a superior proposal, the Company may:

  furnish information concerning the Company and its subsidiaries to such party pursuant to an acceptable confidentiality agreement; and

  engage in discussions or negotiations with such party with respect to such takeover proposal.

From and after 12:00 a.m., New York time, on December 24, 2011, the Company shall promptly (in any event within 48 hours) advise Parent, orally and then in writing as promptly as practicable, of (a) any takeover proposal, (b) any initial request for non-public information concerning the Company or its subsidiaries related to a takeover proposal or from any person who would reasonably be expected to make a takeover proposal and (c) any initial request for discussions or negotiations related to a takeover proposal. In connection with such notice, Company must also provide the material terms and conditions and the identity of the third party making the takeover proposal or request. The Company must also keep Parent reasonably informed in all material respects of the status and details of such takeover proposal or request received after 12:00 a.m., New York time, on December 24, 2011.

After the receipt of the executed Buyer Group’s facility agreement on terms reasonably acceptable to the special committee on behalf of the Company to provide financing required for the transactions contemplated in the merger agreement, including the merger, the board of directors of the Company cannot effect a “change of recommendation” (as defined in “The Merger Agreement—Solicitation of Takeover Proposals”) or allow the Company to execute or enter into, any “Company acquisition agreement” (as defined in “The Merger Agreement—Solicitation of Takeover Proposals”) related to any takeover proposal. Notwithstanding the foregoing, at any time prior to the receipt of the requisite stockholder approvals of the merger, (x) if the special committee determines in good faith (after consultation with the Company’s outside legal advisors) that the failure to do so could likely be inconsistent with its fiduciary duties, then the board of directors of the Company, acting upon the recommendation of the special committee, may make a change of recommendation; and (y) if the board of directors of the Company determines in good faith (after consultation with the Company’s outside financial and legal advisors) that a takeover proposal constitutes a superior proposal, then the Company may make a change of recommendation, enter into a Company acquisition agreement with respect to such superior proposal and/or terminate the merger agreement.

After the receipt of the executed Buyer Group’s facility agreement, the Company is not entitled to effect a change of recommendation or terminate the merger agreement unless (a) the Company has provided written notice at least five business days in advance to Parent and Merger Sub advising Parent that the board of directors of the Company intends to make a change of recommendation or enter into a Company acquisition agreement and specifying the reasons for the proposed action and, if a change of recommendation is being made as a result of a superior proposal, the terms and conditions of such takeover proposal (including the identity of the third party making the takeover proposal and any related financing materials) and (b) with respect to a takeover proposal received on or after 12:00 a.m., New York time, on December 24, 2011, in addition to providing a written notice of a superior proposal to Parent, during the five business day period following Parent’s and Merger Sub’s receipt of such written notice, the Company will negotiate with Parent and Merger Sub in good faith (if Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of the merger agreement and the Buyer Group’s facility agreement, so that such superior proposal no longer constitutes a superior proposal, and following the end of the five business day period, the board of directors of the Company and the special committee will have determined in good faith, taking into account any changes to the merger agreement and the Buyer Group’s facility agreement proposed by Parent and Merger Sub, that the takeover proposal giving rise to such written notice continues to be a superior proposal. Any material amendment to the financial terms or any other material amendment of such superior proposal will require a new written notice and the Company will be required to comply again with the procedures in this paragraph.

The Company shall not be restricted from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act or taking or disclosing to its stockholders any position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or from making any other disclosure to its stockholders to comply with applicable law.

As used in this proxy statement, the following terms shall have the following meanings:

The term “takeover proposal” means any proposal or offer made by any third party to purchase or otherwise acquire (a) beneficial ownership (as defined under section 13(d) of the Exchange Act) of 20% or more of any class of equity securities of the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer, exchange offer or similar transaction or (b) any one or more assets or businesses of the Company and its subsidiaries that constitute 20% or more of the revenues or assets of the Company and its subsidiaries, taken as a whole.

The term “superior proposal” means a written takeover proposal on terms which the board of directors of the Company and special committee determine in good faith (after consultation with the Company’s outside legal and financial advisors) to be more favorable to the Company’s stockholders from a financial point of view than the terms of the merger agreement (taking into account such factors as the board of directors of the Company deems appropriate including any changes to the terms of the merger agreement proposed by Parent) and to be reasonably capable of being consummated on the terms proposed.

Indemnification; Directors’ and Officers’ Insurance

Parent and the surviving corporation will assume the indemnification obligations for acts or omissions occurring at or prior to the effective time of the merger in favor of the current or former directors, officers or employees of the Company or any of its subsidiaries or fiduciaries of the Company or any of its subsidiaries under benefit plans of the Company or its subsidiaries (collectively, the “indemnified parties”), as provided in the governing documents of the Company or its subsidiaries. Without limiting the foregoing, Parent will cause the governing documents and indemnification or similar agreements of the surviving corporation (or any successor) to contain provisions no less favorable to the indemnified parties with respect to rights to indemnification, advancement of expenses and limitations on liabilities, set forth in these documents as of the date of the merger agreement. The relevant provisions may not be amended, repealed or otherwise modified in a manner that would adversely affect the rights of the Indemnified Parties, unless such modification is required by applicable law.

Without limiting the foregoing, following the effective time of the merger, Parent and the surviving corporation will, jointly and severally, indemnify and hold harmless each indemnified party, and anyone who becomes an indemnified party between the date of the merger agreement and the effective time of the merger, against any costs or expenses, judgments, losses, claims, damages or liabilities and amounts paid in settlement incurred in connection with any actual or threatened proceeding, including any matter arising in connection with the transactions contemplated by the merger agreement, to the fullest extent permitted by applicable law (and Parent and the surviving corporation will also advance expenses as incurred to the fullest extent permitted under applicable law). Notwithstanding anything to the contrary contained in the merger agreement, Parent may not (and Parent will cause the surviving corporation not to) settle or compromise or consent to the entry of any judgment or otherwise terminate any proceeding, unless such settlement, compromise, consent or termination includes an unconditional release of all of the indemnified parties from all liability and does not include an admission of fault or wrongdoing by any indemnified party.

Except in certain instances, for at least six years after the effective time of the merger, (i) Parent and the surviving corporation will maintain in full force and effect, on terms and conditions no less advantageous to the indemnified parties, or any other person entitled to the benefit of the indemnification provisions of the merger agreement, than the existing directors’ and officers’ liability insurance and fiduciary insurance maintained by the Company as of the date of the merger agreement, including coverage of claims arising from facts or events that occurred on or before the effective time of the merger, including the transactions contemplated by the merger agreement (provided that Parent or the surviving corporation, as applicable, will not be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premiums currently paid by the Company on an annualized basis, but in such case will purchase as much of such coverage as possible for such amount); and (ii) Parent and the surviving corporation will not take any action that would prejudice the rights of, or impede recovery by, the beneficiaries of any such insurance, whether in respect of claims arising before or after the effective time of the merger. In lieu of such insurance, prior to the effective time of the merger, the Company may, following consultation with Parent, purchase a six year “tail” prepaid policy on such terms and conditions (provided that the premium for such “tail” policy shall not exceed an amount equal to 300% of the aggregate annual premiums currently paid by the Company on an annualized basis), in which event Parent will no longer have any obligations to maintain the insurance policies described in this paragraph.

Financing

Parent and Merger Sub will use their best efforts to obtain the debt financing for the merger on terms and conditions reasonably satisfactory to the special committee, including using their best efforts to (a) enter into the Buyer Group’s facility agreement as promptly as practicable after the date of the merger agreement, (b) satisfy on a timely basis all conditions applicable to Parent or Merger Sub in the Buyer Group’s facility agreement and (c) cause the lender under the Buyer Group’s facility agreement to fund the debt financing at the effective time of the merger.

In the event any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the Buyer Group’s facility agreement, Parent and Merger Sub will use their best efforts to arrange and obtain, as promptly as practicable following the occurrence of such event, alternative financing from alternative sources, on terms not materially less favorable in the aggregate to Parent and Merger Sub than those set forth in the Buyer Group’s facility agreement, in an amount sufficient, when added to the portion of the debt financing that is available, to consummate the transactions contemplated by the merger agreement.

Neither Parent nor Merger Sub may permit any amendment or modification to, or consent to any waiver of any provision or remedy under, the Buyer Group’s facility agreement or alternative financing agreement, if such amendment, modification or waiver (a) reduces the aggregate amount of the debt financing or, if applicable, the alternative financing (including by changing the amount of fees to be paid or original issue discount), or (b) imposes new or additional conditions that would reasonably be expected to (i) prevent or materially delay the ability of Parent to consummate the merger and the other transactions contemplated by the merger agreement or (ii) adversely impact the ability of Parent, Merger Sub or the Company, as applicable, to enforce its rights against other parties to the Buyer Group’s facility agreement or the alternative financing agreements. However, the foregoing prohibition will not prohibit Parent from adding additional lender(s) to the Buyer Group’s facility agreement. Parent may not release or consent to the termination of the obligations of the lender under the Buyer Group’s facility agreement or the alternative financing agreements, except for assignments and replacements of a lender in connection with any syndication of the debt financing or alternative financings as expressly contemplated by the Buyer Group’s facility agreement or the alternative financing agreements. Parent will keep the special committee reasonably informed on a reasonably current basis of the status of Parent’s efforts to arrange any alternative financing.

Parent and Merger Sub will use their best efforts to:

  maintain in effect the Buyer Group’s facility agreement and any alternative financing agreements;

  satisfy on a timely basis all conditions to funding in the Buyer Group’s facility agreement and any alternative financing agreements within their control;

  cause the lender under the Buyer Group’s facility agreement to fund the debt financing at the effective time of the merger;

  cause the financing sources for the alternative financing to fund the alternative financing at the effective time of the merger; and

  enforce their rights under the Buyer Group’s facility agreement and any alternative financing agreements.

Parent will give the special committee notice promptly (a) upon becoming aware of any breach of any material provisions of, or termination by any party to, the Buyer Group’s facility agreement or any alternative financing agreement or (ii) upon the receipt of any written or oral notice or other communication from any person with respect to any threatened breach or threatened termination by any party to the Buyer Group’s facility agreement or any alternative financing agreement.

The Company will use its reasonable best efforts to cooperate with Parent’s reasonable requests in connection with the arrangement, consummation and funding or draw-down of the debt financing (and, if applicable, any alternative financing); provided, that (a) the Company and its affiliates will not be required to pay or agree to pay any fees or expenses or give any indemnities to any person and (b) such cooperation by the Company or its affiliates will not unreasonably interfere with the ongoing operations of the Company or its affiliates).

Parent will, promptly upon termination of the merger agreement, (i) reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company in connection with the Company’s cooperation in obtaining the debt financing or alternative financing and (ii) reimburse the Company and its representatives for any losses incurred by it in connection with the arrangement of the debt financing or any alternative financing and any information (other than information provided by the Company and it subsidiaries) utilized in connection therewith. Parent and Merger Sub agree that the Company and its affiliates and its and their respective representatives will not, prior to the effective time of the merger, incur any liability to any person under any financing that Parent and Merger Sub may raise in connection with the transactions contemplated by the merger agreement or any cooperation provided by the Company.

No Knowledge of Inaccuracies

Parent and Merger Sub will promptly notify the Company if at any time before the closing Parent or Merger Sub becomes aware of any material inaccuracies in the Company’s representations and warranties.

Employee Matters

At closing, Parent will provide each Company employee with a level of compensation and benefits no less favorable in the aggregate than the level of compensation and benefits provided to such employee immediately prior to closing. The welfare plans of Parent or its affiliates, including, following the closing date, the Company, applicable to each Company employee (a) will not contain any exclusions for pre-existing medical or health conditions (to the extent such conditions had been covered under the Company plans as of the date of closing) and (b) will credit each employee for the plan year of the Company in which the date of closing occurs with all deductibles and co-payments applicable to the portion of such plan year occurring prior to the date of closing. In addition, each Company employee will receive credit for services with the Company and its affiliates and predecessors under Parent's employee benefit plans for purposes of eligibility, vesting and benefit accrual; provided, however, that in no event shall such credit result in the duplication of benefits or the funding of such benefit plans.

Conditions to the Merger

The consummation of the merger is subject to the satisfaction or waiver by Parent and the Company of the following conditions:

  the requisite stockholder approvals shall have been obtained; and

  no order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing the consummation of the merger or any of the transactions contemplated by the merger agreement is in effect.

The obligation of Parent and Merger Sub to effect the merger is also subject to the satisfaction, or waiver by Parent, of the following conditions:

  the representations and warranties of the Company in the merger agreement being true and correct as of the date of the merger agreement and as of the closing date, subject to a material adverse effect exception;

  the Company having performed in all material respects all obligations required to be performed by it under the merger agreement at or before the closing date; and

  since the date of the merger agreement, no change, event, circumstance or development having occurred that has had, or would reasonably be expected to have, a Material Adverse Effect.

The obligation of the Company to effect the merger is subject to the satisfaction, or waiver by the Company, of the following conditions:

  the representations and warranties of Parent and Merger Sub in the merger agreement being true and correct as of the date of the merger agreement and as of the closing date, subject to a Parent material adverse effect exception;

  each of Parent and Merger Sub having performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date; and

  since the date of the merger agreement, no change, event, circumstance or development having occurred that has had, or would reasonably be expected to have, a Parent material adverse effect.

Termination

The merger agreement may be terminated at any time prior to the consummation of the merger, whether before or after stockholder approval has been obtained:

by mutual written agreement of the Company and Parent;

by either the Company or Parent, if:

  any governmental entity has issued a final order, injunction or decree permanently enjoining or otherwise prohibiting consummation of the merger; provided, that this termination right is not available to a party if the failure of such party to fulfill any of its obligations under the merger agreement is the primary cause or material contributing factor to the denial of such approval, or issuance of such final order, injunction or decree;

  the merger is not completed by June 30, 2012 (the “termination date”), provided, that this termination right is not available to a party if the failure of the merger to have been consummated on or before the termination date was primarily due to the breach or failure of such party to fulfill any of its obligations under the merger agreement; or

  our stockholders do not adopt the merger agreement at the special meeting or any adjournment or postponement thereof.

by the special committee (on behalf of the Company):

  if Parent or Merger Sub has breached or failed to perform any of its representations, warranties, covenants or agreements under the merger agreement, such that the corresponding condition to closing would not be satisfied and such breach or inaccuracy cannot be cured or if curable, is not cured by Parent or Merger Sub within 30 calendar days after written notice of such breach or if earlier, by the termination date; provided, that this termination right is not available to the Company if a material breach of the merger agreement by the Company is the primary cause or material contributing factor to the failure of such condition to be satisfied;

  enters into an acquisition agreement relating to a superior proposal without breaching the merger agreement;

  if all of the closing conditions are otherwise satisfied but Parent and Merger Sub fail to close within two business days following the date the closing should have occurred, the Company has notified Parent in writing that it is ready to close and the Company has given Parent written notice of at least one business day of its intention to terminate the merger agreement; or

  for any reason on prior to the receipt by the Company of a copy of the executed Buyer Group’s facility agreement.

by Parent:

  if the Company has breached any of its representations, warranties, covenants or agreements under the merger agreement, such that the corresponding condition to closing would not be satisfied and such breach or inaccuracy cannot be cured or if curable, is not cured by the Company within 30 calendar days after written notice of such breach, or if earlier, by the termination date; provided, that this termination right is not available to Parent if (a) a material breach of the merger agreement by Parent or Merger Sub is the primary cause or material contributing factor to the failure of such condition to be satisfied or (b) if either Mr. Han or Mr. He has actual knowledge of such breach by the Company on or prior to October 24, 2011; or

  if the board of directors of the Company has made and not withdrawn a change of recommendation.

Termination Fees and Reimbursement of Expenses

The Company is required to pay Parent a termination fee of $500,000 in the event that the merger agreement is terminated:

  by the special committee on behalf of the Company after the receipt of the executed Buyer Group’s facility agreement by the Company in order to enter into an alternative acquisition agreement in connection with a superior proposal;

  by either the Company or Parent after the termination date or on or because our stockholders do not adopt the merger agreement at the special meeting or any adjournment or postponement thereof, if (a) a third party has made a takeover proposal during the period after 12:00 a.m., New York time, on December 24, 2011 and before the special meeting, which proposal has been publicly disclosed and not withdrawn, (b) the Company has received a copy of the executed Buyer Group’s facility agreement before the takeover proposal under (a) was made and (c) such takeover proposal shall have been consummated or any definitive agreement with respect to such takeover proposal shall have been entered into within twelve months after such termination under (a); or

  by Parent due to the Company’s breach of any of its representations, warranties, covenants or agreements under the merger agreement or the board of directors of the Company having made and not withdrawn a change of recommendation.

Parent or, at the request of the Company, Mr. Han and Mr. He on a joint and several basis are required to pay the Company a reverse termination fee of $1.5 million in the event the merger agreement is terminated:

  by the Company for any reason if the Company does not receive a copy of the executed Buyer Group’s facility agreement on or before December 23, 2011;

  by the Company due to Parent’s breach of any of its representations, warranties, covenants or agreements under the merger agreement; or

  if all of the closing conditions are otherwise satisfied but Parent and Merger Sub fail to close within two business days following the date the closing should have occurred, the Company has notified Parent in writing that it is ready to close and the Company has given Parent written notice of at least one business day of its intention to terminate the merger agreement.

Parent or, at the request of the Company, Mr. Han and Mr. He on a joint and several basis are required to pay the Company a reverse termination fee of $2.5 million in the event the merger agreement is terminated by the Company for any reason if the Company does not receive a copy of the executed Buyer Group’s facility agreement on or before January 22, 2012.

Remedies

Subject to any equitable remedies the Company may be entitled to, our right to receive payment of a reverse termination fee of either $1.5 million or $2.5 million, as the case may be, in connection with the merger from Parent, Mr. Han or Mr. He is our sole and exclusive remedy for any loss or damage suffered as a result of the failure of the merger to be consummated under certain circumstances or for a breach or failure to perform under the merger agreement or otherwise. Upon payment of such reverse termination fee, Parent, Mr. Han, Mr. He and their respective representatives will have no further liability under the merger agreement.

Subject to any equitable remedies Parent or Merger Sub may be entitled to, Parent’s and Merger Sub’s right to receive payment of a termination fee of $500,000 from us, is the sole and exclusive remedy of Parent and Merger Sub against us for any loss or damage suffered as a result of the failure of the merger to be consummated under certain circumstances or for a breach or failure to perform under the merger agreement or otherwise. Upon payment of such amount, the Company, its subsidiaries and their respective representatives will have no further liability under the merger agreement.

The Company, Parent and Merger Sub are entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions thereof, this being in addition to any other remedy to which they are entitled under the merger agreement. The Company is entitled to seek an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s obligation to cause the prospective lender to fund under the Buyer Group’s facility agreement at the effective time of the merger. The parties agree that under no circumstances will the Company be entitled to receive both a grant of specific performance that results in the consummation of the merger and payment of all or any portion of the reverse termination fee.

Amendment; Waiver of Conditions

The merger agreement may be amended with the approval of the respective boards of directors of the parties at any time; provided, that in the case of the Company, the board of directors must approve such amendment in writing, acting upon the unanimous recommendation of the special committee; and provided further, that after any such adoption of the merger agreement by the requisite stockholders’ approval, no amendment shall be made which changes the merger consideration, adversely affects the stockholders, or otherwise requires further approval of the stockholders by law without the further approval of such stockholders.

At any time before the effective time of the merger, each of the parties to the merger agreement may waive compliance with any of the agreements or conditions contained in the merger agreement to the extent permitted by applicable law.

COMMON STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of the close of business, New York time, on [  ], 2011 for: (i) each person known by us to beneficially own more than 5% of our voting securities, (ii) each named executive officer, (iii) each of our directors, (iv) all of our officers and directors as a group, and (v) the Rollover Stockholders. Information concerning beneficial ownership was obtained from publicly available filings. Unless otherwise indicated, (a) each stockholder has sole voting power and dispositive power with respect to the indicated shares and (b) the address of each stockholder who is a director or executive officer is c/o China Advanced Construction Materials Group, Inc., 9 North West Fourth Ring Road, Yingu Mansion Suite 1708, Haidian District, Beijing, People’s Republic of China, 100190.

Name & Address of	Title of Beneficial Owner	Number of Shares	Percent of
Beneficial Owner		Beneficially Owned	Class(1) (2)

Officers and Directors
Xianfu Han(3)	Chairman and CEO	[ ]	[ ]%
Weili He(4)	Vice Chairman and COO	[ ]	[ ]%
Jeremy Goodwin(5)	President and CFO	[ ]	[ ]%
Jing Liu	Director	[ ]	[ ]%
Tao Jin	Director	[ ]	[ ]%
Yang (Joanna) Wang	Director	[ ]	[ ]%
All officers and directors as a group		[ ]	[ ]%
(6 persons named above)
5% Security Holders
Xianfu Han(3)	Chairman and CEO	[ ]	[ ]%
Weili He(4)	Vice Chairman and COO	[ ]	[ ]%
Rollover Stockholders
Xianfu Han(3)	Chairman and CEO	[ ]	[ ]%
Weili He(4)	Vice Chairman and COO	[ ]	[ ]%

*Less than 1%

(1)	As of the close of business on [ ], 2011, there were [ ] shares of our common stock outstanding.

(2)

In determining beneficial ownership of the common stock, the number of shares shown includes shares which the beneficial owner may acquire within 60 days of [  ], 2011 upon exercise of convertible securities, warrants or options. In accordance with Rule 13d-3 in determining the percentage of common stock owned by a person on [  ], 2011 (a) the numerator is the number of shares of the class beneficially owned by such person, including shares which the beneficial owner may acquire within 60 days upon conversion or exercise of the warrants and other convertible securities, and (b) the denominator is the sum of (i) the total shares of that class outstanding on [  ], 2011, and (ii) the total number of shares that the beneficial owner may acquire upon conversion or exercise of other securities. Unless otherwise stated, each beneficial owner has sole power to vote and dispose of the shares.

(3)

On June 11, 2008, Mr. Han entered into a Securities Escrow Agreement by and among the investors to the private placement that closed on June 11, 2008 and American Stock Transfer & Trust Company, or AST, whereby 3,500,000 shares of the Company’s common stock owned by Mr. Han were placed into escrow, with AST appointed as the escrow agent. The 3,500,000 shares were thereafter transferred into the name of AST and are held in escrow and to be released to Mr. Han if the Company does, or to the investors if the Company does not, meet certain performance milestones described in the Securities Escrow Agreement. The performance milestones were met as of June 30, 2010 and Mr. Han may have such shares returned to him at any time, although they are still held in escrow.

(4)

On June 11, 2008, Mr. He entered into a Securities Escrow Agreement by and among the investors to the private placement that closed on June 11, 2008 and American Stock Transfer & Trust Company, or AST, whereby 2,000,000 shares of the Company’s common stock owned by Mr. He were placed into escrow, with AST appointed as the escrow agent. The 2,000,000 shares were thereafter transferred into the name of AST and are held in escrow and to be released to Mr. He if the Company does, or to the investors if the Company does not, meet certain performance milestones described in the Securities Escrow Agreement. The performance milestones were met as of June 30, 2010 and Mr. He may have such shares returned to him at any time, although they are still held in escrow.

(5)

Includes (i) 50,000 shares of common stock underlying stock options with an exercise price of $2.90 per share, (ii) 12,500 shares of common stock underlying stock options with an exercise price of $4.64 per share, and (iii) 35,000 shares of common stock underlying stock options with an exercise price of $5.38 per share.

Changes in Control

Except for the merger disclosed elsewhere in this proxy statement, there are currently no other arrangements which may result in a change in control of the Company.

COMMON STOCK TRANSACTION INFORMATION

Purchases by Company

We have not purchased any shares of our common stock within the past two years.

Prior Public Offerings

In February 2010, we completed a public offering of 2,000,000 shares of our common stock at $4.60 per share. We raised approximately $9.2 million in gross proceeds from this offering, or approximately $8.4 million in net proceeds after deducting underwriting discounts and commissions and other offering expenses. In March 2010, the sole book-running manager and underwriter of the February 2010 public offering exercised in full its option to purchase an additional 300,000 shares of common stock to cover over-allotments, for which we received approximately $1.34 million in gross proceeds, or approximately $1.2 million in net proceeds after deducting underwriting discounts and commissions and other offering expenses.

APPRAISAL RIGHTS

If you do not vote for the adoption of the merger agreement at the special meeting of stockholders, make a written demand for appraisal prior to the taking of the vote on the adoption of the merger agreement and otherwise comply with the applicable statutory procedures of Section 262 of the DGCL, summarized herein, you may be entitled to appraisal rights under Section 262 of the DGCL. In order to exercise and perfect appraisal rights, a record holder of shares of Company common stock must follow the steps summarized below properly and in a timely manner.

Section 262 of the DGCL is reprinted in its entirety as Annex D to this proxy statement. Set forth below is a summary description of Section 262 of the DGCL. The following summary describes the material aspects of Section 262 of the DGCL, and the law relating to appraisal rights and is qualified in its entirety by reference to Annex D. All references in Section 262 of the DGCL and this summary to “stockholder” are to the record holder of shares of Company common stock immediately prior to the effective time of the merger as to which appraisal rights are asserted. Failure to comply strictly with the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights.

Under the DGCL, holders of shares of Company common stock who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of those shares, exclusive of any element of value arising from the accomplishment or expectation of the merger.

Under Section 262 of the DGCL, when a merger agreement relating to a proposed merger is to be submitted for adoption at a meeting of stockholders, as in the case of the special meeting, the corporation, not less than 20 days prior to such meeting, must notify each of its stockholders who was a stockholder on the record date for notice of such meeting with respect to such shares for which appraisal rights are available, that appraisal rights are so available, and must include in each such notice a copy of Section 262 of the DGCL. This proxy statement constitutes such notice to the holders of Company common stock and Section 262 of the DGCL is attached to this proxy statement as Annex D and incorporated herein by reference. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve his or her right to do so should review the following discussion and Annex D carefully, because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

If you wish to exercise appraisal rights you must not vote for the adoption of the merger agreement and must deliver to the Company, before the vote on the proposal to adopt the merger agreement, a written demand for appraisal of your shares of Company common stock. If you sign and return a proxy card or vote by submitting a proxy by telephone or the Internet, without abstaining or expressly directing that your shares of Company common stock be voted against the adoption of the merger agreement, you will effectively waive your appraisal rights because such shares represented by the proxy will be voted for the adoption of the merger agreement. Accordingly, if you desire to exercise and perfect appraisal rights with respect to any of your shares of Company common stock, you must either refrain from executing and returning the enclosed proxy card and from voting in person, or submitting a proxy by telephone or the Internet, in favor of the proposal to adopt the merger agreement or check either the “against” or the “abstain” box next to the proposal on such card or vote in person or by submitting a proxy by telephone or the Internet, against the proposal or register in person an abstention with respect thereto. A vote or proxy against the adoption of the merger agreement will not, in and of itself, constitute a demand for appraisal.

A demand for appraisal will be sufficient if it reasonably informs the Company of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of such stockholder’s shares of Company common stock. This written demand for appraisal must be separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. If you wish to exercise your appraisal rights you must be the record holder of such shares of Company common stock on the date the written demand for appraisal is made and you must continue to hold such shares through the effective time of the merger. Accordingly, a stockholder who is the record holder of shares of Company common stock on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the effective time of the merger, will lose any right to appraisal in respect of such shares.

Only a holder of record of Company common stock is entitled to assert appraisal rights for such shares of Company common stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the stock certificates or in the case of uncertificated shares, as the holder’s name appears on the stockholder register, and must state that such person intends thereby to demand appraisal of his, her or its shares. If the shares are owned of record in a fiduciary capacity, such as by a broker, dealer, commercial bank, trust company or other nominee, execution of the demand for appraisal should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one for two or more joint owners, may execute the demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, it, he or she is acting as agent for such owner or owners.

A record holder such as a broker, dealer, commercial bank, trust company or other nominee who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of Company common stock held for one or more beneficial owners while not exercising such rights with respect to the shares held for other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought. If the number of shares of Company common stock is not expressly stated, the demand will be presumed to cover all shares held in the name of the record owner. If you hold your shares in an account with a broker, dealer, commercial bank, trust company or other nominee and wish to exercise your appraisal rights, you are urged to consult with your broker, dealer, commercial bank, trust company or other nominee to determine the appropriate procedures for the making of a demand for appraisal.

All written demands for appraisal of shares of Company common stock must be mailed or delivered to: China Advanced Construction Materials Group, Inc., Attn: Corporate Secretary, 9 North West Fourth Ring Road, Yingu Mansion, Suite 1708, Haidian District, Beijing, People’s Republic of China 100190, or should be delivered to the Corporate Secretary at the special meeting, prior to the vote on the adoption of the merger agreement.

Within ten days after the effective time of the merger, we will notify each stockholder as of the effective time of the merger who properly asserted appraisal rights under Section 262 of the DGCL and has not voted for the adoption of the merger agreement. Within 120 days after the effective time of the merger, but not thereafter, we or any stockholder who has complied with the statutory requirements summarized above may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the fair value of the shares of Company common stock held by such stockholder. If no such petition is filed, appraisal rights will be lost for all stockholders who had previously demanded appraisal of their shares. We are not under any obligation, and we have no present intention, to file a petition with respect to appraisal of the value of the shares. Accordingly, if you wish to exercise your appraisal rights, you should regard it as your obligation to take all steps necessary to perfect your appraisal rights in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 of the DGCL will be entitled, upon written request, to receive from us a statement setting forth the aggregate number of shares of Company common stock not voted in favor of the adoption of the merger agreement and with respect to which demands for appraisal were received by us, and the number of holders of such shares. Such statement must be mailed within ten days after the written request therefor has been received by us or within ten days after expiration of the period for delivery of appraisal demands, whichever is later. A person who is the beneficial owner of Company common stock held either in a broker, dealer, commercial bank, trust company or other nominee on behalf of such person may, in such person’s own name, file an appraisal petition or request from us the statement described in this paragraph.

If a petition for an appraisal is timely filed and a copy thereof served upon us, we will then be obligated, within 20 days, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of the stockholders who have demanded appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Court of Chancery, the Court of Chancery is empowered to conduct a hearing on such petition to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Court of Chancery may require the stockholders who demanded appraisal rights of their shares of Company common stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with such direction, the Court of Chancery may dismiss the proceedings as to such stockholder.

After the Court of Chancery determines which stockholders are entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Court of Chancery shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court of Chancery shall take into account all relevant factors. Unless the Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment. If you are considering seeking appraisal, you should be aware that the fair value of your shares as determined under Section 262 of the DGCL could be more than, the same as or less than the per share merger consideration you are entitled to receive pursuant to the merger agreement if you did not seek appraisal of your shares and that investment banking opinions as to the fairness from a financial point of view of the per share merger consideration payable in the merger are not necessarily opinions as to fair value under Section 262 of the DGCL. In determining “fair value” of shares, the Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court has stated that such factors include “market value, asset value, dividends, earning prospects, the nature of the enterprise and other facts which were known or which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation.” In Weinberger, the Delaware Supreme Court stated, among other things, that “proof of value by any techniques or methods generally considered acceptable in the financial community and otherwise admissible in court” should be considered in an appraisal proceeding. In addition, the Court of Chancery has decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy.

The Court of Chancery will direct the payment of the fair value of the shares of Company common stock who have perfected appraisal rights, together with interest, if any by the surviving corporation to the stockholders entitled thereto. The Court of Chancery will determine the amount of interest, if any, to be paid on the amounts to be received by persons whose shares of Company common stock have been appraised. The costs of the action (which do not include attorneys’ fees or expert fees or expenses) may be determined by the Court of Chancery and taxed upon the parties as the Court of Chancery deems equitable. The Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including without limitation reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares entitled to appraisal. In the absence of such determination or assessment, each party bears its own expenses.

Any stockholder who has duly demanded and perfected an appraisal in compliance with Section 262 of the DGCL will not, after the effective time of the merger, be entitled to vote his or her shares for any purpose or be entitled to the payment of dividends or other distributions thereon, except dividends or other distributions payable to holders of record of shares of Company common stock as of a date prior to the effective time of the merger.

At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw his or her demand for appraisal and to accept the cash payment for his or her shares pursuant to the merger agreement. After this period, a stockholder may withdraw his or her demand for appraisal only with our written consent. If no petition for appraisal is filed with the Court of Chancery within 120 days after the effective time of the merger, a stockholder’s right to appraisal will cease and he or she will be entitled to receive the cash payment for his or her shares pursuant to the merger agreement, as if he or she had not demanded appraisal of his or her shares. No petition timely filed in the Court of Chancery demanding appraisal will be dismissed as to any stockholder without the approval of the Court of Chancery and such approval may be conditioned on such terms as the Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the per share merger consideration offered pursuant to the merger agreement within 60 days after the effective time of the merger.

If you properly demand appraisal of your shares of Company common stock under Section 262 and you fail to perfect, or effectively withdraw or lose, your right to appraisal, as provided in the DGCL, your shares of Company common stock will be converted into the right to receive the per share merger consideration. You will fail to perfect, or effectively lose or withdraw, your right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective time of the merger, or if you deliver to us a written withdrawal of your demand for appraisal. Any such attempt to withdraw an appraisal demand more than 60 days after the effective time of the merger will require our written approval.

If you desire to exercise your appraisal rights, you must not vote for adoption of the merger agreement and must strictly comply with the procedures set forth in Section 262 of the DGCL.

Failure to take any required step in connection with the exercise of appraisal rights will result in the termination or waiver of such rights.

In view of the complexity of Section 262 of the DGCL, stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

SELECTED FINANCIAL INFORMATION

Selected Historical Financial Information

Set forth below is certain selected historical consolidated financial data relating to the Company. The financial data has been derived from the audited financial statements filed as part of our Annual Report on Form 10-K for the year ended June 30, 2011 and the unaudited financial statements filed as part of our Quarterly Reports on Form 10-Q for the three-month periods ended September 30, 2011 and 2010. The information set forth below is not necessarily indicative of future results and should be read in conjunction with the financial statements and the related notes and other financial information contained in such Form 10-K and Forms 10-Q. See “Where You Can Find More Information” beginning on page [  ].

	Year Ended
	June 30,
	2011	2010
	(In millions, except
	per share data)
Statement of Operations Data:
Revenue	$137.91	$93.04
Income From Operations	9.04	13.90
Net Income	17.07	13.01
Net Income Per Share
Basic	$0.97	$0.90
Diluted	0.94	0.79
Balance Sheet Data (at period end):
Total Assets	$144.84	$85.61
Total Current Liabilities	61.13	21.51
Total Other Liabilities	0.62	2.92
Total Shareholders’ Equity	83.09	61.18
Statement of Cash Flows Data:
Net cash provided by (used in) operating activities	$(2.70)	$(0.19)
Net cash provided by (used in) investing activities	(13.27)	(7.10)
Net cash provided by (used in) financing activities	14.12	6.94
Effect of exchange rate changes on cash	0.16	0.02
Net cash inflow (outflow)	(1.69)	(0.33)

Ratio of Earnings to Fixed Charges

	June 30,	June 30,
	2011	2010
Ratio of Earnings to Fixed Charges(1)	3.65%	0.15%

(1) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense. The Ratio of Earnings to Fixed Charges should be read in conjunction with the Consolidated Financial Statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations filed with the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the relevant periods.

Net Book Value per Share of Company Common Stock

The net book value per share of our common stock as of September 30, 2011 was $4.67, computed by dividing stockholders’ equity at the end of such period by the weighted average number of shares of our common stock outstanding.

MARKET PRICE AND DIVIDEND INFORMATION

Market Information

Our common stock was quoted on the OTC Bulletin Board from May 19, 2008 until November 2009 when the stock began trading on the NASDAQ Global Market under the symbol “CADC.” Prior to May 19, 2008, there was no active market for our common stock. The following table sets forth the quarterly high and low sales prices of a share of our common stock as reported by the NASDAQ Global Market for the periods indicated. These prices do not include retail markup, markdown or commission and may not represent actual transactions.

Year	Quarter Ending	High	Low
2011	December 31 (as of October 28)	$2.29	$2.20
	September 30	$2.57	$1.51
	June 30	$3.79	$1.45
	March 31	$5.39	$3.25
2010	December 31	$5.15	$3.43
	September 30	$4.15	$2.95
	June 30	$5.65	$3.24
	March 31	$7.75	$4.01
2009	December 31	$8.50	$4.20
	September 30	$7.15	$2.50
	June 30	$3.90	$1.01
	March 31	$2.30	$1.01
2008	December 31	$2.75	$2.31
	September 30	$2.60	$2.50
	June 30 (from May 19)	$2.50	$0.30

If the merger is completed, there will be no further public market for shares of our common stock and shares of our common stock will be delisted from the NASDAQ Global Market and deregistered under the Exchange Act.

On October 21, 2011, the last full trading day prior to the public announcement of the terms of the offer and the merger, the reported closing sales price per share on the NASDAQ Global Market was $1.85. On October 24, 2011, the closing price per share was $2.16. You are encouraged to obtain current market quotations for shares of our common stock in connection with voting your shares of our common stock.

As of October 28, 2011, there were 394 stockholders of record of our common stock.

Dividends

We have never paid dividends on our common stock. Accordingly, we do not expect to declare or pay any further dividends prior to the merger, and under the terms of the merger agreement, are generally prohibited from doing so.

Securities Authorized for Issuance under Equity Compensation Plans

The following table includes the information as of June 30, 2011 for each category of our equity compensation plan:

					Number of securities
					remaining available
	Number of securities				for future issuance
	to be issued upon		Weighted-average		under equity
	exercise of		exercise price of		compensation plans
	outstanding options,		outstanding options,		excluding securities
	warrants and rights		warrants and rights		reflected in column (a)
Plan category	(#) (a)		($) (b)		(#) (c)
Equity compensation plans approved by security holders (1) (2)	47,000	(1)(2)	$5.19	(1)(2)	937,500
Equity compensation plans not approved by security holders	50,000		$2.90		-
Total	97,000	(1)(2)

(1) On June 19, 2009, our board of directors authorized the establishment of the 2009 Equity Incentive Plan, whereby we were authorized to issue a maximum 1,400,000 shares of our common stock to certain employees, consultants and directors through grants of stock options, and restricted stock.

(2) Through June 30, 2011, we have granted an aggregate of 350,000 shares of restricted stock pursuant to the 2009 Equity Incentive Plan, of which 82,500 remain non-vested and subject to forfeiture as of June 30, 2011. The weighted average grant date fair value of the non-vested restricted stock awards outstanding as of June 30, 2011 was $3.95.

STOCKHOLDER PROPOSALS AND NOMINATIONS

As of the date of this proxy statement, the board of directors of the Company knows of no other matters which may be presented for consideration at the special meeting. However, if any other matter is presented properly for consideration and action at the meeting or any adjournment or postponement thereof, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.

Inclusion of Proposals in Our Proxy Statement and Proxy Card Under the SEC’s Rules

Any proposal of a stockholder intended to be included in our proxy statement and form of proxy/voting instruction card for the annual meeting of stockholders to be held in 2012 pursuant to Rule 14a-8 of the SEC’s rules must be received by us no later than December 31, 2011, unless the date of our such annual meeting is more than 30 days before or after June 25, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials. All proposals should be addressed to the Secretary of the Company, Jianling Chen.

Bylaw Requirements for Stockholder Submission of Nominations and Proposals

The Company’s bylaws do not provide any requirements for the submission of a nomination of a person for election to the board of directors of the Company or a proposal for consideration at our annual stockholders’ meeting.

If the merger is completed, we do not expect to hold our 2012 annual meeting of stockholders.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements that involve risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the results of the Company and its consolidated subsidiaries could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. In many cases you can identify forward-looking statements by the use of words such as “believe,” “anticipate,” “intend,” “plan,” “estimate,” “may,” “could,” “predict,” or “expect” and similar expressions, although the absence of such words does not necessarily mean that a statement is not forward-looking.

You should be aware that forward-looking statements involve known and unknown risks and uncertainties. We cannot assure you that the actual results or developments reflected in these forward-looking statements will be realized or, even if they are realized, that they will have the expected effects on the merger or on our business or operations. These forward-looking statements speak only as of the date on which the statements were made, and we assume no obligation and do not intend to update these forward-looking statements, except as required by law.

Risks, uncertainties and assumptions include the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the possibility that various closing conditions for the merger (including the stockholder approvals) may not be satisfied or waived; the possibility that alternative acquisition proposals will or will not be made; the failure to obtain sufficient funds to close the merger; the failure of the merger to close for any other reason; the amount of fees and expenses related to the merger; the diversion of management’s attention from ongoing business concerns; the effect of the announcement of the merger on our business relationships, operating results and business generally, including our ability to retain key employees; the merger agreement’s contractual restrictions on the conduct of our business prior to the completion of the merger; the possible adverse effect on our business and the price of our common stock if the merger is not completed in a timely matter or at all; the outcome of any legal proceedings, regulatory proceedings or enforcement matters that have been or may be instituted against us and others relating to the merger and other risks that are set forth in the Company’s filings with the SEC, which are available without charge at www.sec.gov.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. We file reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website, located at www.sec.gov, that contains reports, proxy statements and other information regarding companies and individuals that file electronically with the SEC.

You also may obtain free copies of the documents the Company files with the SEC by going to the “Investors Relations” section of our website at http://www.china-acm.com/. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.

The information required by Item 14(c)(2) of Regulation 14A promulgated under the Exchange Act is incorporated by reference into this proxy statement from our Annual Report on Form 10-K for the fiscal year ended June 30, 2011, as amended.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference, regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. We also incorporate by reference into this proxy statement the following documents filed by us with the SEC under the Exchange Act and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting:

  our Annual Report on Form 10-K (as amended on September 26, 2011) for the fiscal year ended June 30, 2011; and

  our Current Reports on Form 8-K filed on July 26, 2011, July 28, 2011, August 9, 2011, August 29, 2011, September 2, 2011, October 24, 2011 and October 27, 2011.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this proxy statement.

We undertake to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

Requests for copies of our filings should be directed to China Advanced Construction Materials Group, Inc., 13/F, Shenzhen Special Zone Press Tower, Shennan Road, Futian, Shenzhen 518034, People's Republic of China, Attention: General Counsel, and should be made at least five business days before the date of the special meeting in order to receive them before the special meeting.

The proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in our affairs since the date of this proxy statement or that the information herein is correct as of any later date.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement does not extend to you. You should not assume that the information contained in this proxy statement is accurate as of any date other than the date of this proxy statement, unless the information specifically indicates that another date applies. The mailing of this proxy statement to our stockholders does not create any implication to the contrary.

ANNEX A –  MERGER AGREEMENT

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

 by and among

NOVEL GAIN HOLDINGS LIMITED,

CACMG ACQUISITION, INC.,

MR. XIANFU HAN (solely for the purpose of Section 8.3(c) and Section 8.3(e))

MR. WEILI HE (solely for the purpose of Section 8.3(c) and Section 8.3(e))

and

CHINA ADVANCED CONSTRUCTION MATERIALS GROUP, INC.

Dated as of October 24, 2011

3.23	Brokers Fees	A-18
3.24	No Other Representations or Warranties	A-18

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
A-18
4.1	Corporate Organization	A-18
4.2	Authorization	A-19
4.3	No Conflicts	A-19
4.4	Capitalization.	A-20
4.5	Consents and Approvals	A-20
4.6	Operation and Ownership of Parent and Merger Sub	A-20
4.7	Legal Proceedings	A-21
4.8	Parent Information	A-21
4.9	Financing	A-21
4.10	Broker's Fees	A-22
4.11	Solvency	A-22
4.12	Certain Actions	A-22
4.13	Buyer Group Contracts	A-22
4.14	Independent Investigation	A-23
4.15	Non-Reliance on Company Estimates	A-23
4.16	No Other Representations or Warranties	A-23

ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS		A-24
5.1	Conduct of Business Prior to the Effective Time	A-24
5.2	Company Forbearances	A-24
5.3	Parent Forbearances	A-26

ARTICLE VI ADDITIONAL AGREEMENTS		A-26
6.1	Proxy Statement and Schedule 13E-3; Stockholder Approvals	A-26
6.2	Best Efforts	A-27
6.3	Access to Information	A-28
6.4	Indemnification; Advancement of Expenses; Exculpation and Insurance	A-29
6.5	Stock Exchange Delisting	A-31
6.6	Go-Shop	A-31
6.7	Notification of Certain Matters	A-34
6.8	Financing	A-35
6.9	Takeover Statutes	A-37
6.10	Resignations	A-37
6.11	Participation in Litigation	A-37
6.12	Publicity	A-37
6.13	Merger Sub	A-37
6.14	Knowledge of Inaccuracies	A-37
6.15	Employee Matters.	A-38
6.16	No Amendment to the Buyer Group Contracts	A-38

ARTICLE VII CONDITIONS PRECEDENT		A-38
7.1	Conditions to Each Party's Obligation To Effect the Merger	A-38

7.2	Conditions to Obligations of Parent and Merger Sub	A-39
7.3	Conditions to Obligations of the Company	A-39

ARTICLE VIII TERMINATION AND AMENDMENT		A-40
8.1	Termination	A-40
8.2	Effect of Termination	A-42
8.3	Fees and Expenses	A-42
8.4	Amendment	A-44
8.5	Extension; Waiver	A-44

ARTICLE IX GENERAL PROVISIONS		A-44
9.1	Nonsurvival of Representations, Warranties and Agreements	A-44
9.2	Notices	A-44
9.3	Interpretation	A-46
9.4	Severability	A-46
9.5	Entire Agreement	A-46
9.6	Governing Law; Jurisdiction	A-46
9.7	Assignment; Third Party Beneficiaries	A-47
9.8	Specific Performance	A-47
9.9	WAIVER OF JURY TRIAL	A-48
9.10	Counterparts	A-48
9.11	Telecopy Execution and Delivery	A-48

INDEX OF DEFINED TERMS

	Section		Section

Acceptable Confidentiality Agreement 6.6(a)		Filings	3.6
Affiliate	3.8	GAAP	3.7(b)
Agreement	Preamble	Go-Shop Period End Date	6.6(a)
Alternative Financing	6.8(a)	Governmental Entity	3.6
Alternative Financing Agreements	6.8(a)	HSR Act	3.6
Alternative Transaction Proposal	6.6(h)(i)	Indebtedness	4.11
Business Day	1.2	Indemnified Parties	6.4(a)
Buyer Group Contracts	4.13	Insolvent	4.11
Buyer Group Parties	4.13	Intellectual Property Rights	3.13
Certificate	1.5(a)	Judgment	3.9
Certificate of Merger	1.3	Knowledge	3.5
Change of Recommendation	6.6(e)	Law	3.3(a)
Closing	1.2	Lender	4.9
Closing Date	1.2	Liens	3.2
Company	Preamble	Material Adverse Effect	3.1(b)
Company Acquisition Agreement	6.6(e)	Material Permits	3.11
Company Board	Recitals	Merger	Recitals
Company Board Recommendation	Recitals	Merger Consideration	1.5(a)
Company Bylaws	3.1(a)	Merger Sub	Preamble
Company Certificate	3.1(a)	Merger Sub Common Stock	1.5(c)
Company Common Stock	1.5(a)	NASDAQ	3.3(a)
Company Contract	3.15(a)	Notice of Alternative Proposal	6.6(f)
Company Preferred Stock	3.5	Parent	Preamble
Company Option	1.6(b)	Parent Material Adverse Effect	4.1(b)
Company Restricted Stock	1.6(c)	Parent Termination Fee	8.3(c)
Company SEC Reports	3.7(a)	Parties	Preamble
Company Termination Fee	8.3(b)	Paying Agent	2.1
Company Warrant	1.6(c)	Person	2.2(a)
Confidentiality Agreement	6.3(b)	Proceeding	3.1(a)
D&O Premium	6.4(c)	Proxy Statement	3.6
Debt Financing	4.9	Regulatory Approvals	3.6
DGCL	Recitals	Representatives	6.6(b)
Disclosure Letter	3.21	Requisite Regulatory Approvals	7.1(c)
Dissenting Shares	1.7(a)	Rollover Agreement	Recitals
Effective Time	1.3	Rollover Holders	Recitals
End Date	8.1(c)	Rollover Shares	Recitals
Environmental Laws	3.20	SEC	3.6
Equity Incentive Plan	1.6(b)	Securities Act	3.7(a)
Evaluation Date	3.16	Solicited Person	6.6(a)
Exchange Act	3.7(a)	Special Committee	Recitals
Exchange Fund	2.1	Stockholder Approvals	3.3(c)
Excluded Party	6.6(b)	Stockholders' Meeting	3.17
Facility Agreement	4.9	Subsidiary	3.2

i

Superior Proposal	6.6(h)(ii)
Surviving Corporation	Recitals
Takeover Statute	3.22
Terminated Alternative Transaction Proposal	6.6(b)
Total Common Stock Consideration	1.5(a)

ii

AGREEMENT AND PLAN OF MERGER, dated as of October __, 2011 (this "Agreement"), by and among Novel Gain Holdings Limited, a British Virgin Islands company ("Parent"), CACMG Acquisition, Inc., a Delaware corporation and a wholly owned, direct subsidiary of Parent ("Merger Sub"), China Advanced Construction Materials Group, Inc., a Delaware corporation (the "Company" and, together with Parent and Merger Sub, the "Parties"), Mr. Xianfu Han (solely for the purpose of Section 8.3(c) and Section 8.3(e)) and Mr. Weili He (solely for the purpose of Section 8.3(c) and Section 8.3(e)) .

RECITALS

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Merger Sub will merge with and into the Company (the "Merger"), with the Company as the surviving corporation in the Merger (sometimes referred to herein in such capacity as the "Surviving Corporation");

WHEREAS, the Board of Directors of the Company (the "Company Board"), acting upon the unanimous recommendation of the Special Committee of the Company Board (the "Special Committee"), has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of the stockholders of the Company, (b) approved the execution, delivery and performance by the Company of this Agreement and consummation of the transactions contemplated hereby, including the Merger, and (c) resolved to recommend that the stockholders of the Company adopt this Agreement (the "Company Board Recommendation"), in each case upon the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of each of Parent and Merger Sub has determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of their respective stockholders, and has approved the execution, delivery and performance by Parent and Merger Sub, as the case may be, of this Agreement and consummation of the transactions contemplated hereby, including the Merger, and Parent, as the sole stockholder of Merger Sub, has adopted this Agreement, in each case upon the terms and subject to the conditions set forth herein;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent's and Merger Sub's willingness to enter into this Agreement, Mr. Xianfu Han and Mr. Weili He (the "Rollover Holders") are entering into a Rollover Agreement (the "Rollover Agreement") pursuant to which they are agreeing, among other things, to contribute an aggregate amount of 8,809,583 shares of Company Common Stock owned by them (the "Rollover Shares") to Parent immediately prior to the Effective Time of the Merger;

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations,warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

THE MERGER

1.1      The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall merge with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation in the Merger.

1.2       Closing. The closing of the Merger (the "Closing") shall take place at 10:00 a.m., Beijing time, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 30th Floor, China World Office 2, No. 1 Jianguomenwai Avenue, Beijing 100004, China, on the second (2nd) Business Day after the satisfaction or (to the extent permitted by applicable Law) waiver by the Party or Parties entitled to the benefits of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver thereof), or at such other place, time and date as shall be agreed in writing between Parent and the Special Committee (on behalf of the Company). The date on which the Closing occurs is referred to in this Agreement as the "Closing Date." As used in this Agreement, the term "Business Day" shall mean any day other than Saturday, Sunday or a day on which banking institutions in New York, the People’s Republic of China or Hong Kong are authorized or obligated under applicable Law to be closed.

1.3       Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Parties shall file a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware with respect to the Merger, in such form as required by, and executed and acknowledged in accordance with the relevant provisions of, the DGCL. The term "Effective Time" shall be the time when the filing of the Certificate of Merger becomes effective or at such other date and time as may be agreed to by Parent and the Special Committee (on behalf of the Company) prior to the Closing Date and specified in the Certificate of Merger.

1.4       Effect of the Merger. At and after the Effective Time, the Merger shall have the effect set forth in this Agreement, the Certificate of Merger and the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all the properties, rights, privileges, powers, immunities and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation, all as provided in the DGCL and other applicable Laws of the State of Delaware.

1.5       Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any of the following securities:

(a)       Conversion of Company Common Stock. Each share of common stock, par value US$0.001 per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (excluding the Rollover Shares and any Dissenting Shares) shall be converted into the right to receive an amount in cash equal to US$2.65 (the "Merger Consideration"), without any interest thereon. The sum of the cash payable to all holders of Company Common Stock (excluding the Rollover Shares) in the aggregate is referred to as the "Total Common Stock Consideration." All of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Section 1.5(a) shall no longer be outstanding and shall automatically be cancelled and cease to exist as of the Effective Time, and each certificate (or evidence of shares in book-entry form) that, immediately prior to the Effective Time, represented any such shares of Company Common Stock (each such certificate or evidence, a "Certificate") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.2(b), without interest.

(b)       Cancellation of Company Common Stock Owned by Parent or Merger Sub. Each share of Company Common Stock owned by Parent or Merger Sub immediately prior to the Effective Time shall be cancelled and retired and shall cease to exist as of the Effective Time, and no conversion thereof and no consideration shall be made with respect thereto.

(c)       Common Stock of Merger Sub. Each share of common stock, par value US$0.01 per share, of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid and nonassessable share of common stock, par value US$0.01 per share, of the Surviving Corporation. From and after the Effective Time, all certificates, if any, representing shares of Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

1.6       Company Options and Company Warrants.

(a)       As soon as practicable following the date of this Agreement, the Company (or, as applicable, the Company Board or the Compensation Committee of the Company Board) shall take such action as may be reasonably necessary (including using its reasonable efforts to obtain any applicable consents and/or amendments) to effect the following provisions of this Section 1.6. The Company shall take all actions reasonably necessary to ensure that from and after the Effective Time, neither Parent nor the Surviving Corporation will be required to issue Shares, other share capital of the Company or the Surviving Corporation or any other consideration (other than as required by this Section 1.6) to any Person pursuant to or in settlement of Company Options, Company Restricted Stocks and Company Warrants.

(b)       As of the Effective Time, each option to purchase Company Common Stock pursuant to the Company’s 2009 Equity Incentive Plan (the “Equity Incentive Plan”) that is then outstanding and unexercised (a “Company Option”), whether or not then vested, shall be cancelled and converted into the right to receive from the Surviving Corporation after the Effective Time, a cash amount equal to (i) the total number of Shares subject to such Company Option immediately prior to the Effective Time multiplied by (ii) the excess, if any, of (x) the Merger Consideration over (y) the exercise price payable per Share issuable under such Company Option, provided that each holder of the Company Option must execute a waiver of all claims against the Company with respect to such Company Option prior to the Effective Time. For the avoidance of doubt, the treatment of Company Options under this Section 1.6(b) provides for substantially similar consideration as is being provided to all other holders of Company Common Stock under this Agreement. Unless otherwise determined by Parent, the Equity Incentive Plan shall terminate as of the Effective Time.

(c)       As of the Effective Time, each share of Company Common Stock that, immediately prior to the Effective Time, is subject to restrictions ("Company Restricted Stock") under the Equity Incentive Plan, whether or not then vested, shall become fully vested immediately prior to the Effective Time, and each such share of Company Restricted Stock shall be treated as a share of Company Common Stock for all purposes of this Agreement.

(d)       As of the Effective Time, each warrant to purchase Company Common Stock (a “Company Warrant”) that is then outstanding and unexercised shall be converted into the right to receive from the Surviving Corporation after the Effective Time, a cash amount equal to (i) the total number of Shares subject to such Company Warrant immediately prior to the Effective Time multiplied by (ii) the excess, if any, of (x) the Merger Consideration over (y) the exercise price payable per Share issuable under such Company Warrant.

(e)       Prior to the Effective Time, the Company shall take all such steps as may be required to cause the transactions contemplated by this Section 1.6 and any other dispositions of equity securities of the Company (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

1.7      Dissenting Shares.

(a)       Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time, and are held by stockholders of the Company who are entitled to appraisal rights under Section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such shares in the time and manner provided in Section 262 of the DGCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (the "Dissenting Shares"), shall not be converted into or represent the right to receive the Merger Consideration as described in Section 1.5(a), but shall, by virtue of the Merger, be entitled to only such consideration as shall be determined pursuant to Section 262 of the DGCL; provided that if any such stockholder shall have failed to perfect or shall have effectively withdrawn or lost such stockholder's right to appraisal and payment under the DGCL, such stockholder's shares of Company Common Stock shall be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration (without any interest) as described in Section 1.5(a), and such shares shall not be deemed to be Dissenting Shares. Parent shall promptly deposit with the Paying Agent any additional funds necessary to pay in full the Total Common Stock Consideration so due and payable to such stockholders who have failed to perfect or who shall have effectively withdrawn or lost such right to seek payment of the appraisal value of such Dissenting Shares.

(b)       The Company shall give Parent (i) prompt notice of any demands received by the Company for appraisal of any shares of Company Common Stock or withdrawals of such demands and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), or as required by applicable Law, make any payment with respect to any demands for appraisal or settle or offer to settle any such demands.

1.8       Changes in Company Common Stock. If, between the date of this Agreement and the Effective Time, the number of outstanding shares of Company Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class of shares, by reason of any stock dividend or distribution, subdivision, reclassification, recapitalization, stock split (including a reverse stock split), combination, readjustment or exchange of shares, or any similar event shall have occurred, then the Merger Consideration shall be equitably adjusted to reflect such change.

1.9       Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, each of the certificate of incorporation and bylaws of the Surviving Corporation shall be amended in its entirety to read as the certificate of incorporation and bylaws, respectively, of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided therein and by applicable Law, in each case except to the extent necessary to (a) comply with Section 6.5 and (b) reflect that the name of the Surviving Corporation shall be China Advanced Construction Materials Group, Inc. until thereafter amended as provided therein and by applicable Law.

1.10       Directors and Officers of the Surviving Corporation. From and after the Effective Time, the directors of the Surviving Corporation shall consist of the directors of Merger Sub as of immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and bylaws. From and after the Effective Time, the officers of the Surviving Corporation shall consist of the officers of the Merger Sub as of immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and bylaws.

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

2.1       Paying Agent. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company that is reasonably acceptable to the Special Committee (on behalf of the Company) as may be designated by Parent at its own cost and expense (the "Paying Agent"), for the benefit of the holders of shares of Company Common Stock immediately prior to the Effective Time (excluding Rollover Shares, any shares of Company Common Stock to be cancelled pursuant to Section 1.5(b) and any Dissenting Shares), cash in an amount sufficient for the Paying Agent to make payments under Sections 1.5(a), 1.6(b) and 1.6(c), by wire transfer of immediately available funds (such cash amount being hereinafter referred to as the "Exchange Fund"). The Paying Agent shall also act as the agent for the holders of shares of Company Common Stock for the purpose of holding the Certificates and shall obtain no rights or interests in the shares represented by such Certificates. The Exchange Fund shall, pending its disbursement to the holders of shares of Company Common Stock, be invested by the Paying Agent as directed by Parent or, after the Effective Time, the Surviving Corporation in (a) short-term direct obligations of the United States of America, (b) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (c) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services, (d) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding US$1 billion or (e) a money market deposit account; provided that no such investment or losses shall affect the amounts payable to such holders and Parent shall promptly replace or cause to be replaced any funds deposited with the Paying Agent that are lost through any investment so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make such payments under Sections 1.5(a), 1.6(b), 1.6(c) and 1.7(a) . Earnings from investments, subject to the immediately preceding proviso, shall be the sole and exclusive property of Parent and the Surviving Corporation; in no event shall a Person entitled to receive the Merger Consideration pursuant to Section 1.5(a) be entitled to receive interest or other earnings on any funds deposited with the Paying Agent. The Exchange Fund shall not be used for any other purpose.

2.2       Exchange Procedures.

(a)       Promptly after the Effective Time (but in no event later than five (5) Business Days following the Effective Time), Parent shall cause the Paying Agent to mail to each individual, partnership, joint venture, corporation, limited liability company, limited liability partnership, trust, unincorporated organization or other entity ("Person") who was at the Effective Time a holder of record of shares of Company Common Stock entitled to receive the Merger Consideration pursuant to Section 1.5(a): (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates that formerly evidenced the shares of Company Common Stock shall pass, only upon proper delivery of such Certificates (or affidavits of loss in lieu thereof) to the Paying Agent, and which shall have such customary provisions with respect to delivery of an "agent's message" with respect to shares held in book-entry form as Parent and the Special Committee (on behalf of the Company) may reasonably specify) and (ii) instructions for use in effecting the surrender of Certificates pursuant to such letter of transmittal in exchange for the Merger Consideration (which instructions shall provide that, at the election of the surrendering holder, such Certificates (including, as applicable, any book-entry shares) may be surrendered and the Merger Consideration in exchange therefor collected by hand delivery), in each case in form and substance reasonably agreed to by Parent and the Special Committee (on behalf of the Company).

(b)       Upon (i) surrender to the Paying Agent of a Certificate for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto or (ii) receipt of an "agent's message" by the Paying Agent, as applicable, in the case of shares held in book-entry form, and such other documents as may be reasonably required by the Paying Agent and reasonably approved by Parent and the Special Committee (on behalf of the Company), the holder of such Certificate (including, as applicable, book-entry shares) shall be entitled to receive in respect of each share previously represented thereby cash in the amount of the Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or will accrue on any cash payable pursuant to Sections 1.5(a), 1.6(b), 1.6(c) or 1.7(a) .

(c)       If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that (i) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate surrendered or shall have established to the reasonable satisfaction of the Paying Agent that such tax either has been paid or is not payable.

(d)       Until surrendered as contemplated by this Section 2.2, each Certificate (including, as applicable, book-entry shares) shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration in respect of the number of shares previously represented thereby. From and after the Effective Time, holders of Certificates (including, as applicable, book-entry shares) shall cease to have any rights as stockholders of the Company, except as provided herein or by applicable Law.

2.3       Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest or earnings from investments received with respect thereto) that remains undistributed to the holders of Company Common Stock twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand by the Surviving Corporation, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of their respective claims for the Merger Consideration that may be payable upon due surrender of their Certificates (or the payments pursuant to Section 1.6(b) or 1.6(c), as applicable), as determined pursuant to this Agreement (subject to abandoned property, escheat or other similar Laws), without any interest thereon. Any amounts remaining unclaimed by such holders immediately prior to such earlier time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding any provision of this Agreement to the contrary, none of Parent, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any holder of a Certificate for Merger Consideration that was required to be delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law and was so delivered.

2.4       Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration with respect to each share of Company Common Stock formerly represented by such Certificate; provided, however, the Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate(s) to deliver an agreement of indemnification in a form reasonably satisfactory to the Surviving Corporation, or a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate alleged to have been lost, stolen or destroyed.

2.5       Transfer Books. The Merger Consideration paid in respect of shares of Company Common Stock upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. Subject to Section 2.4, if, at any time after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the Disclosure Letter (it being understood that any information set forth on one section or subsection of the Disclosure Letter shall be deemed to apply and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other section or subsection), (b) as set forth in the Company SEC Reports, other than disclosures in the Company SEC Reports contained in the "Risk Factors" and "Forward Looking Statements" sections to the extent they are general, nonspecific, forward-looking or cautionary in nature, or (c) with respect to any matters which either Mr. Xianfu Han, Chairman and Chief Executive Officer of the Company, or Mr. Weili He, Vice Chairman and Chief Operating Officer, has actual knowledge at or prior to the date of this Agreement (provided that Mr. Xianfu Han and Mr. Weili He shall be deemed to have made diligent inquiry of those employees, agents, consultants or other Persons whom they reasonably believe could have knowledge of the matters represented), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1       Organization and Qualification.

(a) Each of the Company and the Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any Subsidiary is in material violation or material default of any of the provisions of its certificate of incorporation, bylaws or other equivalent organizational documents. Each of the Company and the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, does not have or cannot reasonably be expected to result in a Material Adverse Effect, and no action, claim, suit, investigation or proceeding (including, without limitation, an informal investigation or partial proceeding, such as deposition) ("Proceeding") has been instituted or threatened in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification. Except as otherwise disclosed in Section 3.1 of the Disclosure Letter, true, complete and correct copies of the Certificate of Incorporation of the Company as amended to date (the "Company Certificate") and the Bylaws of the Company (the "Company Bylaws"), as in effect as of the date of this Agreement, have been publicly filed by the Company as part of the Company SEC Reports.

(b)       As used in this Agreement, the term "Material Adverse Effect" means, with respect to the Company and its Subsidiaries, any circumstance, event, change, effect or development that, individually or in the aggregate together with all other circumstances, events, changes, effects or developments, has had or would reasonably be expected to have a material adverse effect on the financial condition, results of operations, prospects, assets, liabilities, properties or business of such Party and its Subsidiaries, taken as a whole; provided, however, that a Material Adverse Effect shall not be deemed to include circumstances, events, changes, effects or developments arising out of, relating to or resulting from, (i) changes in GAAP or regulatory accounting requirements or changes in Laws (or interpretations thereof) applicable to the Company or any of its Subsidiaries; (ii) changes, effects or circumstances in the industries or markets in which the Company or any of its Subsidiaries operates, (iii) changes in global, national or regional political conditions or general economic, political or financial market conditions (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities (including debt securities) markets), (iv) any suit, claim, request for indemnification or proceeding brought by any current or former stockholders of the Company (on their own behalf or on behalf of the Company) for breaches of fiduciary duties, violations of the securities Laws or otherwise in connection with this Agreement or the transactions contemplated hereby, (v) any declines or other changes in the Company’s stock price or the trading volume of the Company’s stock or any failure by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance, credit rating or results of operations for any period or any failure by the Company to meet any internal budgets, projections, plans or forecasts of its revenues, earnings or other financial performance or results of operations, (vi) the outcome, results or progress of any Proceedings set forth on Section 3.9 of the Disclosure Letter or any indemnification or similar claims related to the foregoing; (vii) any matters which Parent or any of its Affiliates has or should have actual or constructive knowledge as of the date of this Agreement; (viii) any change resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Merger Sub or any of their respective Affiliates, (ix) any loss of, or change in, the relationship of the Company or any of its Subsidiaries, contractual or otherwise, with its customers, suppliers, vendors, lenders, employees, investors, or joint venture partners arising out of the execution, delivery or performance of this Agreement, the consummation of the transactions contemplated hereby or the announcement of any of the foregoing; (x) the public disclosure of this Agreement or the transactions contemplated hereby or the consummation of the transactions contemplated hereby, (xi) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, acts of God or natural disasters or similar force majeure events or (xii) actions or omissions taken with the prior written consent of the other Parties hereto or expressly required or permitted by this Agreement.

3.2       Subsidiaries. All of the Subsidiaries of the Company (except for any subsidiary that may be formed or acquired by the Company after the date of this Agreement) are set forth in the Company SEC Reports. Except as disclosed in the Company SEC Reports, the Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any liens, charges, security interests, encumbrances, rights of first refusal, preemptive rights or other restrictions ("Liens"), and all of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid except as permitted under applicable Law, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities. The Company or one of its Subsidiaries has the unrestricted right to vote, and (subject to limitations imposed by applicable Law) to receive dividends and distributions on, all capital securities of its Subsidiaries as owned by the Company or such Subsidiary. As used in this Agreement, the term "Subsidiary" means any entity in which the Company, directly or indirectly, owns at least a majority of capital stock or holds at least a majority of equity or similar interest, including without limitation Beijing Xin Ao Concrete Group, Co., Ltd., and shall, where applicable, include any subsidiary of the Company formed or acquired after the date of this Agreement.

3.3        Authorization, Special Committee and Fairness.

(a)        The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement by the Company and the consummation by it of the Merger and other transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and, except for the Stockholder Approvals, no further action is required on the part of the Company in connection therewith. This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by any applicable national, federal, provincial, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (including the Nasdaq Global Market ("NASDAQ")), as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time ("Law").

(b)       The Special Committee is composed of three (3) members of the Company Board who are not affiliated with Parent or Merger Sub and are not members of the Company's management. The Company Board, acting upon the unanimous recommendation of the Special Committee, has (i) determined that the Merger, on the terms and subject to the conditions set forth herein, is in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby, and (iii) resolved to make the Company Board Recommendation to the holders of the Company Common Stock. The Company Board, acting upon the unanimous recommendation of the Special Committee, has directed that this Agreement be submitted to the holders of the Company Common Stock for their approval.

(c)       The affirmative vote (in person or by proxy) of the holders of both (i) a majority of the outstanding shares of Company Common Stock and (ii) a majority of the outstanding shares of Company Common Stock (other than the Rollover Shares) in favor of the adoption of this Agreement (collectively, the "Stockholder Approvals") is the vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries which is necessary to adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

3.4       No Conflicts. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and other transactions contemplated hereby do not and will not (a) conflict with or violate any provision of the Company Certificate or Company Bylaws, or the certificate of incorporation, bylaws or other equivalent organizational documents of any Subsidiary of the Company, (b) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (c) subject to the Requisite Regulatory Approvals, conflict with or result in a violation of any Law applicable to the Company or a Subsidiary, or by which any property or asset of the Company or a Subsidiary is bound or affected; except, in respect of clauses (b) and (c), for such conflict, breach, violation, default, loss, right or other occurrence which, individually or in the aggregate, would not, have or reasonably be expected to result in a Material Adverse Effect.

3.5       Capitalization. The authorized capital stock of the Company consists of 74,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, US$0.001 par value per share ("Company Preferred Stock") of which, as of the date of this Agreement, 17,809,387 shares of Company Common Stock and no shares of Company Preferred Stock are issued and outstanding. Except as set forth in the Company SEC Reports, the Company has not issued any capital stock since its most recently filed periodic report under the Exchange Act. Except as disclosed in the Company SEC Reports, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Company Common Stock or Company Preferred Stock, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is, or may become, bound to issue additional shares of Company Common Stock or Company Preferred Stock. All of the outstanding shares of capital stock of the Company issued on or after April 29, 2008 are validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities Laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. To the Company’s Knowledge, all of the outstanding shares of capital stock of the Company issued prior to April 29, 2008 are validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities Laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. Except as disclosed in the Company SEC Reports, there are no stockholders agreements, voting agreements or other similar agreements with respect to the Company’s capital stock to which the Company is a party or, to the Knowledge of the Company, between or among any of the Company's stockholders. As used in this Agreement, the term "Knowledge" means the actual knowledge of Mr. Xianfu Han, Chairman and Chief Executive Officer of the Company, Mr. Weili He, Vice Chairman and Chief Operating Officer of the Company, and any other responsible officer of the Company listed on Section 3.5 of the Disclosure Letter.

3.6       Consents and Approvals. Assuming that the Filings and Regulatory Approvals referred to in Section 4.5 are duly made and obtained, as applicable, and except for (a) filings of applications, notices, petitions, filings, registrations, declarations, submissions and other documentation ("Filings") with, and permits, consents, approvals, authorizations, clearances, exemptions, non-objections, waivers or orders (collectively, the "Regulatory Approvals") from, each federal, national, state, provincial or local, whether domestic or foreign, government or any court of competent jurisdiction, administrative agency or commission or other governmental, regulatory, self-regulatory or enforcement authority or instrumentality, whether domestic, foreign or supranational (each, a "Governmental Entity") set forth in the Disclosure Letter, (b) compliance with the applicable requirements of the Exchange Act (including the joining of the Company in the filing of the Schedule 13E-3, the furnishing of the proxy statement relating to the Merger (including any amendment or supplement thereto, the "Proxy Statement") and the filing or furnishing of one or more amendments to the Schedule 13E-3 to respond to comments of the Securities and Exchange Commission (the "SEC")) if any, on such documents), (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (d) any Filings or Regulatory Approvals in compliance with the rules of NASDAQ, (e) any Filings under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act") or any applicable antitrust or competitive Laws, and (f) such other Filings or Regulatory Approvals the failure of which to be made or obtained, as applicable, would not have a Material Adverse Effect, no Filings with, or Regulatory Approvals from, any Governmental Entity are necessary in connection with the consummation by the Company of the Merger and the other transactions contemplated by this Agreement. As of the date of this Agreement, the Company has no Knowledge of any reason why the Requisite Regulatory Approvals will not be received on a timely basis.

3.7        Company SEC Reports; Financial Statements.

(a)        The Company has filed all reports, schedules, forms, statements and other documents required to be filed by it under the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act") since January 1, 2010, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the "Company SEC Reports") on a timely basis or has received a valid extension of such time of filing and has filed any such Company SEC Reports prior to the expiration of any such extension. As of the date of filing, in the case of Company SEC Reports filed pursuant to the Exchange Act (and to the extent such Company SEC Report was amended, then as of the date of filing of such amendment), and as of the date of effectiveness in the case of Company SEC Reports filed pursuant to the Securities Act (and to the extent such Company SEC Report was amended or supplemented, then as of the date of effectiveness of such amendment or supplement), the Company SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, as applicable, and none of the Company SEC Reports, as of the date of filing, in the case of Company SEC Reports filed pursuant to the Exchange Act (and to the extent such Company SEC Report was amended, then as to the date of filing of such amendment), and as of the date of effectiveness in the case of Company SEC Reports filed pursuant to the Securities Act (and to the extent such Company SEC Report was amended, then as of the date of effectiveness of such amendment), contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)       The financial statements of the Company included in the Company SEC Reports have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved ("GAAP"), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited financial statements, to normal year-end audit adjustments.

3.8       Material Changes; Undisclosed Events, Liabilities or Developments. Since the date of the latest audited financial statements included within the Company SEC Reports, except as specifically disclosed in a subsequent Company SEC Report filed prior to the date of this Agreement, (a) there has been no event, occurrence or development that has had or that would reasonably be expected to result in a Material Adverse Effect, (b) the Company has not incurred any liabilities (contingent or otherwise) in excess of US$500,000 other than (i) liabilities incurred in the ordinary course of business consistent with past practice and (ii) liabilities not required to be reflected in the Company's financial statements pursuant to GAAP or disclosed in filings made with the SEC, (c) the Company has not altered its method of accounting, (d) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (e) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to the Equity Incentive Plan. Except for the Merger or other transactions contemplated hereby or as disclosed in the Company SEC Reports, no event, liability or development has occurred or exists with respect to the Company or its Subsidiaries or their businesses, properties, operations or financial condition, that would be required to be disclosed by the Company under applicable securities Laws at the time this representation is made that has not been publicly disclosed. For purposes of this Agreement, "Affiliate" means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with, a Person as such terms are used in and construed under Rule 405 under the Securities Act.

3.9       Legal Proceedings. As of the date of this Agreement, except as set forth on Section 3.9 of the Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Company's Knowledge, threatened in writing, Proceedings of any nature against the Company or any of its Subsidiaries or to which any of their properties or assets is subject, that if adversely determined, would reasonably be expected to result in a Material Adverse Effect. As of the date of this Agreement, there is no material judgment, order, injunction or decree ("Judgment") (other than those of general application that apply to similarly situated companies) outstanding against the Company, any of its Subsidiaries or any of their material properties or assets.

3.10       Compliance. Neither the Company nor any Subsidiary (a) is in material default under or in material violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a material default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received written notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (b) is in violation of any order of any court, arbitrator or Governmental Entity, or (c) is or has been in violation of any Law, including without limitation, (i) any Law applicable to its business, (ii) the Currency and Foreign Transactions Reporting Act of 1970, as amended, or any money laundering Laws, and (iii) any Laws related to health, safety or the environment, including those relating to the regulation of hazardous substances, except for any such default or violation in respect of clauses (a), (b) or (c), which would not reasonably be expected to result in a Material Adverse Effect.

3.11       Regulatory Permits. The Company and the Subsidiaries possess all material certificates, authorizations and permits issued by the appropriate Governmental Entity necessary to conduct their respective businesses as described in the Company SEC Reports ("Material Permits"), and neither the Company nor any Subsidiary has received any notice of Proceedings relating to the revocation or modification of any Material Permit.

3.12       Title to Assets. The Company and the Subsidiaries have valid land use rights for all real property owned by them and good title in all personal property owned by them that is material to the business of the Company and the Subsidiaries, in each case free and clear of all Liens, except for (i) Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiaries, (ii) Liens that are not reasonably likely to have a Material Adverse Effect, (iii) Liens for the payment of federal, state or other taxes, the payment of which is neither delinquent nor subject to penalties, (iv) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s or other Liens or security interests arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company or any of its Subsidiaries or that secure a liquidated amount that are being contested in good faith and by appropriate proceedings; (v) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions); (vi) Liens imposed by applicable Law; (vii) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (viii) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (ix) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions such as record, zoning and building, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (x) Liens securing indebtedness or liabilities that are reflected in the Company SEC Reports filed or furnished prior to the date of this Agreement; (xi) matters which would be disclosed by an accurate survey or inspection of the real property which do not materially impair the occupancy or current use of such real property which they encumber; and (xii) outbound license agreements and non-disclosure agreements entered into in the ordinary course of business. Any real property and facilities held under lease by the Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases with which the Company and the Subsidiaries are in material compliance.

3.13       Patents and Trademarks. The Company and the Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights necessary or material for use in connection with their respective businesses as described in the Company SEC Reports and which the failure to so have would have a Material Adverse Effect (collectively, the "Intellectual Property Rights"); provided, however, that the foregoing representation shall be subject to the Knowledge of the Company in respect of Intellectual Property Rights owned by third parties. Neither the Company nor any Subsidiary has received a written notice that any of the Intellectual Property Rights used by the Company or any Subsidiary violates or infringes upon the intellectual property rights of any Person. To the Knowledge of the Company, all such Intellectual Property Rights owned by the Company or its Subsidiaries are enforceable and there is no existing infringement by another Person of any of the material Intellectual Property Rights owned by the Company or its Subsidiaries. The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their material confidential intellectual properties, except where failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.14       Insurance. Section 3.14 of the Disclosure Letter lists each existing insurance policy held by the Company and the Subsidiaries. Neither the Company nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

3.15       Contracts.

(a)       Neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) that is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Company SEC Reports filed prior to the date of this Agreement. Each contract, arrangement, commitment or understanding of the type described in this Section 3.15(a) is referred to herein as a "Company Contract."

(b)       (i) Each Company Contract is valid and binding on the Company or its applicable Subsidiary, enforceable against it in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization, preference or similar Laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (regardless of whether enforcement is sought in equity or at law)), and is in full force and effect, and (ii) as of the date of this Agreement, to the Knowledge of the Company, no other party to any Company Contract is in material breach of or material default under the terms of any Company Contract.

3.16       Sarbanes-Oxley; Internal Accounting Controls. The Company is in material compliance with all provisions of the United States Sarbanes-Oxley Act of 2002 which are applicable to it. The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and designed such disclosure controls and procedures to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC's rules and forms. The Company's certifying officers have evaluated the effectiveness of the Company's disclosure controls and procedures as of the end of the period covered by the Company's most recently filed periodic report under the Exchange Act (such date, the "Evaluation Date"). The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no changes in the Company's internal control over financial reporting (as such term is defined in the Exchange Act) that has materially affected, or is reasonably likely to materially affect, the Company's internal control over financial reporting.

3.17       Company Information. None of the information supplied or to be supplied by or on behalf of the Company or any of its Subsidiaries for inclusion or incorporation by reference in (a) Schedule 13E-3 will, at the time such document is filed with the SEC, or at any time such document is amended or supplemented, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make statements therein, in light of the circumstances under which they are made, not misleading, or (b) the Proxy Statement will, at the date it is first mailed to the stockholders of the Company or at the time of the meeting of stockholders for the purpose of considering and taking action upon this Agreement (the "Stockholders' Meeting"), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation with respect to statements made or incorporated by reference therein based on information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Schedule 13E-3 or the Proxy Statement.

3.18       Opinion. The Special Committee and the Company Board have received the opinion of William Blair & Company to the effect that, as of the date of such opinion and based upon and subject to the matters set forth in such opinion, the consideration to be received by the holders of Company Common Stock (other than Parent, Merger Sub and their Affiliates, and the Rollover Holders) pursuant to the Merger is fair, from a financial point of view, to such holders.

3.19       Tax Status. Except for matters that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Company and each Subsidiary has filed all necessary federal, state and foreign income and franchise tax returns and has paid or accrued all taxes shown as due thereon, and the Company has no knowledge of a tax deficiency which has been asserted or threatened against the Company or any Subsidiary. The provisions for taxes payable, if any, shown on the financial statements filed with or as part of the Company SEC Reports are sufficient for all accrued and unpaid taxes, whether or not disputed, and for all periods to and including the dates of such consolidated financial statements.

3.20       Environmental Matters. The Company and its Subsidiaries are in compliance in all material respects with applicable Laws relating to (a) the protection of the environment, human health or natural resources, (b) the handling, use, disposal, release or threatened release of any hazardous substance and (c) pollution, contamination or any injury to Persons or property involving any hazardous substance ("Environmental Laws"). There are no material Proceedings pending before, or, to the Company's Knowledge, threatened in writing by, any Governmental Entity against the Company or its Subsidiaries relating to any noncompliance under Environmental Law and, to the Knowledge of the Company, there is no reasonable basis for any such Proceeding. There are no Judgments by or with any Governmental Entity which would reasonably be expected to result in any material liabilities or obligations under or in respect of any Environmental Law. To the Knowledge of the Company, there are no hazardous substances at any property (currently or formerly owned or leased by the Company or any of its Subsidiaries) under circumstances which would reasonably be expected to result in material liability to, or claims against, the Company or its Subsidiaries relating to any Environmental Law.

3.21       Disclosure Letter. Simultaneously with the execution of this Agreement, the Company delivered to Parent a letter (the "Disclosure Letter") that sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III, or to one or more covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item as an exception to a representation or warranty shall not be deemed an admission or evidence of materiality of such item or that such item has had or, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, nor shall it establish any standard of materiality for any purpose whatsoever. Disclosure of any fact, circumstance or information in any section of the Disclosure Letter shall be deemed to be disclosure of such fact, circumstance or information with respect to any other sections of the Disclosure Letter if it is reasonably apparent that such disclosure relates to one or more of all of such sections.

3.22       Application of Takeover Protections. The Company and the Company Board have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company Certificate, Company Bylaws or Laws of the State of Delaware (each, a "Takeover Statute") that is applicable to the Company as a result of the Parties fulfilling their obligations or exercising their rights hereunder.

3.23       Brokers Fees. None of the Company or any of its Subsidiaries nor any of their officers, directors or employees have utilized any broker, finder or financial advisor or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or any other transactions contemplated by this Agreement, other than William Blair & Company, the fees and expenses of which will be paid by the Company.

3.24       No Other Representations or Warranties.

Except for the representations and warranties contained in this Article III, none of the Company, its Affiliates or their respective Representatives makes any representation or warranty, express or implied, at law or in equity, with respect to the Company or its Subsidiaries or their respective businesses, assets or properties, or with respect to any other information provided to Parent, Merger Sub, their Affiliates or their respective Representatives in connection with the transactions contemplated hereby. None of the Company, its Affiliates or their respective Representatives will have or be subject to any liability or indemnification obligation to Parent, Merger Sub, their Affiliates or their respective Representatives resulting from the distribution, or making available, to such Persons, or such Persons' use of, any such information, including any documents, projections, forecasts or other materials made available to Parent or Merger Sub in connection with the transactions contemplated by this Agreement. Each of Parent and Merger Sub hereby acknowledges that the Company makes no representations or warranties except for the representations and warranties contained in Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of Parent and Merger Sub, jointly and severally, hereby represents and warrants to the Company as follows:

4.1       Corporate Organization.

(a)        Each of Parent and Merger Sub is a corporation duly incorporated or otherwise organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate power and authority to own and use its properties and assets and to carry on its business as presently conducted. Neither the Parent nor Merger Sub is in material violation or material default of any of the provisions of its respective certificate of incorporation, bylaws or other equivalent organizational documents. Each of the Parent and Merger Sub is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, does not have or cannot reasonably be expected to result in a Parent Material Adverse Effect, and no Proceeding has been instituted or threatened in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification. True, complete and correct certified copies of the certificate of incorporation and bylaws or other equivalent organizational documents of each of Parent and Merger Sub, as in effect as of the date of this Agreement, have been delivered to the Company.

(b)       As used in this Agreement, the term "Parent Material Adverse Effect" means any circumstance, event, change, effect or development that, individually or in the aggregate, prevents or materially impedes, interferes with, hinders or delays the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement on a timely basis, including the Merger and the Debt Financing.

4.2       Authorization. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the Merger and the Debt Financing. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation of the Merger and the transactions contemplated hereby, have been duly authorized by all necessary action on the part of each of Parent and Merger Sub, and no further action is required on the part of Parent or Merger Sub in connection therewith. The Board of Directors of each of Parent and Merger Sub has determined that this Agreement and the transactions contemplated hereby, including the Merger and the Debt Financing, are advisable and in the best interests of their stockholders, and has approved this Agreement and the transactions contemplated hereby, including the Merger, and Parent, as the sole stockholder of Merger Sub, has adopted this Agreement. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and (assuming due authorization, execution and delivery by the Company) constitutes the valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except (a) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors' rights generally, (b) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (c) insofar as indemnification and contribution provisions may be limited by any applicable Law.

4.3       No Conflicts. The execution, delivery and performance of this Agreement by Parent or Merger Sub and the consummation by Parent or Merger Sub of the Merger and the Debt Financing and the other transactions contemplated hereby do not and will not (a) conflict with or violate any provision of the certificate of incorporation, bylaws or other equivalent organizational documents of Parent or its Subsidiaries, or (b) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a debt of Parent or Merger Sub or otherwise) or other understanding to which Parent or Merger Sub is a party or by which any property or asset of Parent or Merger Sub is bound or affected, or (c) subject to the Requisite Regulatory Approvals, conflict with or result in a violation of any Law applicable to Parent or Merger Sub, or by which any property or asset of Parent or Merger Sub is bound or affected.

4.4       Capitalization.

(a)        The authorized share capital of Parent consists solely of 50,000 shares of common stock, par value US$1.00 per share, of which, as of the date of this Agreement, 100 shares are validly issued and outstanding.

(b)       The authorized capital stock of the Merger Sub consists solely of 10,000 shares of common stock, par value US$0.01 per share, of which, as of the date of this Agreement, 100 shares are validly issued and outstanding.

(c)       Except as disclosed on Schedules 13D filed with the SEC as of the date of this Agreement, neither Parent nor Merger Sub beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Company Common Stock or other securities of the Company or any options, warrants or other rights to acquire any Company Common Stock or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company.

4.5       Consents and Approvals. Assuming that the Filings and Regulatory Approvals referred to in Section 3.6 are duly made and obtained, as applicable, and except for (a) compliance with the applicable requirements of the Exchange Act (including the joining of the Parent and the Merger Sub in the filing of the Schedule 13E-3, the furnishing of the Proxy Statement relating to the Merger and the filing or furnishing of one or more amendments to the Schedule 13E-3 to respond to comments of the SEC, if any, on such documents), (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (c) any Filings or Regulatory Approvals in compliance with the rules of NASDAQ, and (d) Filings or Regulatory Approvals under the HSR Act, no Filings with, or Regulatory Approvals from, any Governmental Entity are necessary in connection with the consummation by Parent or Merger Sub of the Merger and the other transactions contemplated by this Agreement. As of the date of this Agreement, neither Parent nor Merger Sub has knowledge of any reason why the Requisite Regulatory Approvals will not be received on a timely basis.

4.6       Operation and Ownership of Parent and Merger Sub.

(a)        Parent has been formed solely for the purpose of engaging in the transactions contemplated hereby and it has not conducted any business prior to the date of this Agreement and, prior to the Effective Time, will not have engaged in any business activities or conducted any operations, other than pursuant to this Agreement. Mr. Xianfu Han and Mr. Weili He, collectively, as of the date hereof and at the Effective Time, will own, beneficially and of record, one hundred percent (100%) of the outstanding shares of Parent, free and clear of all Liens.

(b)       Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and it has not conducted any business prior to the date of this Agreement and, prior to the Effective Time, will not have engaged in any business activities or conducted any operations, other than pursuant to this Agreement. Parent owns and, at the Effective Time, will own, beneficially and of record, all of the outstanding shares of Merger Sub Common Stock, free and clear of all Liens (other than Liens created pursuant to the Debt Financing).

4.7       Legal Proceedings. There is no Proceeding pending or, to the knowledge of Parent or Merger Sub, threatened in writing against Parent, Merger Sub or any of their respective Affiliates that would reasonably be expected to have a Parent Material Adverse Effect. There is no Judgment outstanding against Parent, Merger Sub or any of their respective Affiliates that would reasonably be expected to have a Parent Material Adverse Effect.

4.8       Parent Information. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub or any of its Subsidiaries for inclusion or incorporation by reference in (a) Schedule 13E-3 will, at the time such document is filed with the SEC, or at any time such document is amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.9       Financing. Prior to the Closing, Parent has delivered to the Special Committee (a) a true and complete copy of the loan facility agreement or equivalent lending arrangement documentation (the "Facility Agreement") entered into between Parent and a reputable financial institution, private equity entity or other investor (the “Lender”) on terms reasonably acceptable to the Special Committee (on behalf of the Company), pursuant to which the Lender has agreed, subject to the terms and conditions set forth therein, to provide or cause to be provided the debt amounts set forth therein for the purposes of financing the transactions contemplated by this Agreement and related fees and expenses (the "Debt Financing") and (b) the executed Rollover Agreement. At and after its delivery to the Special Committee , the Facility Agreement has not been amended or modified, no such amendment or modification is contemplated and none of the commitments contained in the Facility Agreement have been withdrawn, terminated or rescinded in any respect. At and after its delivery to the Special Committee , (i) the Facility Agreement is in full force and effect and is the legal, valid and binding obligations of Parent, Merger Sub and the other parties thereto, (ii) there are no side letters or other agreements, contracts or arrangements related to the funding of the Debt Financing other than as expressly set forth in the Facility Agreement, (iii) Parent has fully paid any and all commitment fees or other fees in connection with the Facility Agreement that are payable by Parent. The net proceeds contemplated by the Debt Financing will be sufficient for Merger Sub and the Surviving Corporation to pay (i) the Exchange Fund and (ii) any other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement upon the terms contemplated hereby and all related fees and expenses associated therewith. At the time the Facility Agreement is delivered to the Special Committee , Parent and Merger Sub do not have any reason to believe that any of the conditions to the Debt Financing will not be satisfied or that the Debt Financing will not be available to Parent or Merger Sub at the Effective Time. The Facility Agreement contains all of the conditions precedent to the obligations of the parties thereunder to make the Debt Financing available to Parent on the terms therein. At and after the time the Facility Agreement is delivered to the Special Committee , no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or Merger Sub or, to the knowledge of Parent, any other parties thereto, under the Facility Agreement.

4.10       Broker's Fees. Neither Parent or any of its Subsidiaries nor any of their respective officers, directors, employees or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or any other transactions contemplated by this Agreement.

4.11       Solvency. Neither the Parent nor Merger Sub has taken any steps to seek protection pursuant to any bankruptcy Law and neither Parent nor Merger Sub has any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any knowledge of any fact which would reasonably lead a creditor to do so. The Parent and Merger Sub, individually and on a consolidated basis, are not as of the date of this Agreement, and immediately after giving effect to the transactions contemplated hereby to occur at the Closing, including the Debt Financing and the payment of the Exchange Fund and all other amounts, fees and expenses required to be paid in connection with the consummation of the transactions contemplated by this Agreement, will not be Insolvent (as defined below). For purposes of this Agreement, "Insolvent" means, with respect to any Person (a) the present fair saleable value of such Person's assets is less than the amount required to pay such Person's total Indebtedness, (b) such Person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (c) such Person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (d) such Person has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted. For the purposes of this Agreement, "Indebtedness" means (i) any liabilities for borrowed money or amounts; (ii) all guaranties, endorsements and other contingent obligations in respect of indebtedness of others, whether or not the same are or should be reflected in the Person's balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (iii) the present value of any lease payments in under leases required to be capitalized in accordance with GAAP.

4.12       Certain Actions. As of the date of this Agreement, other than the Rollover Agreement, there are no agreements (whether oral or written) (i) between Parent, Merger Sub or any of their Affiliates (excluding the Company and its Subsidiaries), on the one hand, and any member of the Company’s management, directors or stockholders, on the other hand, that relate in any way to the transactions contemplated hereby; or (ii) pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company has agreed to vote to approve this Agreement or the Merger or has agreed to vote against any Superior Proposal.

4.13       Buyer Group Contracts. As of the date hereof, other than the Rollover Agreement and any other agreements solely between the Lender and its Affiliates, there are no side letters or other oral or written agreements relating to the transactions contemplated by this Agreement between two or more of the following Persons: Messrs. Xianfu Han and Weili He, the Lender, or any of their respective Affiliates (excluding the Company and its Subsidiaries) (collectively, the "Buyer Group Parties").

4.14       Independent Investigation. Parent and Merger Sub have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries, which investigation, review and analysis were performed by Parent, Merger Sub, their respective Affiliates and Representatives. Each of Parent and Merger Sub acknowledges that it, its Affiliates and its Representatives have been provided adequate access to the personnel, properties, facilities and records of the Company and its Subsidiaries for such purpose. In entering into this Agreement, each of Parent and Merger Sub acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any statements, representations or opinions of any of the Company, its Affiliates or their respective Representatives (except the representations and warranties of the Company contained in Article III).

4.15       Non-Reliance on Company Estimates. The Company has made available to Parent and Merger Sub, and may continue to make available, certain estimates, projections and other forecasts for the business of the Company and its Subsidiaries and certain plan and budget information. Each of Parent and Merger Sub acknowledges that these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other. Further, each of Parent and Merger Sub acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets), and that neither Parent nor Merger Sub is relying on any estimates, projections, forecasts, plans or budgets furnished by the Company, its Subsidiaries or their respective Affiliates and Representatives, and neither Parent nor Merger Sub shall, and shall cause its Affiliates and their respective Representatives not to, hold any such Person liable with respect thereto, other than fraud in connection therewith.

4.16       No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, none of Parent, Merger Sub, their Affiliates or their respective Representatives makes any representation or warranty, express or implied, at law or in equity, with respect to Parent or Merger Sub or their respective businesses, assets or properties, or with respect to any other information provided to the Company, its Affiliates or their respective Representatives in connection with the transactions contemplated hereby. None of Parent, Merger Sub, their Affiliates or their Representatives will have or be subject to any liability or indemnification obligation to the Company, its Affiliates or their Representatives resulting from the distribution, or making available, to such Persons, or such Persons' use of, any such information, including any documents, projections, forecasts or other materials made available in certain "data rooms" or management presentations in connection with the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1       Conduct of Business Prior to the Effective Time. Except for matters set forth in the Disclosure Letter, as expressly contemplated by or permitted by this Agreement or with the written consent of Parent, during the period from the date of this Agreement to the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, the Company shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course in all material respects; (b) use reasonable best efforts to maintain and preserve intact its business organization and business relationships and keep available the services of its current key officers and employees, other than as a result of the public disclosure of this Agreement or the transactions contemplated hereby and; (c) maintain in effect all of its presently existing insurance coverage (or substantially equivalent insurance coverage).

5.2       Company Forbearances.

(a)       During the period from the date of this Agreement to the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except as set forth in the Disclosure Letter, as expressly contemplated by or permitted by this Agreement or as required by an existing agreement of the Company or any Subsidiary, applicable Law or a Governmental Entity, the Company shall not, and shall not permit any of its Subsidiaries to, without the written consent of Parent, which shall not be unreasonably conditioned, withheld or delayed:

(i)       issue, sell, pledge, dispose, encumber, grant, or authorize any shares of Company Common Stock or any other capital stock of the Company or its Subsidiaries other then pursuant to the Equity Incentive Plan;

(ii)       (A) make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (other than dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries or (B) directly or indirectly adjust, split, combine, redeem, reclassify, repurchase or otherwise acquire any shares of its stock (other than repurchases of common stock in the ordinary course of business to satisfy obligations under equity incentive, deferred compensation, employee benefit plans or other similar plans or arrangements);

(iii)       sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances or other dispositions or discontinuances in excess of US$100,000 other than in the ordinary course of business;

(iv)       acquire (including by merger, consolidation or acquisition of stock or assets) all or any portion of the assets, business, deposits or properties of any other entity in excess of US$100,000 other than in the ordinary course of business;

(v)       amend or otherwise change the Company Certificate or the Company Bylaws or amend or otherwise change the equivalent governing documents of any of the Subsidiaries of the Company in any material respect;

(vi)       implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements;

(vii)       grant, or agree to grant in the future, any material increases in the compensation of any of its or its Subsidiaries' directors or executive officers;

(viii)       other than in the ordinary course of business or in accordance with the Equity Incentive Plan (A) grant or increase any severance, change in control, termination or similar compensation or benefits payable to any director, officer or employee, (B) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits under the Equity Incentive Plan, (C) enter into, terminate or materially amend the Equity Incentive Plan or any other bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements between the Company or any Subsidiary and any employee of the Company or any Subsidiary, (D) enter into any employment agreement with any officer or employee of the Company or any Subsidiary of the Company, (E) establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees of the Company or its Subsidiaries or any of their beneficiaries, or (F) issue or grant any options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Company Common Stock or Company Preferred Stock, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Company Common Stock or Company Preferred Stock;

(ix)       incur or guarantee any long-term indebtedness for borrowed money in excess of US$500,000 other than in the ordinary course of business;

(x)       enter into, terminate, modify or amend any Company Contract that calls for annual aggregate payments of US$500,000 or more with a term longer than one (1) year which cannot be terminated without material penalty upon notice of ninety (90) days or less, other than in the ordinary course of business;

(xi)      agree to take any of the actions prohibited by this Section 5.2(a) .

(b)       Notwithstanding anything in Section 5.2(a) or otherwise in this Agreement to the contrary, nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company's or its Subsidiaries' operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' respective operations.

5.3       Parent Forbearances. During the period from the date of this Agreement to the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except as expressly contemplated by or permitted by this Agreement or as required by applicable Law, Parent shall not, and shall not permit any of its Subsidiaries to, without the written consent of Special Committee (on behalf of the Company), take, or agree to take, any action that would reasonably be expected to (i) adversely affect or materially hinder or delay the ability of Parent or Merger Sub to obtain any Requisite Regulatory Approvals or to perform its covenants and agreements under this Agreement or (ii) result in any of the conditions to effect the Merger or the Debt Financing becoming incapable of being satisfied.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1       Proxy Statement and Schedule 13E-3; Stockholder Approvals.

(a)       Subject to Section 6.6, promptly following the date of this Agreement, the Company shall prepare and cause to be filed with the SEC the Proxy Statement relating to the Stockholders' Meeting and the Company and Parent shall jointly prepare and caused to be filed with the SEC the Schedule 13E-3. Each of the Company and Parent shall, and shall cause its Subsidiaries and Representatives to, provide such information specifically for inclusion or incorporation by reference in the Proxy Statement and Schedule 13E-3 as may be necessary or appropriate so that, at the date it is first mailed to the Company's stockholders and at the time of the Stockholders' Meeting or filing with the SEC (as applicable), the Proxy Statement and Schedule 13E-3 will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of the Parties shall use its best efforts so that the Proxy Statement and Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time any information relating to Parent, Merger Sub or the Company or any of their respective Affiliates, officers or directors should become known to Parent, Merger Sub or the Company which should be set forth in an amendment or supplement to the Proxy Statement or Schedule 13E-3, so that any of such documents would not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. The Company agrees to promptly (i) notify Parent of the receipt of any comments from the SEC with respect to the Proxy Statement or Schedule 13E-3 and of any request by the SEC for amendments of, or supplements to, the Proxy Statement or Schedule 13E-3, and (ii) provide Parent with copies of all correspondence between such Party and the SEC with respect to the Proxy Statement and Schedule 13E-3. Prior to filing or mailing (as applicable) the Proxy Statement and Schedule 13E-3 (or any amendment of supplement thereto), or responding to any comments from the SEC with respect thereto, Parent and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement, Schedule 13E-3 and any proposed responses to any SEC comments or communications, and the Company shall consider all additions, deletions or changes suggested thereto by Parent and its counsel in good faith. Each of the Company and Parent shall use its best efforts to resolve all comments from the SEC with respect to the Proxy Statement and Schedule 13E-3 as promptly as reasonably practicable.

(b)       As promptly as reasonably practicable after the Proxy Statement and Schedule 13E-3 shall have been cleared by the SEC, the Company shall (i) establish a record date for, duly call, give notice of, convene and hold the Stockholders' Meeting and (ii) mail a Proxy Statement to the holders of Company Common Stock as of the record date established for the Stockholders' Meeting. Subject to Section 6.6(e), the Company shall include in the Proxy Statement the recommendation of the Company Board that the Company's stockholders adopt this Agreement.

6.2       Best Efforts.

(a)       The Parties shall cooperate with each other and shall, and shall cause each of their respective Subsidiaries or Representatives to, as the case may be, (i) promptly prepare and file all Filings with Governmental Entities that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement (including the Merger); and (ii) use best efforts promptly to (A) obtain all Regulatory Approvals of all Governmental Entities, and to comply with the terms and conditions thereof, and (B) take, or to cause to be taken, all actions, and to do, or to cause to be done, all other things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement in the most expeditious manner practicable (and, in any event, by no later than the End Date). In furtherance and not in limitation of the foregoing, the Parties shall file, or cause to be filed, any required Filings with respect to the Requisite Regulatory Approvals as promptly as practicable after the date of this Agreement. Each Party shall furnish all information reasonably required for any Filing to be made pursuant to this Section 6.2 and shall have the right to review in advance, and each will consult the other on, in each case subject to applicable Laws relating to the confidentiality of information, all of the information relating to such Party or any of its Subsidiaries or Representatives, or otherwise relating to the transactions contemplated by this Agreement, that appears in any such Filing made with, or other written materials submitted to, any Governmental Entity in connection with the transactions contemplated by this Agreement.

(b)       In furtherance and not in limitation of the foregoing, each Party shall, and shall cause its respective Subsidiaries to, take any and all commercially reasonable actions to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned, any Judgment, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing, including vigorously defending any Proceedings, whether judicial or administrative, challenging this Agreement or the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any Governmental Entity vacated or reversed, and (ii) eliminate each and every impediment under any applicable Law so as to enable the Closing to occur as soon as possible, including proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture, licensing or disposition of businesses or assets of Parent, the Company or their respective Subsidiaries or otherwise taking or committing to take actions that limit Parent's or its Subsidiaries' freedom of action with respect to, or their ability to retain, any of their respective businesses or assets or those of the Company or its Subsidiaries, in each case, as may be required in order to avoid the entry of, or to effect the dissolution or lift of, any injunction, temporary restraining order, or other order in any Proceeding, which would otherwise have the effect of preventing or delaying the consummation of the transactions contemplated by this Agreement.

(c)       Each of Parent and the Company shall promptly advise the other regarding any communication from any Governmental Entity or other Person relating to the transactions contemplated by this Agreement, including any communication from any Governmental Entity the approval of which is a Requisite Regulatory Approval, that causes such Party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed. No Party shall consent to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the request of any Governmental Entity without the consent of the other Parties to this Agreement.

6.3       Access to Information.

(a)       From the date of this Agreement until the earlier of the Effective Time or the date on which this Agreement is terminated pursuant to Section 8.1, upon reasonable notice and subject to applicable Laws relating to the confidentiality of information or requirements of Governmental Entities, each Party shall, and shall cause each of its Subsidiaries to, afford the other Party's Representatives reasonable access, during normal business hours, upon reasonable advance notice, to all of its properties, books, contracts, commitments and records as may reasonably be requested by the other Party. Neither the Company, nor Parent, nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (i) jeopardize the attorney-client or other privilege of such Party or such Subsidiaries, (ii) contravene any applicable Law or requirements of Governmental Entities or binding agreement entered into prior to the date of this Agreement, (iii) breach the terms of a confidentiality agreement with a third party (provided, however, that at the request of the other Party, the Party shall use its best efforts to obtain waivers from such third parties), (iv) as reasonably determined by the Company’s counsel, be reasonably likely to result in antitrust difficulties for the Party or (v) result in disclosure of trade secrets of the Company or its Subsidiaries, as reasonably determined by the Company.

(b)       All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into among the Company, the Special Committee and Messrs. Xianfu Han and Weili He, dated as of August 31, 2011 (the "Confidentiality Agreement").

6.4       Indemnification; Advancement of Expenses; Exculpation and Insurance.

(a)       Parent shall, and shall cause the Surviving Corporation to, assume theobligations with respect to all rights to indemnification, advancement of expenses and limitations on, or exculpation from, liabilities, for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matter in connection with the transactions contemplated by this Agreement), now existing in favor of the current or former directors, officers or employees of the Company or any of its Subsidiaries or fiduciaries of the Company or any of its Subsidiaries under benefit plans of the Company and its Subsidiaries (collectively, the "Indemnified Parties"), as provided in the Company Certificate or the Company Bylaws (or equivalent organizational documents of the Company's Subsidiaries), without further action, as of the Effective Time, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with their terms. Without limiting the foregoing, Parent shall cause the certificate of incorporation and bylaws and indemnification or similar agreements of the Surviving Corporation (or any successor) to contain provisions no less favorable to the Indemnified Parties with respect to rights to indemnification, advancement of expenses and limitations on, or exculpation from, liabilities, for acts or omissions than are set forth as of the date of this Agreement in the Company Certificate and the Company Bylaws and indemnification or similar agreements in effect as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification shall be required by applicable Law.

(b)       Without limiting the provisions of Section 6.4(a), following the Effective Time, Parent shall, and shall cause the Surviving Corporation to, jointly and severally indemnify and hold harmless each Indemnified Party, and any Person who becomes an Indemnified Party between the date of this Agreement and the Effective Time, against any costs or expenses (including reasonable attorneys' fees and expenses), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred in connection with any actual or threatened Proceeding, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), to the fullest extent permitted by applicable Law (and Parent and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law); provided that if required by applicable Law, the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification. Notwithstanding anything to the contrary contained in this Agreement, Parent shall not (and Parent shall cause the Surviving Corporation and its other Subsidiaries not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any Proceeding, unless such settlement, compromise, consent or termination includes an unconditional release of all of the Indemnified Parties covered by such Proceeding from all liability arising out of such Proceeding, and does not include an admission of fault or wrongdoing by any Indemnified Party.

(c)       Except as provided below, for at least six (6) years after the Effective Time, (i) Parent shall, and shall cause the Surviving Corporation and its other Subsidiaries to, maintain in full force and effect, on terms and conditions no less advantageous to the Indemnified Parties, or any other Person entitled to the benefit of this Section 6.4, as applicable, than, the existing directors' and officers' liability insurance and fiduciary insurance maintained by the Company as of the date of this Agreement, covering, without limitation, claims arising from facts or events that occurred on or before the Effective Time, including the transactions contemplated hereby (provided that Parent or the Surviving Corporation, as applicable, shall not be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premiums currently paid by the Company on an annualized basis (the "D&O Premium"), but in such case shall purchase as much of such coverage as possible for such amount); and (ii) Parent shall not, and shall not permit the Surviving Corporation or its other Subsidiaries to, take any action that would prejudice the rights of, or otherwise impede recovery by, the beneficiaries of any such insurance, whether in respect of claims arising before or after the Effective Time. In lieu of such insurance, prior to the Effective Time, the Company may, following consultation with Parent, purchase a six (6) year "tail" prepaid policy on such terms and conditions (provided that the premium for such "tail" policy shall not exceed an amount equal to the D&O Premium), in which event Parent shall cease to have any obligations under the first sentence of this Section 6.4(c) .

(d)       The obligations of Parent and the Surviving Corporation and its other Subsidiaries under this Section 6.4 shall not be terminated or modified by such parties in a manner so as to adversely affect any Indemnified Party, or any other Person entitled to the benefit of this Section 6.4, to whom this Section 6.4 applies, without the consent of the affected Indemnified Party or such other Person, as the case may be. If Parent or the Surviving Corporation or any of their respective Subsidiaries or any of their respective successors or assigns shall (i) consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to and assume all of the obligations set forth in this Section 6.4.

(e)       The provisions of this Section 6.4 shall survive the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of Parent and the Surviving Corporation and their respective Subsidiaries, and are (i) intended to be for the benefit of, and will be enforceable by, each Indemnified Party and each other Person entitled to the benefit of this Section 6.4, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

6.5       Stock Exchange Delisting. After the Effective Time, Parent shall use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable under applicable Laws and rules and policies of NASDAQ to delist the Company Common Stock from NASDAQ and the deregistration of the Company Common Stock under the Exchange Act.

6.6       Go-Shop.

(a)        Notwithstanding any other provision of this Agreement to the contrary, from the date of this Agreement until 11:59 p.m. New York City time on the date which is sixty (60) days after the date of this Agreement (the "Go-Shop Period End Date"), the Company and its Subsidiaries and their respective Representatives shall have the right (acting under the direction of the Special Committee) to directly or indirectly (i) initiate, solicit and encourage Alternative Transaction Proposals, including by way of public disclosure and by way of providing access to non-public information to any Person (each a "Solicited Person") pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements; provided, that the Company shall promptly provide to Parent any material non-public information concerning the Company or its Subsidiaries that it has provided to any Solicited Person given such access which was not previously provided to Parent; and (ii) enter into and maintain discussions or negotiations with respect to Alternative Transaction Proposals or otherwise cooperate with, assist or participate in, facilitate, or take any other action in connection with any such inquiries, proposals, discussions or negotiations. Within 48 hours following the Go-Shop Period End Date, the Company shall notify Parent of the material terms and conditions of the Alternative Transaction Proposals (including any amendments or modifications thereof) received from any Excluded Party and the identity thereof. The Company shall immediately cease any discussions with any Person (other than Parent and any Excluded Party) that are ongoing as of the Go-Shop Period End Date and that relate, or may reasonably be expected, to lead to a Company Acquisition Proposal, except as otherwise expressly provided in Sections 6.6(b) and 6.6(c) . As used in this Agreement, the term "Acceptable Confidentiality Agreement" means a confidentiality and standstill agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement and shall not prohibit the Company from providing information to Parent which the Company is required to provide pursuant to Section 6.6(d) .

(b)       The Company agrees that, after the Go-Shop Period End Date until the earlier of the Effective Time or the date on which this Agreement is terminated pursuant to Section 8.1 hereof, it shall not, nor shall it authorize or permit any of its Subsidiaries or any of its or their respective directors, officers, employees, advisors, representatives or agents (collectively, "Representatives") to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly induce an Alternative Transaction Proposal; (ii) provide any material non-public information concerning the Company or its Subsidiaries to any Person in connection with an Alternative Transaction Proposal; or (iii) engage in any discussions or negotiations with any third party concerning an Alternative Transaction Proposal. Notwithstanding the foregoing, the Company may take and continue to take any of the actions described in Section 6.6(a) and, subject to Section 6.6(d), from and after the Go-Shop Period End Date with respect to any Solicited Person that, prior to the Go-Shop Period End Date, has made a bona fide Alternative Transaction Proposal that the Company Board and the Special Committee determines in good faith (after consultation with the Company's outside financial and legal advisors) no later than the Go-Shop Period End Date, constitutes or would reasonably be expected to result in a Superior Proposal (each such Solicited Person, an "Excluded Party") Notwithstanding anything contained in this Section 6.6(b) to the contrary, any Excluded Party shall cease to be an Excluded Party for all purposes under this Agreement immediately at such time as the Alternative Transaction Proposal made by such party is withdrawn, is terminated or expires, or the Company Board and the Special Committee determines in good faith (after consultation with the Company's outside financial and legal advisors) that such Alternative Transaction Proposal ceases to constitute, or ceases to be reasonably likely to lead to, a Superior Proposal (a "Terminated Alternative Transaction Proposal"). At the Go-Shop Period End Date, other than with respect to Persons who at the Go-Shop Period End Date are Excluded Parties, and at any subsequent time with respect to any Person (including a formerly Excluded Party) that has made an Alternative Transaction Proposal that becomes a Terminated Alternative Transaction Proposal, the Company shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with such Person conducted theretofore by the Company, its Subsidiaries or any of their respective Representatives with respect to any Alternative Transaction Proposal and cause to be returned or destroyed all confidential information provided or made available to such Person on behalf of the Company or its Subsidiaries. The Company shall not, and shall cause its Subsidiaries to not, waive any terms of an Acceptable Confidentiality Agreement or any other standstill or similar agreement to which the Company or any of its Subsidiaries is a party.

(c)       Notwithstanding anything to the contrary contained in Section 6.6(b), in the event that, prior to the receipt of Stockholder Approvals, the Company receives an unsolicited Alternative Transaction Proposal that the Special Committee determines in good faith (after consultation with the Company's outside financial and legal advisors) constitutes or could reasonably be expected to result in a Superior Proposal, then the Company may take the following actions:

(i)       furnish information concerning the Company and its Subsidiaries to the Person making such Alternative Transaction Proposal (and its respective Representatives) pursuant to an Acceptable Confidentiality Agreement; and

(ii)       engage in discussions or negotiations (including, as a part thereof, making counterproposals) with such Person (and its Representatives) with respect to such Alternative Transaction Proposal.

(d)       Following the Go-Shop Period End Date, the Company shall promptly (and in any event within forty-eight (48) hours) advise Parent, orally and, as promptly as practicable thereafter, in writing, of (i) any Alternative Transaction Proposal, (ii) any initial request for non-public information concerning the Company or any of its Subsidiaries related to, or from any Person who would reasonably be expected to make an Alternative Transaction Proposal or (iii) any initial request for discussions or negotiations related to any Alternative Transaction Proposal, and in connection with such notice, provide the material terms and conditions thereof and the identity of the Person making such Alternative Transaction Proposal or request. The Company shall keep Parent reasonably informed in all material respects of the status and details (including material amendments to the terms thereof) of such Alternative Transaction Proposal or request received after the Go-Shop Period End Date.

(e)       Except as otherwise provided in this Agreement, after the receipt of the executed Facility Agreement, the Company Board shall not (i) (A) withdraw (or modify in a manner adverse to Parent and Merger Sub), or propose publicly to withdraw (or modify in a manner adverse to Parent and Merger Sub), the Company Board Recommendation or (B) adopt, approve or recommend, or propose publicly to adopt, approve or recommend, any Superior Proposal (any action in this clause (i) being referred to as a "Change of Recommendation") or (ii) adopt, approve or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement (each, a "Company Acquisition Agreement") constituting or related to, or that would reasonably be expected to result in, any Alternative Transaction Proposal (other than an Acceptable Confidentiality Agreement referred to in Section 6.6(b)(i)) . Notwithstanding anything in this Agreement to the contrary, at any time prior to the receipt of Stockholder Approvals, (x) if the Special Committee determines in good faith (after consultation with the Company's outside legal advisors) that the failure to do so could likely be inconsistent with its fiduciary duties under applicable Law, then the Company Board, acting upon the recommendation of the Special Committee, may make a Change of Recommendation; and (y) if the Company Board determines in good faith (after consultation with the Company's outside financial and legal advisors) that an Alternative Transaction Proposal constitutes a Superior Proposal, then the Company may enter into a Company Acquisition Agreement with respect to such Superior Proposal or terminate this Agreement in accordance with Section 8.1(d)(ii) .

(f)       The Company shall not be entitled to effect a Change of Recommendation or terminate this Agreement as permitted under Section 8.1(d)(ii) unless (i) the Company has provided written notice (a "Notice of Alternative Proposal") at least five (5) Business Days in advance to Parent and Merger Sub advising Parent that the Company Board intends to make a Change of Recommendation or enter into a Company Acquisition Agreement with respect to an Alternative Transaction Proposal that either constitutes or could reasonably be expected to constitute a Superior Proposal, as applicable, and specifying the reasons therefor, including the terms and conditions of such Alternative Transaction Proposal that is the basis of the proposed action by the Company Board (including the identity of the Person making the Alternative Transaction Proposal and any financing materials related thereto, if any) and (ii) with respect to an Alternative Transaction Proposal received after the Go-Shop Period End Date, the Company has provided a Notice of Alternative Proposal to Parent, and during the five (5) -Business Day period following Parent's and Merger Sub's receipt of the Notice of Alternative Proposal, the Company shall, and shall cause its Representatives to, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of this Agreement and the Facility Agreement so that such Superior Proposal ceases to constitute a Superior Proposal, and following the end of the five (5) -Business Day period, the Company Board and the Special Committee shall have determined in good faith, taking into account any changes to this Agreement and the Facility Agreement proposed in writing by Parent and Merger Sub in response to the Notice of Alternative Proposal or otherwise, that the Alternative Transaction Proposal giving rise to the Notice of Alternative Proposal continues to constitute a Superior Proposal. Any material amendment to the financial terms or any other material amendment of such Superior Proposal shall require a new Notice of Alternative Proposal and the Company shall be required to comply again with the requirements of this Section 6.6(f)(ii) . For the avoidance of doubt, prior to the receipt of the Facility Agreement on terms reasonably acceptable to the Special Committee (on behalf of the Company), the Company Board shall be entitled to make a Change of Recommendation or enter into a Company Acquisition Agreement at any time after the date of this Agreement.

(g)       Nothing in this Agreement shall restrict the Company from issuing a "stop, look and listen" communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act or taking or disclosing to its stockholders any position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or from making any other disclosure to its stockholders to comply with applicable Law.

(h)       As used in this Agreement, the following terms shall have the following meanings:

(i)       As used in this Agreement, the term "Alternative Transaction Proposal" means any proposal or offer made by any Person (other than Parent, Merger Sub or any Affiliate thereof) to purchase or otherwise acquire, directly or indirectly, in one transaction or a series of transactions, (A) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of twenty percent (20%) or more of any class of equity securities of the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer, exchange offer or similar transaction or (B) any one or more assets or businesses of the Company and its Subsidiaries that constitute twenty percent (20%) or more of the revenues or assets of the Company and its Subsidiaries, taken as a whole.

(ii)       As used in this Agreement, the term "Superior Proposal" means a written Alternative Transaction Proposal on terms which the Company Board and Special Committee determines in good faith (after consultation with the Company's outside legal and financial advisors) to be more favorable to the Company's stockholders from a financial point of view than the terms of this Agreement (taking into account such factors as the Company Board deems appropriate, including any changes to the terms of this Agreement proposed by Parent in response to such offer or otherwise) and to be reasonably capable of being consummated on the terms proposed.

6.7       Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Entity in connection with this Agreement or the transactions contemplated hereby, or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, or could have a Parent Material Adverse Effect, and (b) any Proceedings commenced or, to such Party's knowledge, threatened against, relating to or involving or otherwise affecting such Party or any of its Affiliates which relate to this Agreement or the transactions contemplated hereby.

6.8       Financing.

(a)       Each of Parent and Merger Sub shall use, and cause its Affiliates to use, its best efforts to take, or cause to be taken, all actions and to do, or cause to be done (including, if necessary, enforcement of their respective rights under the Facility Agreement), all things necessary, proper or advisable to consummate and obtain the Debt Financing on terms and conditions reasonably satisfactory to the Special Committee (on behalf of the Company), including using (and causing their Affiliates to use) their respective best efforts to (i) enter into the Facility Agreement as promptly as practicable after the date of this Agreement, (ii) satisfy, or cause their Representatives to satisfy, on a timely basis all conditions applicable to Parent, Merger Sub or their Representatives in such Facility Agreement and (iii) cause the Lender to fund the Debt Financing at the Effective Time. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Facility Agreement, Parent and Merger Sub shall use their respective best efforts to arrange and obtain, as promptly as practicable following the occurrence of such event, alternative financing from alternative sources, on terms not materially less favorable in the aggregate to Parent and Merger Sub (and their respective Affiliates) than those set forth in the Debt Financing as in effect on the date of this Agreement, in an amount sufficient, when added to the portion of the Debt Financing that is available, to consummate the transactions contemplated by this Agreement (the "Alternative Financings"); provided, that, notwithstanding anything to the contrary in this Section 6.8 or in any other provision of this Agreement, in no event shall Parent or Merger Sub be required to amend or waive any of the terms or conditions hereof. Parent shall deliver to the Special Committee (on behalf of the Company) as promptly as practicable (and no later than two Business Days) after such execution, true and complete copies of all agreements or other arrangements pursuant to which any such alternative sources shall have committed to provide any such Alternative Financings (the "Alternative Financing Agreements").Parent and Merger Sub further agree that, any information, including any documents, internal budgets, projections, plans or forecasts of its revenues, or other materials provided to the Lender in connection with the Debt Financing and Alternative Financings shall be provided to the Special Committee at the same time.

(b)       To the extent applicable and subject to the terms and conditions of this Agreement, Parent and Merger Sub shall use their respective best efforts to obtain the Alternative Financing on the terms and conditions described in the Alternative Financing Agreements. Each of Parent and Merger Sub shall use its best efforts to: (i) maintain in effect the Alternative Financing Agreements; (ii) satisfy on a timely basis all conditions in the Alternative Financing Agreements within its control; (iii) cause the financing sources for the Alternative Financing to fund the Alternative Financing at the Effective Time; and (iv) enforce its rights under the Alternative Financing Agreements.

(c)       Neither Parent nor Merger Sub shall permit any amendment or modification to be made to, or consent to any waiver of any provisions or remedy under, the Facility Agreement and if applicable, the Alternative Financing Agreements, if such amendment, modification or waiver (i) reduces the aggregate amount of the Debt Financing (including by changing the amount of fees to be paid or original issue discount) contemplated in the Facility Agreement and if applicable, the Alternative Financing Agreements (unless the Debt Financing is increased by an amount corresponding to such reduction), (ii) imposes new or additional conditions that would reasonably be expected to (x) prevent or materially delay the ability of Parent to consummate the Merger and the other transactions contemplated hereby or (y) adversely impact the ability of Company, Parent or Merger Sub to enforce its rights against the other parties to the Facility Agreement and if applicable, the Alternative Financing Agreements. For purposes of clarification, the foregoing shall not prohibit Parent from amending the Facility Agreement to add additional lender(s) (and Affiliates of such additional lender(s)) as a party thereto. Parent shall not release or consent to the termination of the obligations of the Lender under the Facility Agreement and if applicable, the Alternative Financing Agreements, except for assignments and replacements of an individual lender in connection with any syndication of the Debt Financing or Alternative Financings as expressly contemplated by the Facility Agreement and if applicable, the Alternative Financing Agreements. Parent shall give the Special Committee (on behalf of the Company) notice promptly (i) upon becoming aware of any breach of any material provisions of, or termination by any party to, the Facility Agreement and, if applicable, the Alternative Financing Agreements or (ii) upon the receipt of any written or oral notice or other communication from any Person with respect to any threatened breach or threatened termination by any party to the Facility Agreement and, if applicable, the Alternative Financing Agreements. Parent shall keep the Special Committee (on behalf of the Company) reasonably informed on a reasonably current basis of the status of Parent’s efforts to arrange any Alternative Financing, if applicable.

(d)       The Company shall, and shall cause its Affiliates to, and shall use its reasonable best efforts to cause its Representatives to, use their reasonable best efforts to cooperate with Parent's reasonable requests in connection with the arrangement, consummation and funding or draw-down of the Debt Financing and if applicable, the Alternative Financing; provided that (i) the Company and its Affiliates (as applicable) shall not be required to pay or agree to pay any fees or reimburse any expenses or give any indemnities to any Person and (ii) such cooperation by the Company or its Affiliates (as applicable) shall not be required to the extent such cooperation unreasonably interferes with the Company's or its Affiliates' (as applicable) on-going operations.

(e)       Parent shall, promptly upon termination of this Agreement, (i) reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company in connection with cooperation provided for in Section 6.8(d); and (ii) reimburse the Company and its Representatives for any and all losses suffered or incurred by it in connection with the arrangement of the Debt Financing or, if applicable, the Alternative Financing, and any information utilized in connection therewith (other than information provided by the Company or any of its Subsidiaries). All non-public or otherwise confidential information regarding the Company and its Subsidiaries obtained by Parent, Merger Sub, its Affiliates or their respective Representatives pursuant to this Section 6.8 shall be kept confidential in accordance with the terms of the Confidentiality Agreement. Parent and Merger Sub acknowledge and agree that the Company and its Affiliates and its and their respective Representatives shall not, prior to the Effective Time, incur any liability to any person under any financing that Parent and Merger Sub may raise in connection with the transactions contemplated by this Agreement or any cooperation provided pursuant to this Section 6.8.

6.9       Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Parties shall use their best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any of the other transactions contemplated by this Agreement and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary (including, in the case of the Company and the Company Board, grant all necessary approvals) so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

6.10       Resignations. To the extent requested by Parent in writing at least three (3) Business Days prior to Closing, on the Closing Date, the Company shall use reasonable best efforts to cause to be delivered to Parent duly signed resignations, effective as of the Effective Time, of the directors and officers of the Company and the Subsidiaries designated by Parent.

6.11       Participation in Litigation. Prior to the Effective Time, Parent shall give prompt notice to the Special Committee (on behalf of the Company), and the Company shall give prompt notice to Parent, of any Proceedings commenced against such Party which relate to this Agreement and the transactions contemplated hereby. The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and/or its directors relating to the transactions contemplated hereby, and no such litigation shall be settled without Parent's prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.12       Publicity. Each of the Company, Parent and Merger Sub shall consult with the other prior to issuing any press release or making other similar public disclosures with respect to this Agreement, the Merger or the other transactions contemplated hereby and prior to making any filings with any Governmental Entity with respect thereto, except as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or national market system on which such Party's securities are listed or traded, in which case the Party required to make the release or other similar public disclosure or filing shall consult with each other Party to the extent practicable. The Parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in a form heretofore agreed to by the Parties.

6.13       Merger Sub. Parent will take all actions necessary to (a) cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and (b) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement, or incur or guarantee any indebtedness other than the Debt Financing.

6.14       Knowledge of Inaccuracies. Each of Parent and Merger Sub shall promptly notify the Special Committee (on behalf of the Company) if at any time before the Closing, Parent or Merger Sub becomes aware of any material inaccuracy in any of the representations and warranties made by the Company under this Agreement; provided that such notification shall be for informational purposes only, and a failure to provide such notification shall not be grounds for termination pursuant to Section 8.1(e)(i) .

6.15       Employee Matters. At Closing, Parent shall provide each current employee who continues to work for the Company and its Subsidiaries with a level of compensation and employee benefits that is generally no less favorable in the aggregate than the level of compensation and employee benefits provided to such employees immediately prior to the Closing Date, subject to market adjustments in the ordinary course. The welfare plans of the Parent or its Affiliates, including, following the Closing Date, the Company, applicable to each employee of the Company and its Subsidiaries (i) shall not contain any exclusions for pre-existing medical or health conditions (to the extent the conditions had been covered under the Company plans as of the Closing Date) and (ii) shall credit each employee for the plan year of the Company in which the Closing Date occurs with all deductibles and co-payments applicable to the portion of such plan year occurring prior to the Closing Date. In addition, each employee of the Company and its Subsidiaries shall receive credit for services with the Company, its Subsidiaries and their Affiliates and predecessors under the Surviving Corporation’s employee benefit plans for purposes of eligibility, vesting and benefit accrual; provided, however, that in no event shall such credit result in the duplication of benefits or the funding thereof.

6.16       No Amendment to the Buyer Group Contracts. Except as expressly permitted in Section 6.8, Parent and Merger Sub shall not, and shall cause the Buyer Group Parties not to (i) amend, modify, withdraw or terminate any Buyer Group Contract or (ii) enter into or modify any other agreement relating to the transactions contemplated by this Agreement.

ARTICLE VII

CONDITIONS PRECEDENT

7.1       Conditions to Each Party's Obligation To Effect the Merger. The respective obligations of the Parties to consummate the Merger shall be subject to the satisfaction or waiver (to the extent permissible under applicable Law) by Parent and the Special Committee (on behalf of the Company) prior to the Effective Time of the following conditions:

(a)       Stockholder Approvals. The Stockholder Approvals shall have been obtained.

(b)       No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other Law preventing or making illegal the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect.

(c)       Regulatory Approvals. Each of the approvalsrequired to consummate the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated (collectively, the "Requisite Regulatory Approvals").

7.2       Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the Merger is also subject to the satisfaction, or waiver (to the extent permissible under applicable Law) by Parent, at or prior to the Effective Time, of the following conditions:

(a)       Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects, except for such failures to be true and correct as would not reasonably be expected to have, in the aggregate, a Material Adverse Effect both as of the date of this Agreement and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be so true and correct as of such date) and disregarding for this purpose all qualifications or limitations set forth in any representations or warranties as to "materiality," "Material Adverse Effect" and words of similar import. Parent and Merger Sub shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to the foregoing effect.

(b)       Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Parent and Merger Sub shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to such effect.

(c)       No Material Adverse Effect. Since the date of this Agreement, there shall not have been any effect, change, event or occurrence that has had or would reasonably be expected to have a Material Adverse Effect; and Parent and Merger Sub shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to such effect.

7.3       Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is also subject to the satisfaction or waiver (to the extent permissible under applicable Law) by the Company at or prior to the Effective Time of the following conditions:

(a)       Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects both as of the date of this Agreement and as of the Effective Time except for such failures to be true and correct as would not reasonably be expected to have, in the aggregate, a Parent Material Adverse Effect, both as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be so true and correct as of such date) and disregarding for this purpose all qualifications or limitations set forth in any representations or warranties as to "materiality," "Material Adverse Effect" and words of similar import. The Company shall have received a certificate signed on behalf of Parent by a senior executive officer of Parent to the foregoing effect.

(b)       Performance of Obligations of Parent. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent by a senior executive officer of Parent to such effect.

(c)       No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have been any effect, change, event or occurrence that has had or would reasonably be expected to have a Parent Material Adverse Effect; and Company shall have received certificates signed on behalf of the Parent and by a senior executive officer of Parent to such effect.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1       Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the receipt of Stockholder Approvals:

(a)       by the mutual written agreement of the Company and Parent duly authorized by their boards of directors (in the case of the Company, acting upon the recommendation of the Special Committee);

(b)       by either the Company or Parent, if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and non-appealable or any Governmental Entity of competent jurisdiction shall have issued a final order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger contemplated by this Agreement; provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the primary cause of, primarily resulted in or materially contributed to such denial of approval, order, injunction or decree;

(c)       by either the Company or Parent if (i) the Merger shall not have been consummated on or before June 30, 2012 (as may be extended pursuant to this Section 8.1(c), the "End Date"); provided that the right to terminate this Agreement under this Section 8.1(c)(i) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the primary cause of, primarily resulted in or materially contributed to the failure of the Closing to occur by such date; provided, further, that, if as of the Business Day immediately preceding the End Date (without any extension thereto, or in the event any Party has extended the End Date pursuant to this Section 8.1(c), as of the Business Day immediately preceding the end of such extension) the condition in Section 7.1(c) has not been satisfied or waived, and all other conditions set forth in Article VII have been satisfied or waived (or, in the case of those conditions that by their nature may only be satisfied at the Closing, such conditions would be satisfied if such Business Day were the Closing Date), then the Company or Parent may extend the End Date for periods of additional 30 calendar days, by delivery to the other Parties of written notice of such extension signed by a senior executive officer of the Company or Parent, as applicable; or (ii) the Stockholders' Meeting (including any adjournments or postponements thereof) shall have concluded and the Stockholder Approvals contemplated by this Agreement shall not have been obtained;

(d)       by the Special Committee (on behalf of the Company):

(i)       if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) has given rise to or would give rise to the failure of a condition set forth in Section 7.3(a) or 7.3(b) and (B) is incapable of being cured or, if capable of being cured, is not cured by Parent or Merger Sub, as applicable, within thirty (30) calendar days following receipt of written notice of such breach or failure to perform from the Company (or, if the End Date is less than thirty (30) calendar days from the date of receipt of such notice, by the End Date); provided, however, that the right to terminate this Agreement under this Section 8.1(d)(i) shall not be available to the Company if a material breach of this Agreement by the Company has been the primary cause of, primarily resulted in or materially contributed to the failure of any such condition capable of satisfaction;

(ii)       if the Company enters into a Company Acquisition Agreement relating to a Superior Proposal after paying to Parent the Company Termination Fee payable pursuant to Section 8.3(b);

(iii)       if (A) all the conditions to Closing set forth in Section 7.1 and Section 7.2 have been waived or satisfied (other than those conditions that by their nature are to be satisfied at Closing); (B) Parent and Merger Sub fail to complete the Closing within two (2) Business Days following the date the Closing should have occurred; (C) the Company stands ready and willing to consummate the Merger at such time; and (D) the Company shall have given Parent written notice of at least one (1) Business Day prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(d)(iii); or

(iv)       At any time for any reason prior to the receipt by the Company of a copy of the executed Facility Agreement.

(e)        by Parent, if:

(i)       the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) has given rise to or would give rise to the failure of a condition set forth in Section 7.2(a) or 7.2(b) of this Agreement and (B) is incapable of being cured or, if capable of being cured, is not cured by the Company within thirty (30) calendar days following receipt of written notice of such breach or failure to perform from Parent (or, if the End Date is less than thirty (30) calendar days from the date of receipt of such notice, by the End Date); provided, however, that the right to terminate this Agreement under this Section 8.1(e)(i) shall not be available to Parent (1) if a material breach of this Agreement by Parent or Merger Sub has been the primary cause of, primarily resulted in or materially contributed to the failure of any such condition capable of satisfaction or (2) to the extent either Mr. Xianfu Han, Chairman and Chief Executive Officer of the Company, or Mr. Weili He, Vice Chairman and Chief Operating Officer of the Company, has actual knowledge of any breach of representation or warranty by the Company on or prior to the date of this Agreement (provided that Mr. Xianfu Han and Mr. Weili He shall be deemed to have made diligent inquiry of those employees, agents, consultants or other Persons whom they reasonably believe could have knowledge of the matters represented); or

(ii)       the Company Board effects and has not withdrawn a Change of Recommendation.

The Party desiring to terminate this Agreement pursuant to clause (b), (c), (d), or (e) of this Section 8.1 shall give written notice of such termination to the other Party in accordance with Section 9.2, specifying the provision(s) hereof pursuant to which such termination is being effected.

8.2       Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of the Company, Parent, any of their respective Subsidiaries or any of their respective Representatives, shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated hereby, except that (a) Sections 6.3(b), 6.13 (only with respect to any press release or public disclosures of the termination of this Agreement and not any other press releases issued or public disclosures made thereafter), 8.2 and 8.3, Article IX, the expenses and other reimbursement provisions of Section 6.8(e) shall survive any termination of this Agreement, and (b) no Party shall be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of this Agreement.

8.3       Fees and Expenses.

(a)       Except as otherwise provided in this Section 8.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger or any of the other transactions contemplated by this Agreement are consummated.

(b)       In the event that (i) the Company terminates this Agreement pursuant to Section 8.1(d)(ii); (ii) (A) after the Go-Shop Period End Date and the receipt of the Facility Agreement, and prior to the Stockholders' Meeting, any Person shall have made an Alternative Transaction Proposal, which proposal has been publicly disclosed and not withdrawn, and thereafter the Company or Parent terminates this Agreement pursuant to Section 8.1(c)(i) or Section 8.1(c)(ii), and (B) within twelve (12) months after such termination, such Alternative Transaction Proposal shall have been consummated or any definitive written agreement with respect to such Alternative Transaction Proposal shall have been entered into; or (iii) Parent terminates this Agreement pursuant to Section 8.1(e)(i) or Section 8.1(e)(ii), then the Company shall pay Parent a fee in the amount of US$500,000 (the "Company Termination Fee") no later than five (5) Business Days after such termination, in the case of a termination described in clause (i) or (iii) above, or no later than five (5) Business Days after such the consummation of such transaction or the execution of such definitive written agreement, in the case of a termination described in clause (ii) above. Notwithstanding the foregoing, in no event shall the Company be required to pay the Company Termination Fee on more than one (1) occasion or (y) if, at the time this Agreement is terminated, this Agreement could have been terminated by the Company pursuant to Section 8.1(d)(i) . The Parties agree that the payment of the Company Termination Fee shall constitute liquidated damages and not a penalty and shall be the sole and exclusive remedy available to Parent with respect to this Agreement and the transactions contemplated hereby in the event any such payment becomes due and payable pursuant to this Section 8.3(b) upon termination of this Agreement and, upon payment of the Company Termination Fee, that the Company, its Subsidiaries and any of their respective Representatives shall have no further liability to Parent, its Subsidiaries or any of their respective Representatives hereunder.

(c)       In the event that (i) the Company terminates this Agreement pursuant to Sections 8.1(d)(i) or 8.1(d)(iii) or (ii) the Company terminates this Agreement pursuant to Section 8.1(d)(iv) after the date which is sixty (60) days after the date of this Agreement, then, subject to Section 8.3(d), Parent, or, at the request of the Company, Mr. Xianfu Han and Mr. Weili He on a joint and several basis, shall pay a termination fee to the Company in an amount equal to US$1,500,000 (the "Parent Termination Fee") no later than five Business Days after such termination. Notwithstanding the foregoing, in no event shall the Parent be required to pay the Parent Termination Fee on more than one (1) occasion. The Parties, Mr. Xianfu Han and Mr. Weili He agree that the payment of the Parent Termination Fee shall constitute liquidated damages and not a penalty and shall be the sole and exclusive remedy available to the Company with respect to this Agreement and the transactions contemplated hereby in the event any such payment becomes due and payable pursuant to this Section 8.3(c) upon termination of this Agreement by the Company and, upon payment of the Parent Termination Fee, that Parent, its Subsidiaries and any of their respective Representatives shall have no further liability to the Company, its Subsidiaries and any of their respective Representatives hereunder.

(d)       In the event that the Company terminates this Agreement pursuant to Section 8.1(d)(iv) after the date which is ninety (90) days after the date of this Agreement, the Parent Termination Fee will be increased from US$1,500,000 to US$2,500,000.

(e)       The payments of the Company Termination Fee and the Parent Termination Fee contemplated by Sections 8.3(b) and 8.3(c), respectively, shall be made by wire transfer of immediately available funds to an account designated by Parent or the Company, as applicable, and shall be reduced by any amounts required to be deducted or withheld therefrom under applicable Law in respect of taxes. The Company, Parent, Mr. Xianfu Han and Mr. Weili He acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, none of Parties hereto would enter into this Agreement. In the event that any of the Company, Parent, Mr. Xianfu Han and Mr. Weili He fails to pay when due any amounts payable under this Section 8.3, then such Party shall (i) indemnify the other Parties for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in connection with the collection of such overdue amount, and (ii) pay to the other Parties interest on such overdue amount (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to three percent (3%) plus the prime rate published in The Wall Street Journal on the date such payment was required to be made.

8.4       Amendment. Subject to the applicable provisions of the DGCL, at any time prior to the Effective Time, the Parties may modify or amend this Agreement, with the approval of the boards of directors of the Parties at any time; provided, however, that (a) in the case of the Company, the Company Board, acting upon the recommendation of the Special Committee, has unanimously approved such amendment in writing, and (b) after the Stockholder Approvals have been obtained, no amendment shall be made which changes the Merger Consideration or adversely affects the rights of the Company's stockholders hereunder or is otherwise required under any applicable Law to be approved by such stockholders without, in each case, the approval of such stockholders.

8.5       Extension; Waiver. At any time prior to the Effective Time, any Party may, to the extent permitted under applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or (c) waive compliance with any of the agreements or conditions of the other Party contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. For the purpose of this Section 8.5, Parent and Merger Sub collectively shall be deemed to be one Party.

ARTICLE IX

GENERAL PROVISIONS

9.1       Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants or agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 2.2 (Exchange Procedures), 2.3 (Termination of Exchange Fund), 2.4 (Lost, Stolen or Destroyed Certificates), 6.3(b) (Access to Information), 6.4 (Indemnification; Advancement of Expenses; Exculpation and Insurance) and this Article IX, and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part on or after the Effective Time, which shall survive the consummation of the Merger until fully performed.

9.2       Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)

 if to the Company, to:

China Advanced Construction Materials Group, Inc.
9 North West Fourth Ring Road
Yingu Mansion Suite 1708
Haidian District, Beijing
People’s Republic of China 100190
Attention:       Ms. Zhang Wei
Facsimile:       +86.10.8252.5354

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
30/F, China World Office 2
No. 1, Jian Guo Men Wai Avenue, Beijing
People's Republic of China, 100004
Attention: Peter X. Huang
Facsimile: +86.10.6535.5577

and a copy to:

Pillsbury Winthorp Shaw Pittman LLP
Suite 4201, Bund Center
222 Yan An Road East, Huangpu District
Shanghai, 200002
Attention: Woon-Wah Siu
Facsimile: +86.21.6137.7900

if to Parent or Merger Sub, to:

9 North West Fourth Ring Road
Yingu Mansion Suite 1708
Haidian District, Beijing
People’s Republic of China 100190
Attention: Mr.Xianfu Han
Facsimile: +86.10.8252.5354

with a copy to:

Squire, Sanders & Dempsey (US) LLP
Suite 1207, 12th Floor
Shanghai Kerry Centre
1515 Nanjing Road West, Shanghai
People’s Republic of China 200040

Attention:      James Hsu
Facsimile:      +86.21.6103.6363

9.3       Interpretation.

(a)       When a reference is made in this Agreement to Articles, Sections, Exhibits or Sections of the Disclosure Letter, such reference shall be to an Article, Section, Exhibit or Section of the Disclosure Letter to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein," "hereby," "herewith," "hereto" and "hereunder" and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. All Sections of the Disclosure Letter and Exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement.

(b)       The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

9.4       Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that any term, provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the Parties that such provision, covenant or restriction be enforced to the maximum extent permitted.

9.5       Entire Agreement. This Agreement (including the Rollover Agreement, the Disclosure Letter and the other documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement.

9.6       Governing Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware applicable to contracts made and performed entirely within such state, without regard to any applicable conflicts of law principles. The Parties agree that any Proceeding brought by any Party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of Delaware. Each of the Parties submits to the jurisdiction of any such court in any Proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby, and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such Proceeding. Each Party irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum.

9.7       Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the Parties and their respective successors and assigns. The Parties hereby agree that, except as otherwise provided herein (including Section 6.4), this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.5 without notice or liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Accordingly, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.8      Specific Performance. Notwithstanding anything in this Agreement to the contrary, the Parties agree that immediate, extensive and irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, the Parties agree that, if for any reason Parent, Merger Sub or the Company shall have failed to perform its obligations under this Agreement, then the Party seeking to enforce this Agreement against such nonperforming Party under this Agreement shall be entitled to specific performance and the issuance of immediate injunctive and other equitable relief without the necessity of proving the inadequacy of money damages as a remedy, and the Parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to and not in limitation of any other remedy to which they are entitled at Law or in equity or pursuant to this Agreement. Without limiting the foregoing, each of the Parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the Parties. Each of the Parties hereby further acknowledges and agrees that the existence of any other remedy contemplated by this Agreement shall not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief and agrees that in the event of any action by the other Party for specific performance or injunctive relief, it will not assert that a remedy at Law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds. Any such remedies, and any and all other remedies provided for in this Agreement, shall be cumulative in nature and not exclusive and shall be in addition to any other remedies whatsoever which any Party may otherwise have. Notwithstanding anything herein to the contrary, the Parties agree that the Company shall be permitted or entitled to seek an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s obligation to cause the Lender to fund the Debt Financing at the Effective Time. For the avoidance of doubt, while the Company may pursue both a grant of specific performance and the payment of the Parent Termination Fee under Section 8.3(c), under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance that results in the Closing and payment of all or any portion of the Parent Termination Fee.

9.9       WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENTS OR INSTRUMENTS REFERRED TO IN THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

9.10       Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that each Party need not sign the same counterpart.

9.11       Telecopy Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more Parties to this Agreement, and an executed copy of this Agreement may be delivered by one or more Parties to this Agreement by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such Party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any Party to this Agreement, all Parties to this Agreement agree to execute an original of this Agreement, as well as any facsimile, telecopy or other reproduction of this Agreement.

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

NOVEL GAIN HOLDINGS LIMITED

By: /s/ Xianfu Han
Name: Xianfu Han
Title: Director

CACMG ACQUISITION, INC.

By: /s/ Xianfu Han
Name: Xianfu Han
Title: President

CHINA ADVANCED CONSTRUCTION
MATERIALS GROUP, INC.

By: /s/ Tao Jin
Name: Tao Jin
Title: Director

Solely for the purpose of agreeing to Section 8.3(c)
and Section 8.3(e) of this Agreement

XIANFU HAN

By: /s/ Xianfu Han

Signature Page to the Merger Agreement

Solely for the purpose of agreeing to Section 8.3(c)
and Section 8.3(e) of this Agreement

WEILI HE

By: /s/ Weili He

Signature Page to the Merger Agreement

ANNEX B – FINANCIAL ADVISOR OPINION

ANNEX C – SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

Appraisal rights

(a)    Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)    Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)    Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)    Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.    Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.    Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.    Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.    Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)    In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)    Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)    Appraisal rights shall be perfected as follows:

(1)    If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if one of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)    If the merger or consolidation was approved pursuant to § 228, § 253 or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if one of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)    Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)    At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)    After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)    From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

THERE ARE THREE WAYS TO VOTE: BY INTERNET, TELEPHONE OR MAIL

Internet and telephone voting is available 24 hours a day, 7 days a week through
11:59 PM Eastern Time the day prior to the special meeting date.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET	TELEPHONE	MAIL
[ ]	[ ]
Go to the website listed above.	Use any touch-tone telephone.	Mark, sign and date your proxy card.

Have your proxy card ready.	Have your proxy card ready.	Detach your proxy card.

Follow the simple instructions that	Follow the simple recorded	Return your proxy card in the
appear on your computer screen.	instructions.	postage-paid envelope provided.

Please Vote, Sign, Date and Return Promptly in the Enclosed Postage-Paid Envelope

(Continued from the Other Side)

▼DETACH PROXY CARD HERE TO VOTE BY MAIL▼

The Board of Directors, acting on the unanimous recommendation of the special committee composed entirely of independent directors, recommends a vote “FOR” the adoption of the merger agreement and a vote “FOR” Proposal 2.

		FOR	AGAINST	ABSTAIN
1.	To adopt the Agreement and Plan of Merger, dated October 24, 2011, (the	[ ]	[ ]	[ ]
“merger agreement”) with Novel Gain Holdings Limited, a British Virgin
Islands Company (“Parent”), CACMG Acquisition, Inc., a Delaware
Corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Mr.
Xianfu Han and Mr. Weili He providing for the merger of Merger Sub with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent.
		FOR	AGAINST	ABSTAIN
2.	To approve the adjournment or postponement of the special meeting, if	[ ]	[ ]	[ ]
necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Note: Please sign your name exactly as it appears hereon. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such, and, if signing for a corporation, give your title. When shares are in the names of more than one person, each should sign.

Dated: _______________________________

Signature: ____________________________

Title or Authority: ______________________

Signature (if held jointly): _________________

PRELIMINARY PROXY MATERIAL SUBJECT TO COMPLETION

SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [  ], 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints [  ], as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of common stock of China Advanced Construction Materials Group, Inc. (the “Company”) held of record by the undersigned on [  ], at the Special Meeting of Stockholders to be held at [  ], local time, on [  ], 2012, at [  ] or any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSALS LISTED ON THE REVERSE SIDE. IF OTHER MATTERS THAN THE PROPOSALS LISTED ON THE REVERSE SIDE ARE PRESENTED AT THE SPECIAL MEETING, THE PERSONS NAMED ABOVE WILL VOTE IN ACCORDANCE WITH THEIR BEST JUDGMENT WITH RESPECT TO THOSE MATTERS.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE OR VOTE BY INTERNET OR TELEPHONE FOLLOWING THE INSTRUCTIONS ON THE REVERSE SIDE.

(Continued and to be signed on the Reverse Side)